Black Creek Diversified Property Fund Inc. S-11

Exhibit 10.36

MEZZANINE LOAN AGREEMENT

Dated as of October 19, 2017

Between

DPF 655 MONTGOMERY MEZZ LLC,
as Borrower

and

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC,
as Agent

and

THE LENDERS NAMED HEREIN,
as Lenders

TABLE OF CONTENTS

		Page

ARTICLE 1.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1	Definitions	2
Section 1.2	Principles of Construction	31

ARTICLE 2.

THE LOAN

Section 2.1	The Loan	31
Section 2.2	Interest Rate	32
Section 2.3	Loan Payments; Extension of Maturity Date	35
Section 2.4	Prepayments	37
Section 2.5	Withholding Taxes	39
Section 2.6	Non-Confidentiality of Tax Treatment	43

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

Section 3.1	Borrower Representations	44
Section 3.2	Survival of Representations	66

ARTICLE 4.

BORROWER COVENANTS

Section 4.1	Borrower Affirmative Covenants	66
Section 4.2	Borrower Negative Covenants	81

ARTICLE 5.

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1	Insurance	86
Section 5.2	Casualty and Condemnation	87

ARTICLE 6.

RESERVE FUNDS AND CASH MANAGEMENT

Section 6.1	Reserve Funds	89

-i-

Section 6.2	Security Interest in Reserve Funds and Interest on Reserve Funds	90
Section 6.3	Cash Management	91

ARTICLE 7.

PROPERTY MANAGEMENT AND LEASING AGREEMENTS

Section 7.1	The Management Agreement	92
Section 7.2	Prohibition Against Termination or Modification of Management Agreement	92
Section 7.3	Replacement of Manager	93

ARTICLE 8.

PERMITTED TRANSFERS

Section 8.1	Permitted Transfers of Equity Interests	93

ARTICLE 9.

SALE OF LOAN OR COMPONENTS

Section 9.1	Sale of Loan or Components	96
Section 9.2	Cooperation Costs and Expenses	97
Section 9.3	Servicing Expenses	97
Section 9.4	Mezzanine Option	98

ARTICLE 10.

DEFAULTS

Section 10.1	Event of Default	99
Section 10.2	Remedies	102
Section 10.3	Right to Cure Defaults	104
Section 10.4	Remedies Cumulative	104
Section 10.5	Power of Attorney	105

ARTICLE 11.

MISCELLANEOUS

Section 11.1	Successors and Assigns	105
Section 11.2	Lender’s Discretion	105
Section 11.3	Governing Law	105
Section 11.4	Modification, Waiver in Writing	107
Section 11.5	Delay Not a Waiver	107
Section 11.6	Notices	107
Section 11.7	Trial by Jury	108

ii

SCHEDULES

Schedule I	– Rent Roll
Schedule II	– [Intentionally Omitted]
Schedule III	– Organizational Chart
Schedule IV	– [Intentionally Omitted]
Schedule V	– Ratable Shares

Schedule 3.1.17	– Insurance Rep Exceptions
Schedule 3.1.22	– Leasing Rep Exceptions

iii

MEZZANINE LOAN AGREEMENT

THIS MEZZANINE LOAN AGREEMENT, dated as of October 19, 2017 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is between DPF 655 MONTGOMERY MEZZ LLC, a Delaware limited liability company, having an address at c/o Black Creek Diversified Property Fund Inc., 518 17th Street, 17th Floor, Denver, Colorado 80202(together with its permitted successors and permitted assigns, “Borrower”) and MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company (“MSMCH”), having an office at 1585 Broadway, New York, New York 10036, as administrative agent (including any of its successors and assigns, “Agent”) for MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, having an office at 1585 Broadway, New York, New York 10036, and the other Lenders signatory hereto (collectively, together with such other co-lenders as may exist from time to time, “Lender” or “Lenders”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S E T H:

WHEREAS, Borrower desires to obtain the Loan (defined herein) from Lenders;

WHEREAS, Lenders are willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents;

WHEREAS, pursuant to a certain Loan Agreement dated as of September 6, 2017 each of the financial institutions initially a signatory thereto and each other financial institution who may become a Lender pursuant to the terms thereof (together with their successors and permitted assigns, each a “Mortgage Lender” and, collectively, “Mortgage Lenders”), acting by and through Morgan Stanly Mortgage Capital Holdings LLC, a New York limited liability company, as administrative agent, for the benefit of Lenders (in such capacity, together with its successors and/or assigns in such capacity, “Mortgage Agent”), have made a loan in the original principal amount of up to $110,600,000.00 (the “Mortgage Loan”) to DPF 655 Montgomery LP, a Delaware limited partnership (together with its permitted successors and/or assigns, “Mortgage Borrower”) pursuant to a Loan Agreement dated September 6, 2017 between Mortgage Borrower, Mortgage Agent and Mortgage Lenders (the “Original Mortgage Loan Agreement”). On the date hereof, the Original Mortgage Loan Agreement is being amended and restated pursuant to that certain Amended and Restated Loan Agreement by and between Mortgage Agent, Mortgage Lender, and Mortgage Borrower, dated as of the date hereof (the “Mortgage Loan Agreement”);

WHEREAS, the Mortgage Loan is also evidenced by a Promissory Note dated September 6, 2017, made by Mortgage Borrower to Morgan Stanley Bank, N.A. (as amended, supplemented or otherwise modified from time to time, the “Mortgage Note”) and secured by, among other things, the Mortgage (defined herein), pursuant to which Mortgage Borrower has granted the Mortgage Agent for the benefit of Mortgage Lenders, a first priority mortgage on, among other things, the real property and other collateral as more fully described in the Mortgage (collectively, the “Property”);

WHEREAS, Borrower is the legal and beneficial owner of (i) 99.5% of the limited partnership interests in Mortgage Borrower and (ii) 100% of the membership interests in DPF 655 Montgomery GP LLC, a Delaware limited liability company (the “General Partner”) (clauses (i) and (ii), individually and collectively, as the context may require, the “Pledged Company Interests”);

WHEREAS, simultaneously with the making of the Loan on the date hereof, Borrower will make a capital contribution to Mortgage Borrower in the amount of the Loan and Mortgage Borrower will use such capital contribution to pay down the Mortgage Loan in the amount of $14,600,000.00, such that the outstanding principal amount under the Mortgage Loan as of the date hereof shall be up to $96,000,000.00; and

WHEREAS, as a condition precedent to the obligation of Lenders to make the Loan to Borrower, Borrower has entered into that certain Pledge and Security Agreement, dated as of the date hereof, in favor of Agent for the benefit of Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which Borrower has granted to Agent, for the benefit of Lenders, a first priority security interest in the Collateral (as defined in the Pledge Agreement), as collateral security for the Debt (as defined below).

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

Article 1.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1       Definitions. For all purposes of this Agreement, except as otherwise expressly provided:

“Acceptable Person” shall mean a Person that (a) has never been convicted of a felony, (b) has never been convicted for a violation of Prescribed Laws and are not Embargoed Persons, (c) has not, within the past seven (7) years, been the subject of a proceeding under the Bankruptcy Code except any involuntary proceedings that have been discharged and (d) has no outstanding judgments which would have a material adverse effect on such Person’s ability to perform its obligations, if any, under the Loan Documents.

“Accounts” shall mean any account established by this Agreement or the other Loan Documents (including, without limitation, any Substitute Cash Management Accounts and any accounts containing Substitute Reserves).

“Act” shall have the meaning set forth in Section 3.1.24(cc)(v).

“Action for Partition” shall have the meaning set forth in Section 4.2.1.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than forty percent (40%) of such Person or is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any managing agent of the Property in which Borrower, Mortgage Borrower, Guarantor, any SPE Party (if any) or any Affiliate of such entities has, directly or indirectly, any legal, benef icial or economic interest.

“Agent” shall mean Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, together with its permitted successors and assigns acting in its capacity as administrative agent to the Lenders hereunder and under the other Loan Documents.

“Agent’s Register” shall have the meaning set forth in Section 11.27(e).

“Agreement Concerning Interests” shall have the meaning set forth in the definition of Reciprocal Easement Agreement herein.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean two percent (2%) of the sum of (i) Total Advanced Mortgage Loan Amount and (ii) the outstanding principal balance of the Loan.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth Mortgage Borrower’s good faith estimate of Operating Income, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year.

“Applicable Interest Rate” shall mean either (i) the LIBOR Interest Rate plus the Spread with respect to any period when the Loan is a LIBOR Loan or (ii) the Substitute Rate plus the Substitute Spread with respect to any period when the Loan is a Substitute Rate Loan.

“Applicable Lenders” shall mean, at any time, a Lender or Lenders owed more than sixty-six and two-thirds percent (66⅔%) of the then aggregate unpaid principal amount of the Loan, after subtracting the interest or interests owned by any Defaulting Lender(s), Agent and Affiliates of Agent.

“Applicable Lending Office” shall mean the “lending office” of each Lender (or of an Affiliate of such Lender) designated for such Lender on the signature page hereof or such other office of Lender (or an Affiliate of Lender) as each Lender may from time to time specify to Borrower in writing as the office by which the Loan is to be made and/or maintained by such Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.6(e).

“Approved Independent Manager/Director Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation or, if none of those companies is then providing professional independent directors and managers on commercially reasonable terms, another nationally-recognized company reasonably approved by Agent, in each case that is not an Affiliate of the Borrower Parties and that provides professional independent directors and other corporate services in the ordinary course of its business.

“Assignee” shall mean any Person who has been assigned all or any portion of a Lender’s rights under this Agreement.

“Assignment and Acceptance” shall have the meaning set forth in Section 11.27.

“Assignment of Rate Protection Agreement” shall mean that certain Mezzanine Collateral Assignment of Interest Rate Protection Agreement, dated as of the date hereof, between Borrower and Agent in connection with the Loan, and acknowledged by the Counterparty to the applicable Interest Rate Protection Agreement.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Bankruptcy Event” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code, or any other Federal, state, local or foreign bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code, or any other Federal, state, local or foreign bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code, or any other Federal, state, local or foreign bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of its property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (f) there is substantive consolidation of such Person with any other Person in connection with any federal or state bankruptcy proceeding.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (a) Taxes and (b) Insurance Premiums.

“Black Creek Fund” shall mean Black Creek Diversified Property Fund Inc. f/k/a Dividend Capital Diversified Property Fund Inc., a Maryland corporation.

“Black Creek Operating Partnership” shall mean Black Creek Diversified Property Operating Partnership LP f/k/a Black Creek Diversified Operating Partnership LP f/k/a Dividend Capital Total Realty Operating Partnership LP, a Delaware limited partnership.

“Borrower” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Borrower Control Party” shall have the meaning set forth in Section 11.22(xx)(1).

“Borrower Organizational Documents” shall mean that certain Limited Liability Company Agreement of Borrower, dated the date hereof, and entered into by DPF 655 Montgomery Holdings Limited Partnership, a Delaware limited partnership.

“Borrower Party” shall mean Borrower, Mortgage Borrower, Guarantor, or any director, officer, partner, member, or agent acting on behalf of Borrower or any Affiliate of Borrower.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(f).

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national or state-chartered banks (if any Lender is a state-chartered bank) are not open for general business in (a) the State of New York, (b) the state where the servicing offices of the Servicer are located (which as of the date hereof is North Carolina), or (c) after a Securitization, the state where the corporate trust office of the Trustee is located; provided that, Agent shall give Borrower written notice of any change in address with respect to clauses (b) and (c).

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property which are required to be capitalized according to GAAP.

“Capped LIBOR Rate” shall mean (i) during the first two (2) years of the initial term of the Loan, three percent (3.0%), and (ii) during the third (3rd) year of the initial term of the Loan and each Extension Term, the strike price such that the Debt Service Coverage Ratio is equal to 1.10x. For the purposes of this definition only, “Debt Service Coverage Ratio” shall mean a ratio, as reasonably determined by Lender, equal to Net Operating Income divided by the aggregate annual Debt Service on the Loan assuming LIBOR is equal to the strike rate under the Interest Rate Protection Agreement for, as applicable, the third (3rd) year of the initial term or the applicable Extension Term.

“Cash Management Account” shall have the meaning set forth in the Cash Management Agreement.

“Cash Management Agreement” shall mean that certain Amended and Restated Cash Management Agreement of even date herewith among Mortgage Agent, Mortgage Borrower, Manager and Cash Management Bank.

“Cash Management Bank” shall mean Wells Fargo Bank, N.A. or any successor permitted pursuant to the terms and provisions of the Cash Management Agreement.

“Cash Sweep Event Period” shall have the meaning set forth in the Cash Management Agreement.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“CBRE Manager” shall mean CBRE, Inc., a California corporation.

“Central Bank Pledge” shall have the meaning set forth in Section 11.26.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender Agreement” shall mean any co-lender agreement entered into among Agent, Lender and any other holder of a Note in connection with the Loan.

“Collateral” shall have the meaning set forth in the Pledge Agreement.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Constituent Members” shall have the meaning set forth in Section 3.1.24(ee)(i).

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of the foregoing.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.

“Counterparty” shall mean (a) the counterparty under the Interest Rate Protection Agreement or (b) solely with respect to any credit support for the Person under the foregoing clause (a) not meeting the Minimum Counterparty Rating (and not to describe the actual counterparty to an Interest Rate Protection Agreement), a Person that guarantees such counterparty’s obligations under the Interest Rate Protection Agreement or otherwise provides to such counterparty credit support reasonably acceptable to Agent, provided, however, that such guarantor shall be deemed the “Counterparty” for purposes of satisfying the Minimum Counterparty Ratings for so long as the long-term credit rating issued by the Rating Agencies to such guarantor is better than the long-term credit rating of the actual counterparty under the Interest Rate Protection Agreement that does not meet the Minimum Counterparty Ratings.

“DACA” shall mean that certain Blocked Account Control Agreement (With Lockbox Services), dated September 6, 2017, by and among Mortgage Borrower, Mortgage Agent and DACA Bank.

“DACA Bank” shall mean U.S. Bank National Association or any successor thereto pursuant to the terms and provisions of the DACA.

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including the Spread Maintenance Premium, if any) due to Agent or any Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement, the Environmental Indemnity or any other Loan Document, including, without limitation, reasonable costs, fees and expenses (including reasonable attorneys’ fees) payable to Agent or any Lender to the extent specifically provided under the terms of the Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments under the Note.

“Debt Yield” shall mean, as of the last day of the most recently completed calendar quarter, the quotient (expressed as a percentage) obtained by dividing (a) Net Operating Income as of such date by (b) the sum of (x) the outstanding principal amount of the Loan as of such date and (y) the outstanding principal amount of the Mortgage Loan as of such date.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) five percent (5%) above the Applicable Interest Rate.

“Defaulting Lender” means any Lender that is a “defaulting lender” under the Co-Lender Agreement, subject to any notice and cure periods contained in the Co-Lender Agreement.

“Deposit Account” shall mean the account established pursuant to the DACA.

“Determination Date” shall mean, with respect to each Interest Period, the date that is two (2) London Business Days prior to the commencement date of such Interest Period; provided, however, that Agent shall have the right to change the Determination Date to any other day upon prior written notice to Borrower; provided that, such change shall not be effective until such time as the Interest Rate Protection Agreement is amended or replaced to reflect such new Determination Date, and, provided further, that Borrower shall obtain such amendment or replacement of the Interest Rate Protection Agreement as soon as reasonably practicable after notice of such change in Determination Date, but in no event more than ten (10) Business Days after receipt of such notice. If requested by Agent, Borrower shall promptly execute an amendment to this Agreement in form reasonably acceptable to Borrower to evidence such change.

“Dominion” shall mean DBRS, Inc.

“DPF Manager” shall mean DPF Property Management LLC, a Delaware limited liability company.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any of (a) a commercial bank, savings and loan association, investment bank, insurance company, trust company, pension plan, pension fund, or REIT organized under the laws of the United States, or any State thereof, who has (i) total assets in excess of $600,000,000 and (ii) a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, who has (i) total assets in excess of $600,000,000 and (ii) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (c) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having (i) total assets of at least $600,000,000 and (ii) a combined capital and surplus of at least $250,000,000; (d) a nationally recognized investment banking company, investment company, money management firm, sovereign wealth fund, “qualified institutional buyer” within the meaning of Rule 144A issued by the Securities and Exchange Commission or an institutional “accredited investor” within the meaning of Regulation D of the Securities Act in the business of making loans organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State who has, in each case, (i) total assets of at least $600,000,000 and (ii) a net worth of at least $250,000,000 and is actively engaged in the business of making or acquiring commercial real estate loans similar to the Loan; (e) a Lender or an Affiliate of a Lender (other than, in either event, a Defaulting Lender); or (f) a Permitted Investment Fund; provided, however, that a Lender shall not be released from its continuing obligations hereunder after any assignment to an Affiliate of such Lender (unless such Affiliate qualifies as an Eligible Assignee under any other subsection of this definition). Notwithstanding anything contained in this definition of “Eligible Assignee” to the contrary, under no circumstances shall any Person be an Eligible Assignee if such Person or an Affiliate of such Person is or was a Defaulting Lender or is (1) then actively engaged in any material suit, action or other proceeding as a party adverse to the Agent, any Lender or an Affiliate of the Agent or a Lender, (2) the Borrower, the Mortgage Borrower, the Guarantor or an Affiliate of the Borrower, the Mortgage Borrower or Guarantor, unless, in each case, consented to by Agent, (3) any mezzanine lender pursuant to Section 9.4 or any Affiliate of such mezzanine lender (unless such mezzanine lender purchases the Loan pursuant to the related intercreditor agreement), or (4) such Person is the subject of a Bankruptcy Event and/or a Bail-In Action.

“Embargoed Person” shall have the meaning set forth in Section 3.1.40.

“Employee Benefit Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA, including, without limitation, any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which the Borrower, the Mortgage Borrower, the Guarantor or any of their respective ERISA Affiliates is (or, if such Employee Benefit Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 305 of ERISA.

“Environmental Indemnity” shall mean that certain Mezzanine Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor in connection with the Loan for the benefit of Agent for the ratable benefit of Lenders.

“Equipment” shall have the meaning set forth in the granting clause of the Mortgage.

“Equity Collateral Enforcement Action” shall have the meaning set forth in Section 11.22(xx)(1).

“Equity Collateral Transfer Date” shall have the meaning set forth in Section 11.22(xx)(1).

“ERISA” shall have the meaning set forth in Section 4.2.11.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of the Borrower’s, Mortgage Borrower’s or Guarantor’s “controlled group”, or under common control with the Borrower, Mortgage Borrower or Guarantor, within the meaning of Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Excess Cash Flow” shall have the meaning ascribed to such term in the Cash Management Agreement.

“Excluded Taxes” shall mean any of the following taxes imposed on or with respect to a recipient: (a) taxes that are imposed on a recipient’s net income (and franchise taxes imposed in lieu thereof or in addition thereto), in each case, (i) imposed by the jurisdiction under the laws of which such recipient is organized or in which the principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located or (ii) imposed as a result of a present or former connection between the recipient and the jurisdiction imposing such tax (unless such taxes are imposed solely as a result of the recipient having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents), (b) taxes that are branch profits taxes imposed by the United States or any other jurisdiction described in clause (a) above, (c) in the case of any Lender, any U.S. federal withholding taxes resulting from any law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding taxes pursuant to Section 2.5(a), (c) any taxes attributable to Lender’s (or other relevant recipient’s) failure to comply with Section 2.5(e), (d) any withholding taxes imposed pursuant to FATCA and (e) any penalties, interest and additions with respect to any of the foregoing.

“Exculpated Parties” shall have the meaning set forth in Section 11.22.

“Extension Term” shall have the meaning set forth in Section 2.3.3.

“Extraordinary Expense” shall have the meaning set forth in Section 4.1.6(e).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreements entered into in connection with the foregoing.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Full Recourse Liability” shall have the meaning set forth in Section 11.22.

“Future Advance” shall have the meaning set forth in the Mortgage Loan Agreement.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“General Partner” shall have the meaning set forth in the Recitals to this Agreement.

“General Partner Organizational Documents” shall mean that certain Second Amended and Restated Limited Liability Company Agreement of General Partner, dated September 6, 2017, and entered into by Borrower.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.

“Ground Lease” shall mean that certain Ground Lease dated July 31, 1981, by and between Bank of America, NT&SA and Gertrude Ann Caldwell as Co-Trustees and Bank of America, NT&SA, Trustee, as original landlord, and Crow-Spieker #99, as original tenant, as assigned to Mortgage Borrower, as tenant, from 655 MW Tower, LLC, a Delaware limited liability company, pursuant to that certain Assignment of Ground Lease, entered into as of November 7, 2013, and recorded in the official records of San Francisco County, California on November 12, 2013 as Document 2013-J782545-00, as each of the same may be amended, modified or assigned from time to time in accordance with this Agreement.

“Ground Lease Estoppel” shall mean that certain Ground Lessor Estoppel Agreement dated August 30, 2017 given by the ground lessor under the Ground Lease for the benefit of Agent, each Lender and Borrower.

“Ground Lease Parcel Fee Interest” shall mean the fee interest in the portion of the Property encumbered by the Ground Lease.

“Ground Lease Parcel Fee Interest Acquisition” shall have the meaning set forth in Section 4.1.20(d).

“Ground Lease Put” shall mean the right of the ground lessor under the Ground Lease to require Mortgage Borrower to purchase the Ground Lease Parcel Fee Interest pursuant to Section 18.03 of the Ground Lease.

“Ground Lease ROFR” shall mean Mortgage Borrower’s right of first refusal with respect to the purchase of the Ground Lease Parcel Fee Interest pursuant to Section 18.02 of the Ground Lease.

“Ground Rent” shall mean any rent, additional rent or other charge payable by the tenant under the Ground Lease, without duplication of any required deposits by Mortgage Borrower into the other Mortgage Reserve Funds pursuant to the terms and provisions of the Mortgage Loan Agreement.

“Guarantor” shall mean Black Creek Diversified Property Fund Inc. f/k/a Dividend Capital Diversified Property Fund Inc., a Maryland corporation.

“Guaranty” shall mean that certain Mezzanine Guaranty of Recourse Obligations dated as of the date hereof from Guarantor for the benefit of Agent for the ratable benefit of Lenders.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” shall mean, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances), and (h) any property-assessed clean energy loans or similar indebtedness, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments (a “PACE Transaction”).

“Independent Manager/Director” shall have the meaning set forth in Section 3.1.24(dd).

“Insurance Premiums” shall have the meaning set forth in the Mortgage Loan Agreement.

“Interest Period” shall mean, for each interest period, commencing October 7, 2017, the period commencing on the seventh (7th) day of each calendar month and ending on (and including) the sixth (6th) day of the following calendar month. Each Interest Period shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period. Notwithstanding anything to the contrary contained herein, no Interest Period shall extend beyond the Maturity Date except to calculate interest at the Default Rate (if applicable).

“Interest Rate Protection Agreement” shall mean one or more interest rate caps (together with the schedules relating thereto) in form and substance reasonably satisfactory to Agent, with a confirmation from the Counterparty in the form reasonably satisfactory to Agent, between Borrower and, subject to Section 4.1.18, a Counterparty with a Minimum Counterparty Rating, and all amendments, restatements, replacements, supplements and modifications thereto.

“KBRA” shall mean Kroll Bond Rating Agency, Inc.

“Lease” shall mean any lease (excluding the Ground Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Termination Fee” shall have the meaning set forth in the Mortgage Loan Agreement.

“Leasing Commissions” shall have the meaning set forth in the Mortgage Loan Agreement.

“Leasing Costs” shall mean tenant improvement costs and allowances, landlord work costs, Leasing Commissions, soft costs, space planning costs, reasonable legal fees and related tenant capital costs incurred by Mortgage Borrower and approved by Agent, in Agent’s reasonable discretion.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations of any Governmental Authority relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any material way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Lender Indemnitee” shall have the meaning set forth in Section 11.13(b).

“Lender’s Notice” shall have the meaning set forth in Section 2.2.3(b).

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Agent shall request the principal London office of any four major reference banks in the London interbank market selected by Agent to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations, and (ii) if fewer than two such quotations in clause (i) are so provided, Agent shall request any three major banks in New York City selected by Agent to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. Agent’s computation of LIBOR shall be conclusive and binding on Borrower for all purposes, absent manifest error. Notwithstanding anything to the contrary set forth herein, in no event shall LIBOR ever be less than 0.0%.

“LIBOR Interest Rate” shall mean with respect to each Interest Period, the quotient of (a) LIBOR applicable to the Interest Period divided by (b) a percentage equal to one hundred percent (100%) minus the Reserve Requirement applicable to the Interest Period.

“LIBOR Loan” shall mean, at any time in which the Applicable Interest Rate is calculated at the LIBOR Interest Rate plus the Spread in accordance with the provisions of Article II hereof.

“Licenses” shall have the meaning set forth in Section 3.1.18.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, PACE Transaction or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting the Property or any portion thereof or any direct interest in Borrower or Mortgage Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall have the meaning set forth in Section 2.4.2 hereof.

“LLC Agreement” shall have the meaning set forth in Section 3.1.24(cc).

“Loan” shall mean the loan in the maximum principal amount of Fourteen Million Six Hundred Thousand and No/100 Dollars ($14,600,000) made by Lenders to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 9.1(b)(vii).

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the Guaranty, the Subordination of Management Agreement, the Assignment of Rate Protection Agreement, the Payment Guaranty, and any other document pertaining to the Property as well as all other documents now or hereafter executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party(ies)” shall mean, individually and/or collectively, as the context may require, Borrower, Mortgage Borrower, Guarantor, and each of their respective Affiliates that have executed any Loan Document.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England or New York, New York are not open for business.

“Loss Liability” shall have the meaning set forth in Section 11.22.

“Losses” shall mean liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel related thereto).

“Major Lease” shall mean (a) any Lease which, individually or when aggregated with any other Lease with the same Tenant or any Affiliate of such Tenant, assuming the exercise of all fixed expansion rights and other preferential rights to lease additional space at the Property (as distinguished from right of first offer rights) covers more than 25,000 rentable square feet or more of the Property, (b) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property (which such rights shall be deemed to be exclusive of any rights under any Lease to extend the term thereof or to lease additional space at the Property), (c) any Lease entered, or to be entered, into during the continuance of an Event of Default, (d) any Lease with an Affiliate of Borrower or Mortgage Borrower or (e) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of clauses (a) - (d) above.

“Management Agreement” shall mean, individually and/or collectively, as the context may require, (i) that certain Property Management Agreement entered into by and between Mortgage Borrower and DPF Manager pursuant to which DPF Manager is to provide management and other services with respect to the Property and (ii) that certain Property Sub-Management Agreement entered into by and between DPF Manager and CBRE Manager (as successor in interest to CAC Real Estate Management Co., Inc.), as amended by that certain First Amendment to Property Sub-Management Agreement, pursuant to which CBRE Manager is to provide management and other services with respect to the Property or any replacement management agreement entered into in accordance with the Loan Documents.

“Manager” shall mean, individually and/or collectively, as the context may require, (i) DPF Manager and (ii) CBRE Manager, as sub-manager, or, if the context requires, a Qualified Manager managing the Property in accordance with the terms and provisions of this Agreement pursuant to a replacement management agreement.

“Material Action” shall mean to file any insolvency, or reorganization case or proceeding, to institute proceedings to have Borrower, Mortgage Borrower or an SPE Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against Borrower, Mortgage Borrower or an SPE Party to file a petition seeking, or consent to, reorganization or relief with respect to Borrower under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for Borrower, Mortgage Borrower or an SPE Party or a substantial part of its property, to make any assignment for the benefit of creditors of Borrower, Mortgage Borrower or SPE Party or to take action in furtherance of any of the foregoing.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, (b) the Collateral, (c) the business, profits, operations or condition (financial or otherwise) of Borrower, Mortgage Borrower, Guarantor or the Property, (d) the enforceability, validity, perfection or priority of the lien of the Mortgage or the other Mortgage Loan Documents, (e) the ability of Mortgage Borrower to perform its obligations under the Mortgage or other Mortgage Loan Documents, (f) the enforceability, validity, perfection or priority of the lien of the Pledge Agreement or the other Loan Documents, or (g) the ability of Borrower to perform its obligations under this Agreement, the Pledge Agreement, the Note or the other Loan Documents.

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Management Agreement, the Ground Lease and the Leases, as to which there is an obligation of Borrower and/or Mortgage Borrower to pay more than $250,000.00 per annum; provided that, no agreement shall be a Material Agreement if the term thereof does not extend beyond one year or such agreement is cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind (other than amounts previously earned and then due and payable in accordance with the terms of such agreement).

“Maturity Date” shall mean the Monthly Payment Date in September, 2020, as such date may be extended pursuant to the terms and provisions of Section 2.3.3 hereof, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” shall have the meaning set forth in Section 3.1.24(cc)(i).

“Mezzanine Borrower” shall have the meaning set forth in Section 9.4.

“Mezzanine Equity Collateral” shall have the meaning set forth in Section 9.4.

“Mezzanine Intercreditor” shall mean that certain intercreditor or other similar agreement by and among Mortgage Lender and Lender relating to the Mortgage Loan and the Loan, as the same may be amended, restated, replaced, supplements or otherwise modified from time to time in accordance with its terms.

“Mezzanine Loan” shall have the meaning set forth in Section 9.4.

“Minimum Counterparty Rating” shall mean a long term unsecured rating of not less than “A-” from S&P or a short-term unsecured debt rating of not less than “A-1” by S&P and a long term unsecured credit rating from Moody’s of not less than “A3”. Notwithstanding the foregoing, SMBC Capital Markets, Inc. shall be deemed to satisfy these requirements, so long as any guarantor of SMBC Capital Markets Inc. (1) guaranties the obligations of SMBC Capital Markets Inc. pursuant to a guaranty of Interest Rate Protection Agreement reasonably acceptable to Agent and (2) maintains long-term unsecured debt ratings or short-term unsecured debt rating, as applicable, that satisfy the rating requirements of S&P and Moody’s set forth in the immediately preceding sentence of this definition.

“Minimum Disbursement Amount” shall mean $25,000.00.

“Monthly Payment Date” shall mean the seventh (7th) calendar day of every calendar month occurring during the term of the Loan or if such date is not a Business Day, the immediately preceding Business Day.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC.

“Mortgage” shall mean that certain first priority Fee and Leasehold Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated September 6, 2017, executed and delivered by Mortgage Borrower to, or for the benefit of, Agent as security for the Mortgage Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Agent” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Borrower” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Borrower Organizational Documents” shall mean that certain Second Amended and Restated Limited Partnership Agreement of Mortgage Borrower, dated as of the date hereof, and entered into by General Partner and Borrower.

“Mortgage Cash Management Accounts” shall mean, collectively, the Deposit Account and the Cash Management Account.

“Mortgage Cash Management Provisions” shall mean the terms and conditions of the Mortgage Loan Documents relating to cash management (including, without limitation, those relating to the Deposit Account and DACA as set forth in the Cash Management Agreement).

“Mortgage Guaranty” shall mean that certain Guaranty of Recourse Obligations dated September 6, 2017 from Guarantor for the benefit of Mortgage Agent for the benefit of Mortgage Lenders.

“Mortgage Interest Rate Protection Agreement” shall mean an “Interest Rate Protection Agreement” under and as defined in the Mortgage Loan Agreement.

“Mortgage Lender” and “Mortgage Lenders” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan Debt Service” shall mean the “Debt Service” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Default” shall mean a “Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Documents” shall mean, collectively, to the Mortgage Note, the Mortgage Loan Agreement, the Mortgage, the Cash Management Agreement, the DACA, the Mortgage Guaranty, and any and all other documents defined as “Loan Documents” in the Mortgage Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan Event of Default” shall mean an “Event of Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Note” shall have the meaning set forth in the Recitals hereto.

“Mortgage Reserve Funds” shall mean the “Reserve Funds” as defined in the Mortgage Loan Agreement.

“MSBNA” shall mean Morgan Stanley Bank, N.A.

“MSMCH” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Borrower or Mortgage Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (a)  Agent’s and/or Mortgage Agent’s reasonable costs incurred in connection with the recovery thereof, (b) the costs incurred by Mortgage Borrower in connection with a Restoration of all or any portion of the Property made in accordance with the Mortgage Loan Documents and the Loan Documents and any Net Proceeds (as defined in the Mortgage Loan Documents) permitted to be retained by Mortgage Borrower under the Mortgage Loan Documents and are used by Mortgage Borrower for Restoration of all or any portion of the Property in accordance with the Mortgage Loan Documents, (c) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lenders, (d) in the case of a foreclosure sale, disposition or transfer of all or any portion of the Property in connection with realization thereon following an Event of Default under the Mortgage Loan, such reasonable and customary costs and expenses of sale or other disposition (including reasonable attorneys’ fees and brokerage commissions), (e) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Agent and any Mortgage Lender under the Mortgage Loan Documents as Mortgage Agent and any Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (f) in the case of a refinancing of the Mortgage Loan, such customary out-of-pocket costs and expenses evidenced by invoices (including reasonable attorneys’ fees) of such refinancing, and (g) the amount of any prepayments, yield maintenance charges and/or prepayment premiums required pursuant to the Mortgage Loan Documents and/or the Loan Documents in connection with any such Liquidation Event.

“Net Operating Income” shall mean (a) (i) annualized Operating Income based on in-place base Rents in connection with executed Leases with Tenants based on the most recent rent roll (provided that, Rents due under any Leases which have only one (1) month of free rent for each remaining year of the related Lease term shall be deemed in-place base Rents), but excluding Rents relating to (A) any Tenant that is in bankruptcy and has not assumed its Lease, (B) any Tenant that has less than ninety (90) days remaining under its Lease and has not extended or renewed their Lease by written notice to Mortgage Borrower, (C) any Tenant that has failed to extend or renew in accordance with an option in its Lease for which the notice period has expired, (D) Leases which have more than one (1) month of free rent remaining for each remaining year of the related Lease term (unless the amount of such excess “free rent” is reserved with Agent), or (E) any Tenants that are sixty (60) or more days delinquent in the payment of base rent, plus (ii) projected expense reimbursements under executed Leases for the succeeding twelve (12) month period based on the terms of the applicable Lease (to the extent such amounts are recurring in nature and properly included as Operating Income), plus (iii) actual amounts received by Mortgage Borrower from the ownership and operation of the Property to the extent such amounts are recurring in nature and properly included as Operating Income during such period, less (b) budgeted Operating Expenses for the succeeding twelve (12) month period (provided that, if at the time of such calculation Mortgage Borrower and/or Borrower delivers an updated estimate of Operating Expenses for the succeeding twelve (12) month period, which updated estimate is reasonably approved by Agent (the “Approved Op Ex Estimate”), Agent shall use the Approved Op Ex Estimate for this calculation in lieu of the budgeted Operating Expenses). Agent shall reasonably confirm Borrower’s calculation of Net Operating Income based upon information provided to Agent by Borrower pursuant to Section 4.1.6. Notwithstanding the foregoing or anything herein to the contrary, the Rents payable under the WeWork Lease shall be included in the calculation of Net Operating Income.

“Net Proceeds” shall mean: (a) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds or (b) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“New Non-Consolidation Opinion” shall mean a bankruptcy substantive non-consolidation opinion, provided by outside counsel, meeting Rating Agency Criteria and otherwise reasonably acceptable to Agent.

“Non-Consolidation Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the Closing Date delivered by Richards, Layton & Finger LLP in connection with the Loan.

“Non-Dividend Limited Partner” shall mean any Person that (i) owns less than a five percent (5%) interest in Black Creek Operating Partnership, (ii) is not an Affiliate of Borrower or SPE Party, and (iii) does not Control Borrower or SPE Party.

“Non-Excluded Taxes” shall mean (a) Section 2.5 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Non-U.S. Lender” shall have the meaning set forth in Section 2.5(v).

“Note” shall have the meaning set forth in Section 2.1.3.

“Notice” shall have the meaning set forth in Section 11.6.

“OFAC” shall have the meaning set forth in Section 3.1.40.

“Officer’s Certificate” shall mean a certificate delivered to Agent by Borrower or Mortgage Borrower, as applicable, which is signed by an authorized officer of Borrower or Mortgage Borrower, as applicable (or an authorized officer of Borrower’s or Mortgage Borrower’s general partner or managing member, if applicable).

“Operating Expenses” shall mean all expenses, computed in accordance with GAAP or other sound and prudent accounting principles approved by Agent, of whatever kind and from whatever source, relating to the ownership, operation, repair, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, without limitation (and without duplication), Taxes, Insurance Premiums, management fees (whether or not actually paid) equal to the greater of actual management fees and two and one-half percent (2.5%) of Operating Income, costs attributable to the ordinary operation, repair and maintenance of the systems for heating, ventilation and air conditioning, advertising expenses, license fees, utilities, payroll and related taxes, computer processing charges, operating equipment or other lease payments, ground lease payments, bond assessments and other similar costs. Operating Expenses shall not include Debt Service, Mortgage Loan Debt Service, Capital Expenditures, Tenant Improvement costs, Tenant Improvement Allowances, Leasing Commissions, or other expenses which are paid from Mortgage Reserve Funds, Reserve Funds or other escrows required by the Mortgage Loan Documents or the Loan Documents, any payment or expense for which Mortgage Borrower was or is to be reimbursed from proceeds of the Mortgage Loan or insurance or by any third party, federal, state or local income taxes, any non-cash charges such as depreciation and amortization, and any item of expense otherwise includable in Operating Expenses which is paid directly by any Tenant except real estate taxes paid directly to any taxing authority by any Tenant. Agent shall reasonably confirm Borrower’s or Mortgage Borrower’s calculation of Operating Expenses based upon information provided to Agent by Borrower and/or Mortgage Borrower pursuant to Section 4.1.6 hereof.

“Operating Income” shall mean all revenue derived from the ownership and operation of the Property from whatever source, including, without limitation, rental income reflected in a current rent roll for all Tenants paying rent pursuant to Leases which are in full force and effect (whether denominated as basic rent, additional rent, escalation payments, electrical payments or otherwise and, provided further, that any Leases which have only one (1) month of free rent for each remaining year of the related Lease term shall be deemed paying rent), common area maintenance, real estate tax recoveries, utility recoveries, other miscellaneous expense recoveries, other required pass-throughs, business interruption, rent loss or other similar insurance proceeds and other miscellaneous income. Operating Income shall not include: (a) insurance proceeds (other than proceeds of rent loss, business interruption or other similar insurance allocable to the applicable period), (b) condemnation proceeds (other than condemnation proceeds arising from a temporary taking or the use and occupancy of all or part of the applicable Property allocable to the applicable period), (c) proceeds of any financing, sale, exchange or transfer of the Property or any part thereof or interest therein, (d) capital contributions or loans to Mortgage Borrower or Borrower or an Affiliate of Borrower or Mortgage Borrower, (e) any item of income otherwise includable in Operating Income but paid directly by any Tenant to a Person other than Mortgage Borrower, (f) any other extraordinary, non-recurring revenues, (g) payments paid by or on behalf of any Tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction, (h) [intentionally omitted], (i) payments paid by or on behalf of any Tenant under a Lease in whole or partial consideration for the termination of any Lease, (j) sales tax rebates from any Governmental Authority, (k) sales, use and occupancy taxes on receipts required to be accounted for by Mortgage Borrower or Borrower to any Governmental Authority, (l) refunds and uncollectible accounts, (m) interest income from any source other than the Mortgage Reserve Funds or Reserve Funds required pursuant to this Agreement or the other Loan Documents, (n) unforfeited security deposits, utility and other similar deposits, (o) any disbursements to Mortgage Borrower from the Mortgage Reserve Funds or to Borrower from the Reserve Funds or (p) payments made to Mortgage Borrower pursuant to the Mortgage Interest Rate Protection Agreement or Borrower pursuant to the Interest Rate Protection Agreement. Agent shall reasonably confirm Borrower’s calculation of Operating Income based upon information provided to Agent by Borrower pursuant to Section 4.1.6. Notwithstanding the foregoing or anything herein to the contrary, the Rents payable under the WeWork Lease shall be included in the calculation of Operating Income.

“Organizational Documents” shall mean (a) Mortgage Borrower Organizational Documents, (b) General Partner Organizational Documents, and (c) Borrower Organizational Documents.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Taxes” shall have the meaning set forth in Section 2.5(b).

“Owner’s Title Insurance Policy” shall mean the owner’s policy of title insurance issued to Mortgage Borrower in connection with Mortgage Borrower’s ownership of the Property.

“PACE Transaction” shall have the meaning ascribed to such term in the definition of “Indebtedness”.

“Participant” shall mean any Person that has purchased a participation in the Loan pursuant to Section 11.27.

“Patriot Act” shall have the meaning set forth in Section 3.1.41(a).

“Payment Guaranty” shall mean that certain Payment Guaranty dated as of the date hereof from Guarantor for the benefit of Agent for the ratable benefit of Lenders.

“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents and the Mortgage Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, including, without limitation, the Ground Lease and all liabilities and obligations thereunder, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent (but excluding any Lien securing any PACE Transaction or similar indebtedness with respect to Borrower, Mortgage Borrower and/or the Property, including, without limitation, if such loans or indebtedness made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments), and (d) such other title and survey exceptions as Agent has approved or may approve in writing in Agent’s sole discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Equipment and/or the Personal Property provided, that, in each case, such equipment leases or similar instruments (a) are entered into on commercially reasonable terms and conditions in the ordinary course of Mortgage Borrower’s business and (b) relate to Equipment and/or Personal Property which is (i) used in connection with the operation and maintenance of the Property in the ordinary course of Mortgage Borrower’s business and (ii) readily replaceable without material interference or interruption to the operation of the Property.

“Permitted Investment Fund” shall mean an investment fund, investment trust, limited liability company, limited partnership or general partnership where a Permitted Manager acts as general partner, managing member, fund manager, investment manager or asset manager and at least fifty percent (50%) of the interests in such investment vehicle are owned, directly or indirectly, by one or more Eligible Assignees, and in which case the investment vehicle or the Permitted Manager is actively engaged in the business of making, acquiring or holding a portion of commercial real estate loans similar to the Loan.

“Permitted Investments” shall mean one of the following elected in writing by Agent: (i) direct obligations of the United States of America, or any agency thereof, or obligations fully guaranteed as to payment of principal and interest by the United States of America, or any agency thereof, provided such obligations are backed by the full faith and credit of the United States of America, and provided, however, that any such investment must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; (ii) deposit accounts with an FDIC-insured bank or trust company organized under the laws of the United States of America or any state thereof; (iii) short term certificates of deposits which are time deposits and rated (1) A-1 or better by Standard & Poor’s Ratings Group or P-1 or better by Moody’s Investors Services, Inc. and (2) A and F1 or better by Fitch for securities maturing not more than 30 days from the date of acquisition thereof and AA- and F1+ by Fitch for securities maturing more than 30 days from the date of acquisition thereof, (3) in each case under (1) and (2) maturing not more than ninety (90) days from the date of acquisition thereof, and (4) are negotiable and have a ready secondary market in which such investment can be disposed of; and (iv) shares of a money market fund that is subject to regulation under the Investment Company Act of 1940 and complies with the requirements of Rule 2a-7 thereunder.

“Permitted Manager” shall mean an asset manager or investment manager with total assets under management of at least $600,000,000 and that provides asset or investment management services with respect to commercial real estate loans.

“Permitted Non-Controlling Pledge” shall mean the pledge of any Person’s interests in any Restricted Party (other than a pledge of a direct interest in Mortgage Borrower, Borrower and/or any SPE Party) which is provided to secure any debt facility of such Person or other obligation or liability, whether or not of such Person; provided, that (i) such pledged interests do not represent a Controlling interest in Mortgage Borrower, Borrower or any SPE Party, and (ii) the aggregate percentage of indirect interests in Mortgage Borrower, Borrower or any SPE Party pledged pursuant to Permitted Non-Controlling Pledges, at any one time, shall not exceed a forty-nine percent (49%) indirect interest in Mortgage Borrower and/or Borrower.

“Permitted Pledge” shall mean, any one or more of the following: (i) a Permitted Sponsor Pledge, and/or (ii) a Permitted Non-Controlling Pledge.

“Permitted REIT Guarantor” shall have the meaning set forth in Section 8.1.

“Permitted REIT Transfer” shall have the meaning set forth in Section 8.1.

“Permitted REIT Transferee” shall have the meaning set forth in Section 8.1.

“Permitted Sponsor Pledge” shall mean the pledge of any Person’s direct or indirect interest in DPF 655 Montgomery Holdings LP or any owner, member, shareholder or partner of DPF 655 Montgomery Holdings LP, or a portion thereof; provided that, (i) such pledge is to secure a loan or line of credit secured by all or substantially all of the assets of such Person in addition to the direct or indirect ownership interests held by such Person in DPF 655 Montgomery Holdings LP and (ii) the repayment of the debt or obligations such pledge secures is not specifically tied solely to the cash flow of the Property (as opposed to, for example, the cash flow from a group of properties).

“Permitted Transfer” shall mean any equity interest transfer permitted in accordance with Section 8.1.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Pfandbrief Pledge” shall have the meaning set forth in Section 11.26.

“Pledge Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Pledged Company Interests” shall have the meaning set forth in the Recitals to this Agreement.

“Policy” or “Policies” shall have the meaning set forth in the Mortgage Loan Agreement.

“Prepayment Date” shall mean the date on which the Loan is prepaid in accordance with the terms hereof.

“Prepayment Release Date” shall mean September 7, 2018.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (d) all other Legal Requirements relating to economic sanctions, money laundering, bank secrecy and terrorism.

“Prior Mortgage Loan” shall mean that certain mortgage loan in the original principal amount of Sixty Five Million and No/100 Dollars ($65,000,000.00) made by Citigroup Global Markets Realty Corp., a New York corporation, to MW Tower, LLC, as assigned to and assumed by Mortgage Borrower pursuant to that certain Loan Assumption and Modification Agreement dated as of November 7, 2013.

“Property” shall have the meaning set forth in the Recitals to this Agreement.

“Publicly Registered Restricted Party” shall have the meaning set forth in Section 8.1(I) hereof.

“Publicly Traded Restricted Party” shall have the meaning set forth in Section 8.1(I) hereof.

“Qualified Manager” shall mean, to the extent not subject to a Bankruptcy Event and to the extent not previously removed by Borrower or Agent pursuant to the Loan Documents, (a) Manager, provided there is no material adverse change in the applicable Manager’s financial condition, general business standing, reputation or management abilities from the respective levels thereof as of the Closing Date; (b) a reputable and experienced management organization (which may be an Affiliate of Borrower), approved by Agent in its reasonable discretion, which management organization shall possess experience in managing properties similar in size, scope, use and value as the Property and shall not be subject to a Bankruptcy Event; or (c) a reputable and experienced professional management organization managing Class A office properties located in the San Francisco metropolitan area, which includes (i) not less than 10 properties (exclusive of the Property) of similar or higher quality to the Property and (ii) not less than 5,000,000 square feet (exclusive of the Property), which professional management organization shall have at least fifteen (15) years of experience managing office properties located in the San Francisco metropolitan area.

“Ratable Share” , “ratable” or “ratably” shall mean, with respect to any Lender, such Lender’s percentage interest in the aggregate outstanding principal balance of the Loan (including such interests in the Loan that are participated) as of the date of determination. Each Lender’s Ratable Share as of the date hereof is set forth on Schedule V hereof. Schedule V shall be revised upon the delivery of any Assignment and Acceptance Agreement.

“Rating Agency” shall mean, prior to a Securitization, each of Dominion, Fitch, S&P, Moody’s, KBRA, Morningstar and any other nationally-recognized statistical rating agency designated by Agent (and any successor to any of the foregoing), and following a Securitization, the rating agencies that actually rate the bonds in the Securitization transaction.

“Rating Agency Criteria” shall mean the then-current criteria utilized by one or more of the Rating Agencies in connection with the Securitization of loans that are similar to the Loan, including, without limitation, in size, relative cash flow, relative leverage (of the mortgage loan and total debt), asset type and geographic location.

“Reciprocal Easement Agreement” shall mean (i) that certain Montgomery-Washington Tower – Declaration Establishing Reciprocal Easements and Covenants Running with the Land, dated October 12, 1983 and recorded on November 8, 1983 in Book D600, Page 1310 of the Official Records of the City and County of San Francisco, (ii) as affected by that certain Agreement Concerning Interests in Ground Lease, dated October 12, 1983 and recorded on November 8, 1983 as Instrument No. D419667 in Book D600, Page 1509 of the Official Records of the City and County of San Francisco (the “Agreement Concerning Interests”), as the Agreement Concerning Interests is further affected by (a) that certain First Amendment to Declaration of Covenants and Restrictions Establishing Plan of Condominium Ownership, dated December 12, 1983 and recorded in Book D617, Page 339 of the Official Records of the City and County of San Francisco, and (b) that certain Second Amendment to Declaration of Covenants and Restrictions Establishing Plan of Condominium Ownership, dated August 15, 1984 and recorded August 17, 1984 in Book D717, Page 901 of the Official Records of the City and County of San Francisco, (iii) as amended by that certain First Amendment to Declaration Establishing Reciprocal Easements and Covenants Running with the Land and Amendment of Plan of Condominium Ownership, dated February 12, 1985 and recorded on December 2, 1985 in Book D973, Page 545 of the Official Records of the City and County of San Francisco, (iv) as further amended by that certain Second Amendment to Montgomery-Washington Tower – Declaration Establishing Reciprocal Easements and Covenants Running with the Land, dated April 16th, 1990 and recorded on April 24, 1990 as Instrument No. E537851 in Book F110, Page 933 of the Official Records of the City and County of San Francisco, and (v) as further amended by that certain Third Amendment to Montgomery-Washington Tower – Declaration Establishing Reciprocal Easements and Covenants Running with the Land, dated September 7, 2013 and recorded on November 12, 2013 as Instrument No. 2013-J782544-00 in Book L022, Page 0758 of the Official Records of the City and County of San Francisco.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, including any successor or other Regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Rents” shall mean all rents, moneys payable as damages or in lieu of rent (including any disbursements from Mortgage Reserve Funds or Reserve Funds representing amounts payable during a Tenant’s free rent period), rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, proceeds from any Interest Rate Protection Agreement or Mortgage Interest Rate Protection Agreement and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Mortgage Borrower or Borrower or its agents or employees from any and all sources arising from or attributable to the Property.

“Reserve Accounts” shall mean any reserve or escrow account required to be established by this Agreement or the other Loan Documents (including, without limitation, any accounts into which the Substitute Reserves are deposited), if any.

“Reserve Funds” shall mean any reserve or escrow funds required to be established by this Agreement or the other Loan Documents (including, without limitation, any Substitute Reserves), if any.

“Reserve Requirements” shall mean with respect to any Interest Period, the maximum rate of all reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during the Interest Period) which are imposed under Regulation D (and applicable to any Lender) on eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against, any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during such Interest Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars, but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. The determination of the Reserve Requirements shall be based on the assumption that the applicable Lender funded one hundred percent (100%) of the Loan in the interbank eurodollar market. In the event of any change in the rate of such Reserve Requirements under Regulation D during the applicable Interest Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Requirements, or differing Reserve Requirements, on one or more but not all of the holders of the Loan or any participation therein, Agent may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirements which shall be used in the computation of the Reserve Requirements. Agent’s reasonable computation of same shall be final absent manifest error.

“Restoration” shall have the meaning set forth in Section 5.2.1.

“Restoration Threshold” shall mean two percent (2%) of the sum of (i) Total Advanced Mortgage Loan Amount and (ii) the outstanding principal balance of the Loan.

“Restricted Party” shall mean Borrower, Mortgage Borrower, each SPE Party (if any), Guarantor, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of any of the foregoing.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

“Section 2.5 Certificate” shall have the meaning set forth in Section 2.5(e)(i)(C).

“Section 2.5 Taxes” shall have the meaning set forth in Section 2.5(a).

“Secondary Market Transactions” shall have the meaning set forth in Section 9.1(a).

“Securitization” shall mean the inclusion of the Loan or any portion thereof in a single asset securitization or a pooled loan securitization.

“Servicer” shall have the meaning set forth in Section 9.3.

“Servicing Agreement” shall have the meaning set forth in Section 9.3.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).

“Short Interest” shall have the meaning set forth in Section 2.4.1.

“Single Member Delaware LLC” shall mean a single member limited liability company formed under Delaware law which (a) has and shall have either two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company, (b) complies with the terms and provisions of Section 3.1.24(cc) hereof, and (c) otherwise meets the Rating Agency Criteria.

“SPE Party” shall mean, if Borrower or Mortgage Borrower, as applicable, is a limited partnership or a limited liability company (other than a Single Member Delaware LLC), each general partner or managing member of Borrower or Mortgage Borrower, as applicable.

“Sponsor” shall mean Guarantor.

“Special Member” shall have the meaning set forth in Section 3.1.24(cc)(i).

“Spread” shall mean six percent (6.000%).

“Spread Maintenance Premium” shall mean, in connection with a prepayment of all or any portion of the outstanding principal balance of the Loan during the period commencing with the date hereof and ending (but including) the Prepayment Release Date pursuant to the terms hereof, an amount equal to the present value, discounted at LIBOR on the most recent Determination Date with respect to any period when the Loan is a LIBOR Loan (or, with respect to any period when the Loan is a Substitute Rate Loan, discounted at an interest rate that Agent believes, in its reasonable judgment, would equal LIBOR on such Determination Date if LIBOR was then available) of all future installments of interest which would have been due hereunder through and including the end of the Interest Period in which the Prepayment Release Date occurs, on the portion of the outstanding principal balance of the Loan being prepaid as if interest accrued on such portion of the principal balance being prepaid at an interest rate per annum equal to the Spread plus the greater of (x) LIBOR and (y) 0% with respect to any period when the Loan is a LIBOR Loan (or, with respect to any period when the Loan is a Substitute Rate Loan, an interest rate that Agent reasonably believes, in its judgment, would equal LIBOR on such Determination Date if LIBOR was then available). The Spread Maintenance Premium shall be reasonably calculated by Agent and shall be final absent manifest error.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Subordination of Management Agreement” shall mean, individually and/or collectively, as the context may require, (i) that certain Mezzanine Subordination of Management Agreement, dated the date hereof, among Borrower, Mortgage Borrower, Agent and DPF Manager, and (ii) that certain Mezzanine Subordination of Management Agreement, dated the date hereof, among Borrower, Mortgage Borrower, Agent, DPF Manager, and CBRE Manager, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Subsidiary” shall mean any corporation, partnership, limited liability company or other equity in which a Person holds an equity interest which is more than ten percent (10%) of the equity classes issued by such entity.

“Substitute Cash Management Accounts” shall have the meaning set forth in Section 6.3.2 hereof.

“Substitute Rate” shall have the meaning set forth in Section 2.2.3(b).

“Substitute Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at the Substitute Rate plus the Substitute Spread in accordance with the provisions of Article I hereof.

“Substitute Reserves” shall have the meaning set forth in Section 6.1.2 hereof.

“Substitute Spread” shall have the meaning set forth in Section 2.2.3(b).

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and reasonably satisfactory to Agent and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Agent.

“Tax Funds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Taxes” shall mean all real estate and personal property taxes, payments in lieu of taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon. In no event shall any PACE Transaction be considered Taxes for purposes of this Agreement.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Tenant Improvement Allowance” shall mean the amount required to be paid by Mortgage Borrower to a Tenant under a Lease on account of or in lieu of work performed by such Tenant in the applicable space demised under such Lease.

“Tenant Improvements” shall mean the improvements and/or other work affecting any space at the Property required to be constructed and paid for by Mortgage Borrower pursuant to applicable Leases for such space.

“Third Party Agreement” shall have the meaning set forth in Section 11.22(xx)(1).

“Title Insurance Policy” shall have the meaning set forth in the Mortgage Loan Agreement.

“Total Advanced Mortgage Loan Amount” shall mean the “Total Advanced Loan Amount” as defined in the Mortgage Loan Agreement.

“Traded Security” shall have the meaning set forth in Section 8.1(e).

“True-Up Payment” shall mean a payment into the applicable Reserve Account of a sum which, together with any applicable monthly deposits into the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when reasonably appropriate. The amount of the True-Up Payment shall be the difference between the (i) Mortgage Reserve Funds originally required under the Mortgage Loan Documents and (ii) Waived Reserve Funds, as determined by Agent in its reasonable discretion and shall be final and binding absent manifest error.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i).

“Waived Cash Management Accounts” shall have the meaning set forth in Section 6.3.2 hereof.

“Waived Cash Management Provisions” shall have the meaning set forth in Section 6.3.2 hereof.

“Waived Reserve Funds” shall have the meaning set forth in Section 6.1(b) hereof.

“WeWork Condition” shall have the meaning set forth in the Mortgage Loan Agreement.

“WeWork Lease” shall mean that certain Office Lease, dated May 19 2017, by and between Mortgage Borrower, as lessor, and WeWork Tenant, as lessee, together with that certain Guaranty of Lease, dated May 19, 2017, by and between Mortgage Borrower, as lessor, and WeWork Companies Inc., a Delaware corporation, as guarantor.

“WeWork Premises” shall mean that portion of the Property demised as of the date hereof to WeWork Tenant pursuant to the WeWork Lease.

“WeWork Tenant” shall mean 655 Montgomery St Tenant LLC, a New York limited liability company.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2      Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. With respect to terms defined by cross-reference to the Mortgage Loan Documents, such defined terms shall have the definitions set forth in the Mortgage Loan Documents as of the date hereof, and no modifications to the Mortgage Loan Documents shall have the effect of changing such definitions for the purposes of this Agreement unless Agent and/or Lenders expressly agree that such definitions as used in this Agreement have been revised.

Article 2.

THE LOAN

Section 2.1       The Loan.

2.1.1.      Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lenders severally, and not jointly, agree to make the Loan to Borrower and Borrower shall accept the Loan from Lenders on the Closing Date.

2.1.2.      Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

2.1.3.      The Note. The Loan shall be evidenced by that certain Mezzanine Promissory Note of even date herewith, in the stated principal amount of up to Fourteen Million Six Hundred Thousand and No/100 Dollars ($14,600,000) executed by Borrower and payable to the order of Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, severed, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4.      Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) make an equity contribution to the Mortgage Borrower in order to cause the Mortgage Borrower to use such amounts for any use permitted pursuant to the Mortgage Loan Agreement, (b) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Agent, and (c) retain the balance, if any, for such purposes as Borrower shall determine, including, but not limited to, distributions to Borrower’s partners or members, as applicable.

Section 2.2       Interest Rate.

2.2.1.      Applicable Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, interest on the outstanding principal balance of the Loan shall accrue from (and including) the Closing Date through the end of the Interest Period that ends on the date immediately prior to the Maturity Date at the Applicable Interest Rate. Interest on the outstanding principal balance of the Loan existing on the commencement of an Interest Period shall accrue for the entire Interest Period and shall be owed by Borrower for the entire Interest Period regardless of whether any principal portion of the Loan is repaid prior to the expiration of such Interest Period. Notwithstanding anything to the contrary contained herein, no Interest Period shall extend beyond the Maturity Date except to calculate interest at the Default Rate (if applicable).

2.2.2.      Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the Interest Period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Applicable Interest Rate or the Default Rate, as then applicable to the Note, expressed as an annual rate divided by 360) by (c) the outstanding principal balance.

2.2.3.      Determination of Interest Rate.

(a).           Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the first day on which such change in the Applicable Interest Rate shall become effective. Each determination by Agent of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(b).          In the event that any Lender shall have reasonably determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, (i) adequate and reasonable means do not exist for ascertaining LIBOR or (ii) LIBOR does not fairly and accurately reflect the costs to such Lender of making or maintaining the Loan, then Agent shall, by written notice to Borrower and Lenders (“Lender’s Notice”), which notice shall set forth in reasonable detail such circumstances, establish the Applicable Interest Rate at such Lender’s then customary spread (the “Substitute Spread”), taking into account the size of the Loan and the creditworthiness of Borrower, above a published index used for variable rate loans as reasonably determined by such Lender (the “Substitute Rate”).

(c).           If, pursuant to the terms of this Agreement, the Loan has been converted to a Substitute Rate Loan and Agent shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Agent shall give notice thereof to Borrower and Lenders, and the Substitute Rate Loan shall automatically convert to a LIBOR Loan on the effective date set forth in such notice. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Loan to a Substitute Rate Loan.

(d).           In the event of any Change in Law or in the interpretation or application thereof shall hereafter make it unlawful for any Lender to make or maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of such Lender hereunder to make a LIBOR Loan shall be cancelled forthwith and (ii) such Lender may give Agent written notice thereof and Agent shall deliver Borrower and the other Lenders a Lender’s Notice, establishing the Applicable Interest Rate at the Substitute Rate plus the Substitute Spread, in which case the Applicable Interest Rate shall be a rate equal to the Substitute Rate in effect from time to time plus the Substitute Spread. In the event the condition necessitating the cancellation of such Lender’s obligation to make a LIBOR Loan hereunder shall cease, such Lender shall promptly notify Borrower and Agent in writing of such cessation and the Loan shall resume its characteristics as a LIBOR Loan in accordance with the terms herein from and after the first day of the Interest Period next following such cessation. Borrower hereby agrees promptly to pay such Lender, within ten (10) Business Days following receipt of written demand, any additional amounts reasonably necessary to compensate such Lender for any out-of-pocket costs reasonably incurred by such Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Any Lender’s notice of such costs, as certified to Borrower, shall be set forth in reasonable detail and such Lender’s calculation shall be conclusive absent manifest error.

(e).           In the event of any Change in Law or in the interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i).	shall hereafter have the effect of reducing the rate of return on any Lender’s capital (other than as a result of an increase in taxes) as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by any amount reasonably deemed by such Lender to be material;

(ii).	shall hereafter impose, modify, increase or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender which is not otherwise included in the determination of the rate hereunder (other than as a result of an increase in taxes); or

(iii).	shall hereafter impose on any Lender any other condition and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay such Lender, within ten (10) Business Days following receipt of written demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as reasonably determined by such Lender; provided, however, that Borrower shall not be required under this Section 2.2.3 to pay such Lender additional amounts for additional costs or reduced amounts receivable that are attributable to an increase in taxes imposed on such Lender; provided, further, Lender shall only charge any such additional amounts to Borrower if Lender is also charging other similarly situated borrowers with loans outstanding with such Lender for such additional costs or reduced amounts receivable in comparable amounts. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(e), Borrower shall not be required to pay same unless they are the result of requirements imposed generally on lenders similar to such Lender and not the result of some specific reserve or similar requirement imposed on such Lender as a result of such Lender’s special circumstances. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(e), Agent shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate such Lender(s) for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence, executed by an authorized signatory of any Lender and submitted by Agent to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(f)       Borrower agrees to indemnify any Lender and to hold such Lender harmless from any actual, out-of-pocket loss or expense (other than consequential and punitive damages) which such Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such actual, out-of-pocket loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not a Monthly Payment Date or (B) is a Monthly Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate to the Substitute Rate plus the Substitute Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at a rate other than the Substitute Rate plus the Substitute Spread on a date other than the first day of an Interest Period, including, without limitation, such actual, out-of-pocket loss or expenses arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”). Whenever in this Section 2.2.3 the term “interest or fees payable by any Lender to lenders of funds obtained by it” is used and no such funds were actually obtained from such lenders, it shall include interest or fees which would have been payable by such Lender if it had obtained funds from lenders in order to maintain a LIBOR Loan hereunder. Each Lender will provide to Borrower a statement detailing such Breakage Costs and the calculation thereof.

(g)       The provisions of this Section 2.2.3 shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4.      Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Agent or Lenders to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Agent or Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.5.      Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date the related Event of Default occurred. In no event shall the foregoing be construed to nullify any grace and/or cure periods applicable to a determination of the existence of an Event of Default.

Section 2.3       Loan Payments; Extension of Maturity Date.

2.3.1.      Payments Before Maturity Date. On the Monthly Payment Date occurring in November, 2017 and on each Monthly Payment Date thereafter to and including the Maturity Date, Borrower shall make a payment to Agent for the ratable benefit of Lenders of interest accruing hereunder during the Interest Period immediately preceding such Monthly Payment Date.

2.3.2.      Payment on Maturity Date. Borrower shall pay to Agent for the ratable benefit of Lenders on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents. For the avoidance of doubt, no Interest Period shall extend beyond the Maturity Date except to calculate interest at the Default Rate (if applicable).

2.3.3.      Extension of Maturity Date. Borrower shall have two (2) successive options to extend the scheduled Maturity Date of the Loan to the Monthly Payment Date in the month containing the one-year anniversary of the Maturity Date as theretofore in effect (the period of each such extension, “Extension Term”). In order to exercise such extension option, Borrower shall deliver to Agent written notice of such extension on or before the date that is thirty (30) days prior to the then applicable Maturity Date (but in no event more than ninety (90) days in advance of the applicable Maturity Date). The Maturity Date shall be extended pursuant to Borrower’s notice as aforesaid, provided that the following conditions are satisfied to Agent’s reasonable satisfaction for each extension of the term of the Loan: (i) no Event of Default shall be in existence either at the time of Borrower’s notice or on the then applicable Maturity Date, (ii) Borrower shall enter into an Interest Rate Protection Agreement through the term of the applicable Extension Term and otherwise satisfy each of the requirements set forth in Section 4.1.18 hereof, including, without limitation, delivery of a new Assignment of Rate Protection Agreement, (iii) Mortgage Borrower shall have extended the Mortgage Loan pursuant to and in accordance with Section 2.3.3 of the Mortgage Loan Agreement, (iv) the Debt Yield (calculated by Agent not less than ten (10) days prior to the then applicable Maturity Date) shall not be less than eight and one-half percent (8.5%) for the first Extension Term or nine percent (9%) for the second Extension Term, (v) Borrower shall pay to Lender an extension fee in an amount equal to one quarter percent (0.25%) of the then outstanding principal balance of the Loan no later than the Business Day prior to the first day of the applicable Extension Term, and (vi) Borrower has paid all of Lender’s reasonable, out-of-pocket costs and expenses in connection with such extension. If Borrower fails to exercise any Extension Term in accordance with the provisions of this Agreement, such Extension Term, and any subsequent Extension Term hereunder, will automatically cease and terminate. Notwithstanding anything to the contrary contained herein, if the Debt Yield threshold is not met in connection with the exercise of an extension option under this Section 2.3.3, then Borrower shall have the right to partially prepay the Loan (and, if applicable, the Mortgage Loan) pro rata by the amount necessary such that the applicable Debt Yield threshold is satisfied, provided (i) with respect to the Loan, (A) no Spread Maintenance Premium shall be due in connection with any such prepayment of the Loan and (B) such prepayment shall be subject to the terms and provisions of Section 2.4.1 below (other than those restricting partial prepayments) and (ii) with respect to the Mortgage Loan, (A) no Spread Maintenance Premium (as defined in the Mortgage Loan Agreement) shall be due in connection with any such prepayment of the Mortgage Loan and (B) such prepayment shall be subject to the terms and provisions of Section 2.4.1 of the Mortgage Loan Agreement (other than those restricting partial prepayments).

2.3.4.      Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal and any other amounts due on the Maturity Date, is not paid by Borrower on or before the date on which it is due, Borrower shall pay to Agent upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Agent in handling and processing such delinquent payment and to compensate Agent and Lenders for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents.

2.3.5.      Method and Place of Payment. (a). Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Agent not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Agent’s office (or such other place designated in writing by Agent to Borrower), and any funds received by Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b).          Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the preceding Business Day.

(c).          All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4      Prepayments.

2.4.1.      Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. At any time during the term of the Loan, Borrower may, at its option, provided no Event of Default has occurred and is then continuing, prepay the Debt in whole but not in part, provided the following conditions are met:

(a).           Borrower shall provide prior written notice to Agent specifying the date upon which the prepayment is to be made (the “Prepayment Date”), which notice shall be delivered to Agent not less than fifteen (15) Business Days prior to such Prepayment Date (or such shorter period of time as may be permitted by Agent in its sole discretion) and which notice may be revoked upon no less than two (2) Business Days’ prior notice; provided, that Borrower shall reimburse Agent for all out-of-pocket costs and expenses reasonably incurred by Agent or Lenders in connection with such revocation, including any Breakage Costs;

(b).          Borrower shall pay to Agent simultaneously with such prepayment the Spread Maintenance Premium (if any, it being agreed that no Spread Maintenance Premium shall be due in connection with any prepayment made on or after the Prepayment Release Date);

(c).          in connection with such prepayment Borrower shall pay to Agent, for the ratable benefit of each Lender, simultaneously with such prepayment, all interest on the principal balance of the Loan then being prepaid which would have accrued through and including the last day of the Interest Period during which such Prepayment Date occurs notwithstanding that such Interest Period extends beyond the Prepayment Date, or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Interest Period that ends immediately prior to such Monthly Payment Date (such amounts, “Short Interest”), together with any Breakage Costs and all of Agent’s and Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Agent and Lenders in connection with such prepayment.

(d).          Notwithstanding anything to the contrary contained herein, Borrower shall have the right, at its election in its sole discretion, to prepay a portion of the Loan and the Mortgage Loan pro rata by the amount necessary such that the applicable Debt Yield threshold is satisfied (x) in order to achieve the Debt Yield threshold required to terminate a Cash Sweep Event Period, or (y) if the Debt Yield threshold is not met in connection with the exercise of an extension option under Section 2.3.3, provided, in the case of either of the foregoing (x) or (y), (A) no Spread Maintenance Premium shall be due in connection with any such prepayment of the Loan and (B) such prepayment shall be subject to the other applicable terms and provisions of this Section 2.4.1.

2.4.2.      Liquidation Events.

(a).           In the event of (A) any Casualty to the Property or any portion thereof, (B) any Condemnation of the Property or any portion thereof, (C) any transfer of the Property in connection with a realization thereon following a Mortgage Loan Event of Default, including, without limitation, a foreclosure sale, (D) any refinancing of the Property or the Mortgage Loan or (E) the receipt by Mortgage Borrower of any excess proceeds realized under its Owner’s Title Insurance Policy after application of such proceeds by Mortgage Borrower to cure any title defect (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited into an account designated by Agent. On each date on which Agent actually receives a distribution of Net Liquidation Proceeds After Debt Service, Borrower shall prepay, without Spread Maintenance Premium, penalty or other charge, the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service, together with interest which would have accrued on such amount through and including the last day of the Interest Period during which such prepayment occurs notwithstanding that such Interest Period extends beyond the date such prepayment occurs, unless the date the Net Liquidation Proceeds After Debt Service is paid to Agent is the last day of the Interest Period then in effect. Any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be paid to Borrower. Any prepayment received by Agent pursuant to this section on a date other than the last day of any applicable Interest Period shall be held by Agent as collateral security for the Loan, for the benefit of Lenders, in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied to the Debt by Agent on the next last day of the Interest Period then in effect, in which case, through and including the last day of the Interest Period that ends immediately prior to such Monthly Payment Date. Notwithstanding anything contained herein to the contrary, in the event that Mortgage Agent uses Net Proceeds resulting from a Casualty or Condemnation of the Property to prepay the Mortgage Loan in full including any accrued and unpaid interest thereon in accordance with the Mortgage Loan Agreement, Borrower shall be permitted to prepay the entire amount of the Loan outstanding on the last day of the Interest Period then in effect and no Spread Maintenance Premium or other prepayment fee shall be due in connection therewith.

(b).           Borrower shall notify Agent of any contemplated Liquidation Event no later than three (3) Business Days following the first date on which Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of the Property on the date on which a contract of sale for such sale is entered into, and (ii) a refinancing of the Property, on the date on which a commitment for such refinancing has been entered into. The provisions of this Section 2.4.2 shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or the transfer of the Property set forth in this Agreement.

2.4.3.      [Intentionally Omitted]

Section 2.5      Withholding Taxes.

(a).           Any and all payments by any Loan Party in respect of this Agreement or any other Loan Document to which any Loan Party is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and any penalties, interest and additions to tax with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Section 2.5 Taxes”), unless required by law. If any Loan Party shall be required under any applicable law to deduct or withhold any Section 2.5 Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to Lender, (i) such Loan Party shall make all such deductions and withholdings in respect of Section 2.5 Taxes, (ii) such Loan Party shall pay the full amount deducted or withheld in respect of Section 2.5 Taxes to the relevant taxation authority or other Governmental Authority in accordance with the applicable law, and (iii) if such Section 2.5 Taxes are Non-Excluded Taxes, the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party has made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.5) Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.

(b).          In addition, Borrower hereby agrees to timely pay any present or future stamp, recording, documentary, excise, intangible, property or similar taxes, charges or levies that arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement, the Notes or any other Loan Document, other than Excluded Taxes or taxes or charges resulting from Lender’s funding of any Loan with plan assets subject to ERISA, Section 4975 of the Code or any applicable similar laws (collectively, “Other Taxes”) to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(c).           Each Loan Party hereby agrees to indemnify each Lender and Agent for, and to hold each of them harmless against, the full amount of Non-Excluded Taxes paid or payable by such Lender or Agent, as the case may be, in connection with this Agreement or any other Loan Document and any penalties, additions to tax, interest and reasonable expenses arising therefrom or with respect thereto. The indemnity by any Loan Party provided for in this Section 2.5(c) shall apply and be made whether or not the Non-Excluded Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by any Loan Party under the indemnity set forth in this Section 2.5(c) shall be paid within ten (10) Business Days from the date on which the applicable Lender or Agent, as the case may be, makes written demand therefor. Such written demand shall be conclusive of the amount so paid or payable absent manifest error.

(d).          As soon as practical after the date of any payment of Non-Excluded Taxes to a taxing authority or other Governmental Authority, any Loan Party (or any Person making such payment on behalf of any Loan Party) shall furnish to Agent for its own account or for the account of the applicable Lender the original or a certified copy of the original official receipt issued by such taxing authority or other Governmental Authority evidencing payment thereof.

(e).           If any Lender is entitled to an exemption from, or reduction of, any applicable withholding tax with respect to any payments under any Loan Document, such Lender shall deliver to the relevant Loan Party, at the time or times prescribed by applicable law or reasonably requested by the applicable Loan Party, such properly completed and executed documentation prescribed by applicable law and reasonably requested by any Loan Party as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, each Lender, if requested by any Loan Party, shall deliver such other documentation prescribed by law or reasonably requested by any Loan Party as will enable any Loan Party to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.5(e)(i) through (iii)) shall not be required if in a Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a change in a law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of any Loan Party, each Lender shall update any form or certification previously delivered pursuant to this Section 2.5(e). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect, the applicable Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the applicable Loan Party in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Without limiting the generality of the foregoing:

(i).	Each Agent or Lender (including for avoidance of doubt any participant, assignee or successor) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (“Non-U.S. Lender”) shall, if it is legally eligible to do so, deliver or cause to be delivered to the relevant Loan Party the following properly completed and duly executed documents:

(A)       (x) with respect to payments of interest under any Loan Document, a complete and executed U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of an applicable tax treaty (or any successor forms thereto), including all appropriate attachments or (y) with respect to any other applicable payments under any Loan Document, a complete and executed U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; or

(B)        a complete and executed U.S. Internal Revenue Service Form W-8ECI (or any successor form thereto); or

(C)        in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN or W- 8BEN-E, as applicable (or any successor form thereto) and (y) a certificate substantially in the form of Schedule 2.5 (a “Section 2.5 Certificate”) to the effect that Non-U.S. Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected; or

(D)        in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership, an entity disregarded for U.S. federal income tax purposes, or a participating Lender), (x) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) on behalf of itself and (y) with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, a “beneficial owners”), the documents that would be required by these clauses (A), (B), (C), (D) or Section 2.5(e)(ii) with respect to each such beneficial owner if such beneficial owner were a Lender, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (D) are otherwise determined to be unnecessary, all such determinations under this clause (D) to be made in the sole discretion of Loan Party; provided further, that if the Non-U.S. Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a Section 2.5 Certificate on behalf of such partners; or

(E)        any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding tax together with such supplementary documentation necessary to enable any Loan Party to determine the amount of tax (if any) required by law to be withheld.

(ii).	Each Lender (including for avoidance of doubt any participant, assignee or successor) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, if it is legally eligible to do so, deliver or cause to be delivered to any applicable Loan Party a properly completed and duly executed U.S. Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(iii).	If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to any applicable Loan Party, at the time or times prescribed by law and at such time or times reasonably requested by Loan Party, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Loan Party as may be necessary for Loan Party to comply with its obligations under FATCA, to determine that Lender has or has not complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.5(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f).           Each Lender hereby agrees that, upon the occurrence of any circumstances entitling Lender to additional amounts pursuant to this Section 2.5, Lender, at the request of Loan Party, shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), to designate a different Applicable Lending Office for the funding or booking of its Loan hereunder, if, in the reasonable judgment of such Lender, such designation (i) would eliminate or reduce amounts payable pursuant to Section 2.5 in the future, and (ii) would not subject Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with any such designation.

(g).          If any Lender is entitled to additional compensation under any of the foregoing provisions of this Section 2.5 and shall fail to designate a different Applicable Lending Office as provided in Section 2.5(f), then, so long as no Default or Event of Default shall have occurred and be continuing, the applicable Loan Party may cause such Lender to (and, if the Loan Party so demands, such Lender shall) assign all of its rights and obligations under this Agreement to one or more other Persons identified by the Loan Party and reasonably acceptable to the Agent; provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of the Loan held by it, accrued interest thereon, accrued fees and all other amounts payable to such Lender hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for additional compensation under any of the foregoing provisions of this Section 2.5, such assignment will result in a reduction in such compensation or payments; provided further, that if, upon such demand by the applicable Loan Party, the applicable Lender elects to waive its request for additional compensation pursuant to this Section 2.5, the demand by the Loan Party for such Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn. Nothing in Section 2.5(f) or this Section 2.5(g) shall affect or postpone any of the rights of any Lender or any of the obligations of any Loan Party under any of the foregoing provisions of this Section 2.5 in any manner. No Lender shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

(h).          If a Lender receives a refund of any Non-Excluded Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.5, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.5 with respect to the Non-Excluded Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of a Lender, agrees to repay the amount paid over to such Loan Party to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(i).           Notwithstanding anything to the contrary in this Section 2.5, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been enacted, adopted, and issued after the date of this Agreement, regardless of the date actually enacted, adopted or issued.

(j).           Each party’s obligations under this Section 2.5 shall survive the termination of the Loan Documents and payment of any obligations thereunder.

Section 2.6    Non-Confidentiality of Tax Treatment. Notwithstanding anything to the contrary contained in this Agreement, Borrower, Lender and Agent may disclose to any and all Persons, without limitations of any kind, the purported or claimed U.S. federal income tax treatment of this Agreement, any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of this Agreement, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal income tax treatment or fact, other than the name of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, and any pricing terms or other nonpublic business or financial information that is unrelated to the purported or claimed federal income tax treatment of the Agreement to the taxpayer and is not relevant to understanding the purported or claimed federal income tax treatment of the Agreement to the taxpayer.

Article 3.

REPRESENTATIONS AND WARRANTIES

Section 3.1     Borrower Representations. Borrower represents and warrants to Agent and Lender that, as of the date hereof:

3.1.1.      Organization. (a). Each of Borrower and each SPE Party (if any) is duly formed, organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

(b).          Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Agent in writing at least thirty (30) days prior to the date of such change). Borrower’s organizational identification number assigned by the state of its incorporation or organization is 6544257. Borrower’s federal tax identification number is 20-5489659. Borrower is not subject to back-up withholding taxes.

3.1.2.      Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3.      No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not, to Borrower’s knowledge, conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of the organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4.      Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened in writing against Borrower or Mortgage Borrower in any court or by or before any other Governmental Authority, which would have or is reasonably likely to have, a Material Adverse Effect. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened in writing against Guarantor or any other Restricted Party, in any court or by or before any other Governmental Authority, which would have or is reasonably likely to have, a Material Adverse Effect.

3.1.5.      Agreements. Neither Borrower nor Mortgage Borrower is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor Mortgage Borrower is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor Mortgage Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other material agreement or instrument to which it is a party or by which it or the Property or Collateral is bound. Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Collateral is otherwise bound, other than obligations under the Loan Documents. Mortgage Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Mortgage Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, (b) obligations under the Mortgage Loan Documents, and (c) contingent obligations pursuant to the Ground Lease.

3.1.6.     Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Mortgage Borrower of, or compliance by Mortgage Borrower with, the Mortgage Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Mortgage Borrower.

3.1.7.      Title. The pledgor under the Pledge Agreement is the record and beneficial owner of, and has good and marketable title to the Collateral free and clear of all Liens whatsoever except the Permitted Encumbrances. The Pledge Agreement, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, first priority, perfected lien on the Collateral, and (ii) a legal, valid and enforceable first priority, perfected security interest in and to, and perfected collateral assignments of, all proceeds arising from the Collateral, to the extent a security interest may be created therein and perfected by the filing of a UCC Financing Statement under the Uniform Commercial Code as in effect in the applicable jurisdiction, all in accordance with the terms thereof.

3.1.8.      ERISA Matters; No Plan Assets. As of the date hereof and throughout the term of the Loan (i) neither Borrower nor Mortgage Borrower is or will be an “employee benefit plan”, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (ii) none of the assets of Borrower or Mortgage Borrower constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, (iii) neither Borrower nor Mortgage Borrower is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower and/or Mortgage Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans.

3.1.9.      Compliance. Borrower, Mortgage Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, parking, building, zoning and land use laws, ordinances, regulations, and codes. Neither Mortgage Borrower nor Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor Mortgage Borrower has committed any act which may give any Governmental Authority the right to cause Mortgage Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. To the best of Borrower’s knowledge, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits.

3.1.10.    Financial Information. All financial data, including, without limitation, the statements of income and operating expense, that have been delivered to Agent and/or Lenders by any Borrower Party in respect of the Property and the Collateral (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Mortgage Borrower, the Property and the Collateral as of the date of such reports in all material respects, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower, except as referred to or reflected in said financial statements. Since the date of the financial statements described above and through the date hereof, there has been no material adverse change in the financial condition, operations or business of Borrower, Mortgage Borrower, the Collateral or the Property from that set forth in said financial statements.

3.1.11.   Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened in writing with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12.    [Intentionally Omitted].

3.1.13.    [Intentionally Omitted].

3.1.14.  [Intentionally Omitted].

3.1.15. Enforceability. To Borrower’s knowledge, the Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and, as of the date hereof, Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.

3.1.16.  [Intentionally Omitted].

3.1.17.  [Intentionally Omitted].

3.1.18.  [Intentionally Omitted].

3.1.19.  [Intentionally Omitted].

3.1.20.  [Intentionally Omitted].

3.1.21.  Boundaries. To Borrower’s knowledge, except as set forth on the Survey, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements.

3.1.22.  Leases. Borrower represents and warrants to Agent with respect to the Leases that, except as disclosed (x) in any Tenant estoppel certificate addressed and delivered to Agent and Lenders prior to the Closing Date, or (y) on Schedule 3.1.22 hereto: (a) the rent roll attached hereto as Schedule I is true, complete and correct in all material respects, the Property is not subject to any Leases other than the Leases described in Schedule I, and no Person has any possessory interest in the Property or right to occupy the same except for the Mortgage Borrower or under and pursuant to the provisions of the Leases, (b)(i) the Leases identified on Schedule I are in full force and effect, (ii) to the best of Borrower’s knowledge, there are no defaults thereunder by the applicable Tenant, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute a default by a Tenant thereunder, (iii) to Borrower’s knowledge, there are no defaults thereunder by Mortgage Borrower, as landlord, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute a default by Mortgage Borrower, as landlord, thereunder, and (iv) to Borrower’s knowledge, no Tenant is subject to an action under any state or federal bankruptcy, insolvency, or similar laws or regulations, (c) the copies of the Leases delivered to Agent are true and complete in all material respects, and there are no oral agreements with respect thereto, (d) no Rent (other than security deposits) has been paid more than one (1) month in advance of its due date, (e) all work to be performed by Mortgage Borrower under each Lease as of the date hereof has been performed as required and has been accepted by the applicable Tenant, (f) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mortgage Borrower to any Tenant as of the date hereof has already been received by such Tenant, (g) all security deposits are being held in accordance with Legal Requirements, (h) all Tenants at the Property are paying full rent under their Leases, (i) no Tenant under any Lease (or any sublease) is an Affiliate of Borrower, (j) no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the Improvements of which the leased premises are a part, (k) except as previously disclosed in writing to Agent, each Tenant at the Property is in physical occupancy of the premises demised under its Lease and has not sublet any portion thereof to any Person, and (l) no Person other than the Mortgage Borrower and the applicable Tenant have any right, title or interest in and to the Leases and Rents except the rights and Liens granted to Agent pursuant to the Loan Documents.

3.1.23.  Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Collateral to Borrower and transfer of the Property to Mortgage Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents and the Mortgage Loan Documents, including, without limitation, the Mortgage and the Pledge Agreement, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property and/or the Collateral have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy and the title insurance policy to be issued in connection with the Pledge Agreement.

3.1.24.  Single Purpose. Borrower hereby represents and warrants that from the date of the formation none of Borrower, Mortgage Borrower and each SPE Party (if any) through and including the Closing Date that none of Borrower, Mortgage Borrower or any SPE Party has taken any of the actions prohibited (or failed to take any actions required to be taken) pursuant to the terms and provisions of this Section 3.1.24. Borrower hereby represents and warrants to, and covenants with, Agent and Lenders that as of the Closing Date and until such time as the Debt shall be paid in full:

(a).          Borrower has not owned, does not own and will not own any asset or property other than (i) the related Pledged Company Interests and (ii) incidental personal property necessary for the ownership of such interests. Mortgage Borrower has not owned, does not own and will not own any asset or property other than (i) the Property, and (ii) incidental personal property necessary for the ownership or operation of the Property.

(b).         Mortgage Borrower has not and will not engage in any business other than the acquisition, ownership, holding, leasing, management, operation, development and improvement of the Property, and Mortgage Borrower will conduct and operate its business as presently conducted and operated. Borrower will not engage in any business other than the ownership of the related Pledged Company Interests and will conduct and operate its business as presently conducted and operated in all material respects.

(c).         Except for capital contributions or capital distributions permitted under the terms and conditions of their organizational documents and properly reflected on its books and records, neither Mortgage Borrower nor Borrower has nor will enter into any contract or agreement with any Affiliate of Mortgage Borrower or Borrower or any constituent party of Mortgage Borrower or Borrower or any Affiliate of any constituent party, except in the ordinary course of business and upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.

(d).          Neither Mortgage Borrower nor Borrower has incurred and will not (and Borrower agrees it will not permit Mortgage Borrower to) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) in the case of Borrower, the Debt, and (ii) in the case of Mortgage Borrower, (1) the Mortgage Loan and the Prior Mortgage Loan, (2) trade and/or operational indebtedness incurred in the ordinary course of business (including, without limitation, the Ground Lease Put and the Ground Lease ROFR) with trade and/or operational creditors, provided such indebtedness is (A) unsecured, (B) not evidenced by a note, (C) on commercially reasonable terms and conditions, and (D) due not more than ninety (90) days past the date incurred and paid on or prior to such date, (iii) reimbursements to Affiliates for shared overhead expenses as contemplated by Section 3.1.24(t) and/or (iv) Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in clauses (ii), (iii) and (iv) (excluding the amount of the Ground Lease Put and the Ground Lease ROFR) shall not exceed at any time three percent (3%) of the original principal amount of the Debt. With respect to the Prior Mortgage Loan, Borrower hereby represents, warrants and covenants that (x) the Prior Mortgage Loan has been repaid or defeased in full prior to the date hereof, and (y) there are no remaining liabilities or obligations in connection with the Prior Mortgage Loan (other than environmental and other limited and customary obligations).

(e).           Neither Mortgage Borrower nor Borrower has made, and neither Mortgage Borrower nor Borrower will make any loans or advances to any third party (including any Affiliate or constituent party of Mortgage Borrower or Borrower), and has not and shall not acquire obligations or securities of its Affiliates.

(f).           Each of Mortgage Borrower and Borrower has been, is as of the date hereof, and intends to remain solvent and each of Borrower and Mortgage Borrower has (either directly or through the Manager) as of the date hereof paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided, that, in each such case, there exists and, if applicable, is made available to Mortgage Borrower and/or Borrower by Mortgage Agent pursuant to the Cash Management Agreement, sufficient cash flow from the Property to do so and that the foregoing shall not require any partners, members or other owners of Borrower or Mortgage Borrower to make any capital contributions or to lend funds to Borrower or Mortgage Borrower or arrange for any such capital contribution or loan by any other Person.

(g).          Mortgage Borrower and Borrower have done or caused to be done and will do or cause to be done all reasonable things necessary to observe organizational formalities and preserve their separate existence, and neither Mortgage Borrower nor Borrower have, will, or will permit any SPE Party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Mortgage Borrower, Borrower or such SPE Party without the prior consent of Lender in any manner that (i) violates the single purpose covenants set forth in this Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that (A) by its terms cannot be modified at any time when the Loan is outstanding, (B) by its terms cannot be modified without Agent or Lenders’ consent, or (C) is otherwise prohibited from being amended or modified pursuant to this Agreement or the other Loan Documents.

(h).          Mortgage Borrower and Borrower have each maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party (except as provided in the following two (2) sentences). The assets of each Mortgage Borrower and Borrower have not and will not be listed as assets on the financial statement of any other Person; provided, however, that the assets of either Mortgage Borrower and/or Borrower may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Mortgage Borrower, Borrower and such Affiliates and to indicate that the assets and credit of Mortgage Borrower and/or Borrower, as applicable, are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Mortgage Borrower’s or Borrower’s, as applicable, own separate balance sheet. Each of Mortgage Borrower and Borrower have filed and will file its own tax returns except to the extent that each is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law.

(i).            Each of Mortgage Borrower and Borrower have been and will be, and at all times have and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Mortgage Borrower and Borrower, as applicable, or any constituent party of thereof), have and shall correct any known misunderstanding regarding its status as a separate entity, have and shall conduct business solely in its own name, have not and shall not identify itself or any of its Affiliates as a division or part of any Person and have and shall maintain and utilize separate stationery, invoices and checks bearing its own name, except in each case for business conducted on behalf of Mortgage Borrower by Manager pursuant to the terms and provisions of the Management Agreement, which Borrower represents is on commercially-reasonable and arms’ length terms, so long as Manager holds itself out as an agent or representative of Mortgage Borrower.

(j).           Each of Mortgage Borrower and Borrower have maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided that there exists sufficient cash flow from the Property to do so and provided, further, that the foregoing shall not require any partners, members or other owners of Borrower to make any capital contributions or to lend funds or loans to Borrower or arrange for any such capital contribution or loan by any other Person) and shall not intentionally make any distribution which shall cause it to have less than adequate capital.

(k).          None of Mortgage Borrower, Borrower or any constituent party (provided that constituent party shall not include (i) any Person that owns a direct or indirect interest in any Publicly Registered Restricted Party or Publicly Traded Restricted Party or (ii) any Non-Dividend Limited Partner) has or will seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of Mortgage Borrower or Borrower or a sale or transfer of all or substantially all of Mortgage Borrower’s and/or Borrower’s assets.

(l).           Neither Mortgage Borrower nor Borrower has commingled or will commingle its funds and other assets with those of any Affiliate or constituent party or any other Person, and has and will hold all of its assets solely in its own name.

(m).         Each of Mortgage Borrower and Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n).          Neither Mortgage Borrower nor Borrower has or will guarantee or become obligated for the debts of any other Person and has not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o).          Each of Mortgage Borrower and Borrower shall conduct its business so that the assumptions made with respect to such Mortgage Borrower and/or Borrower in the Non-Consolidation Opinion and any New Non-Consolidation Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants on behalf of Mortgage Borrower and itself and agrees that each of Mortgage Borrower and Borrower will comply in all respects with or cause the compliance in all respects with, (i) all of the facts and assumptions (whether regarding Mortgage Borrower or Borrower or (to the extent in such Mortgage Borrower’s or Borrower’s reasonable control) any other Person) set forth in the Non-Consolidation Opinion, and any New Non-Consolidation Opinion, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of Borrower and any SPE Party.

(p).          Each of Mortgage Borrower and Borrower has not permitted (except as disclosed to Agent), and will not permit any Affiliate or constituent party independent access to its bank accounts, except for customary access by the Manager acting as agent of Mortgage Borrower in accordance with the Property Management Agreement.

(q).          Borrower has paid and intends to pay from its own funds its own liabilities and expenses, including all Property-related or Collateral-related expenses and the salaries of its own employees (if any) from its own funds and has maintained and intends to maintain a sufficient number of employees (if any) in light of its contemplated business operations, with it being understood that nothing in this Section 3.1.24(q) shall limit the right of Mortgage Borrower or Borrower to share overhead expenses with Affiliates in compliance with Section 3.1.24(t) and provided further that the foregoing shall not require Mortgage Borrower or Borrower’s direct or indirect legal or beneficial owners to make any capital contributions or to lend funds to Mortgage Borrower and/or Borrower or arrange for any such capital contribution or loan by any other party.

(r).          Each of Mortgage Borrower and Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and has paid and shall pay from and to the extent of its own assets all obligations of any kind incurred.

(s).          Each of Mortgage Borrower and Borrower will not, without the unanimous consent of all of its directors or members (including all Independent Managers/Directors) take any Material Action.

(t).          Each of Mortgage Borrower and Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space and for services performed by any shared employee or any employee of an Affiliate.

(u).          Neither Mortgage Borrower nor Borrower has pledged or will pledge its assets to secure the obligations of any other Person.

(v).         Each of Mortgage Borrower and Borrower will have no obligation to indemnify its officers, directors, members or partners, as the case may be, unless such obligation is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(w).         Each of Mortgage Borrower and Borrower (i) has not, does not, and will not have any of its obligations guaranteed by any Affiliate, other than with respect to the Guaranty and the Environmental Indemnity and (ii) does not and will not knowingly permit any Affiliate to hold such Affiliate’s credit out as available to pay the debts of Mortgage Borrower or Borrower, except as provided in the immediately preceding clause (i) or, in each case, with respect to guarantees relating to the Prior Mortgage Loan that have been paid in full (and similar other such loans that are no longer outstanding).

(x).          Neither Mortgage Borrower nor Borrower has bought or held and neither shall buy or hold evidence of indebtedness issued by any other Person other than Permitted Investments made in accordance with the terms and provisions of this Agreement and the other Loan Documents.

(y).          Neither Mortgage Borrower nor Borrower (with respect to Borrower, other than the Pledged Company Interest) shall form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity, other than Permitted Investments made in accordance with the terms and provisions of this Agreement and the other Loan Documents.

(z).          [Intentionally omitted].

(aa).        [Intentionally omitted].

(bb).       If either Mortgage Borrower or Borrower is a limited partnership or a limited liability company other than a Single Member Delaware LLC, each SPE Party shall comply with the terms and provisions of this Section 3.1.24. Each SPE Party shall either be (i) a Single Member Delaware LLC in accordance with the terms and provisions of clause (cc) below or (ii) a corporation (A) whose sole asset is its interest in the Mortgage Borrower or Borrower, as applicable, (B) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in Mortgage Borrower or Borrower, as applicable, (C) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) except being liable for the obligations of Mortgage Borrower as general partner thereof, and (D) which has and will at all times own at least a one-half of one percent (0.5%) (or if Mortgage Borrower or Borrower is a Delaware entity, a one-tenth of one percent (0.1%)) direct equity ownership interest in Borrower. Each SPE Party will at all times comply, and will cause Borrower and Mortgage Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPE Party. Upon the withdrawal or the disassociation of an SPE Party from Mortgage Borrower or Borrower, to the extent permitted pursuant to the terms and provisions of this Agreement, Mortgage Borrower and/or Borrower, as applicable, shall immediately appoint a new SPE Party whose articles of incorporation or organization are substantially similar to those of such SPE Party and deliver a New Non-Consolidation Opinion to Lender with respect to the new SPE Party and its equity owners.

(cc).          In the event Mortgage Borrower, Borrower or an SPE Party is a Single Member Delaware LLC, its limited liability company agreement (the “LLC Agreement”) shall provide that:

(i).	upon the occurrence of any event that causes the last remaining member (“Member”) of Mortgage Borrower, Borrower or the SPE Party, as applicable, to cease to be the member of Mortgage Borrower, Borrower or the SPE Party, as applicable, (other than (A) upon an assignment by Member of all of its limited liability company interest in Mortgage Borrower, Borrower or the SPE Party, as applicable, and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of such Mortgage Borrower, Borrower or the SPE Party, as applicable, in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Manager/Director of such Mortgage Borrower, Borrower or the SPE Party, as applicable, shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Mortgage Borrower, Borrower or the SPE Party, as applicable, automatically be admitted to such Mortgage Borrower, Borrower or the SPE Party, as applicable, as a member with a zero percent (0%) economic interest (“Special Member”) and shall continue the existence of Mortgage Borrower, Borrower or the SPE Party, as applicable, without dissolution;

(ii).	Special Member may not resign from Mortgage Borrower, Borrower or the SPE Party, as applicable, or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Mortgage Borrower, Borrower or the SPE Party, as applicable, as a Special Member in accordance with requirements of Delaware, as applicable, and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Managers/Directors of Mortgage Borrower, Borrower or the SPE Party, as applicable, in accordance with Section 3.1.24(dd) below;

(iii).	Special Member shall automatically cease to be a member of Mortgage Borrower, Borrower or the SPE Party, as applicable, upon the admission to Borrower or the SPE Party, as applicable, of the first substitute member;

(iv).	Special Member shall be a member of Mortgage Borrower, Borrower or the SPE Party, as applicable, that has no interest in the profits, losses and capital of Mortgage Borrower, Borrower or the SPE Party, as applicable, and has no right to receive any distributions of the assets of Mortgage Borrower, Borrower or the SPE Party, as applicable;

(v).	pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Mortgage Borrower, Borrower or the SPE Party, as applicable, and shall not receive a limited liability company interest in Mortgage Borrower, Borrower or the SPE Party, as applicable;

(vi).	Special Member, in its capacity as Special Member, may not bind Mortgage Borrower, Borrower or the SPE Party, as applicable;

(vii).	except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Mortgage Borrower, Borrower or the SPE Party, as applicable, including, without limitation, the merger, consolidation or conversion of Mortgage Borrower, Borrower or the SPE Party, as applicable; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Manager/Director, to vote on such matters required by the Loan Documents or the LLC Agreement;

(viii).	upon the occurrence of any event that causes the Member to cease to be a member of Mortgage Borrower, Borrower or the SPE Party, as applicable, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Mortgage Borrower, Borrower or the SPE Party (as applicable) agree in writing (A) to continue Mortgage Borrower, Borrower or the SPE Party (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Mortgage Borrower, Borrower or the SPE Party (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Mortgage Borrower, Borrower or the SPE Party, as applicable;

(ix).	any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Mortgage Borrower, Borrower or the SPE Party, as applicable, and upon the occurrence of such an event, the business of Mortgage Borrower, Borrower or the SPE Party (as applicable) shall continue without dissolution; and

(x).	each of Member and Special Member waives any right it might have to agree in writing to dissolve Mortgage Borrower, Borrower or the SPE Party, as applicable, upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Mortgage Borrower, Borrower or the SPE Party, as applicable.

In order to implement the admission to Mortgage Borrower, Borrower or an SPE Party, as applicable, of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Mortgage Borrower, Borrower or the SPE Party, as applicable, as Special Member, Special Member shall not be a member of Mortgage Borrower, Borrower or the SPE Party, as applicable, but Special Member may serve as an Independent Manager/Director of Mortgage Borrower, Borrower or the SPE Party, as applicable.

(dd).        The organizational documents of Mortgage Borrower and Borrower (to the extent such party is either a corporation or a Single Member Delaware LLC) or each SPE Party (if Borrower or Mortgage Borrower is a limited partnership or a limited liability company other than a Single Member Delaware LLC) shall provide that at all times there shall be at least two (2) duly appointed independent managers or directors of such entity (each, an “Independent Manager/Director”) who shall (i) not have been at the time of each such individual’s initial appointment, and has never been, and shall not be at any time while serving as Independent Manager/Director, any of the following: (A) a member, partner, equityholder, manager, director, officer or employee of Mortgage Borrower, Borrower or any of its or the SPE Party’s, as applicable, equityholders or Affiliates (other than serving as an Independent Manager/Director of (x) Borrower, (y) Mortgage Borrower or (z) an Affiliate of Borrower or Mortgage Borrower that does not own a direct or indirect ownership interest in Mortgage Borrower, Borrower or the SPE Party (if any) and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Manager/Director is employed by a company that routinely provides professional Independent Managers/Directors or managers in the ordinary course of its business), (B) a customer, creditor, supplier or service provider (including provider of professional services) to, or any other Person who derives any of its purchases or revenues from its activities with, Mortgage Borrower or Borrower or any of their equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers/Directors and other corporate services to Borrower or Mortgage Borrower or any of its Affiliates in the ordinary course of its business), (C) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier, customer or service provider, or (D) a Person that controls (whether directly, indirectly or otherwise) any of (A), (B) or (C) above, (ii) be employed by, in good standing with and engaged by Borrower or Mortgage Borrower, as applicable, in connection with, in each case, an Approved Independent Manager/Director Provider, and (iii) have had at least three (3) years prior experience as an Independent Manager/Director employed and in good standing with an Approved Independent Manager/Director Provider. A natural person who otherwise satisfies the foregoing definition and satisfies clause (A) by reason of being the Independent Manager/Director of a “special purpose entity” affiliated with Borrower or Mortgage Borrower that does not own a direct or indirect ownership interest in Mortgage Borrower, Borrower or SPE Party (if any) shall be qualified to serve as an Independent Manager/Director of the Borrower or Mortgage Borrower, provided that the fees that such individual earns from serving as an Independent Manager/Director of affiliates of Borrower or Mortgage Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

(ee).          The organizational documents of each of Mortgage Borrower and Borrower (to the extent each is a corporation or a Single Member Delaware LLC) or each SPE Party (if Borrower or Mortgage Borrower, as applicable, is a limited partnership or a limited liability company other than a Single Member Delaware LLC) shall further provide that:

(i).	the board of directors or managers of Mortgage Borrower, Borrower or the SPE Party, as applicable, and the constituent members of such entities (the “Constituent Members”) shall not take any Material Action without the unanimous vote of the entire board of directors or managers, as applicable, and the Constituent Members including the two (2) Independent Managers/Directors appointed in accordance with the terms and provisions of Section 3.1.24(dd);

(ii).	any resignation, removal or replacement of an Independent Manager/Director shall not be effective without five (5) Business Days prior written notice to Lender accompanied by evidence that a replacement Independent Manager/Director satisfying the applicable terms and conditions hereof and of the applicable organizational documents shall have replaced such outgoing Independent Manager/Director;

(iii).	to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, each Independent Manager/Director shall consider only the interests of Mortgage Borrower, Borrower and the SPE Party, if applicable (including Mortgage Borrower’s, Borrower’s and any such SPE Party’s creditors), in acting or otherwise voting on a Material Action or any other matters provided for herein, and the organizational documents of Borrower and any SPE Party (which such fiduciary duties to the Constituent Members and Mortgage Borrower’s, Borrower’s and any such SPE Party’s respective creditors, in each case, shall be deemed to apply solely to the extent of their respective economic interests in Mortgage Borrower, Borrower or any SPE Party, as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other affiliates of the Constituent Members, Mortgage Borrower, Borrower and any SPE Party and (z) the interests of any group of affiliates of which the Constituent Members, Mortgage Borrower, Borrower or any SPE Party is a part));

(iv).	other than as provided in subsection (iii) above, the Independent Managers/Directors shall not have any fiduciary duties to any Constituent Members, any directors of Borrower, Mortgage Borrower, any SPE Party or any other Person;

(v).	the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and

(vi).	to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Manager/Director shall not be liable to Borrower, Mortgage Borrower, any SPE Party, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless such Independent Manager/Director acted in bad faith or engaged in willful misconduct.

(ff).        All assignments of limited liability company or limited partnership interests in Borrower or Mortgage Borrower, and the admission of the assignee as a member or partner of Borrower and/or Mortgage Borrower, as applicable, were accomplished in accordance with, and were permitted by, the limited liability company agreement or limited partnership of Borrower or Mortgage Borrower, as applicable, as in effect at such time.

(gg).       [Intentionally omitted].

(hh).       The organizational documents of Mortgage Borrower, Borrower and each SPE Party (if any) shall provide an express acknowledgment that Agent and Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(i).	Each amendment and restatement (if any) of each organizational document of Borrower and Mortgage Borrower has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to its amendment or restatement from time to time.

(ii).	The Organizational Documents for Borrower, Mortgage Borrower and SPE Party shall provide that except for duties to Borrower and Mortgage Borrower as set forth in the Organizational Documents (including duties to the member and Borrower’s and Mortgage Borrower’s creditors solely to the extent of their respective economic interests in Borrower or Mortgage Borrower, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of Borrower or Mortgage Borrower, and (iii) the interests of any group of Affiliates of which Borrower or Mortgage Borrower is a part), the Independent Managers/Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by the Borrower’s, Mortgage Borrower’s or SPE Party’s Organizational Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The Organizational Documents for Borrower, Mortgage Borrower and SPE Party shall provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Manager/Director shall not be liable to Borrower, the member or any other Person bound by the Borrower’s, Mortgage Borrower’s or SPE Party’s Organizational Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager/Director acted in bad faith or engaged in willful misconduct. The Organizational Documents for Borrower, Mortgage Borrower and SPE Party shall at all times provide that all right, power and authority of the Independent Managers/Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the Mortgage Borrower’s, Borrower’s or SPE Party’s Organizational Documents. The organizational documents for Borrower, Mortgage Borrower and SPE Party shall provide that notwithstanding any other provision of the Borrower’s, Mortgage Borrower’s or SPE Party’s Organizational Documents to the contrary, each Independent Manager/Director, in its capacity as an Independent Manager/Director, may only act, vote or otherwise participate in those matters referred to in Section 5(c) of the Borrower’s, Mortgage Borrower’s or SPE Party’s Organizational Documents or as otherwise specifically required by the applicable Organizational Documents, and such Independent Manager/Director’s act, vote or other participation shall not be required for the validity of any action taken by the board of directors of Borrower, Mortgage Borrower or SPE Party unless, pursuant to the provisions of Section 5(c) of the operating agreement or as otherwise specifically provided in the applicable Organizational Documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Manager/Director.

3.1.25.  Tax Filings. To the extent required, Borrower and Mortgage Borrower has timely filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and Mortgage Borrower. Borrower believes that (i) its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby and (ii) Mortgage Borrower’s tax returns (if any) properly reflect the income and taxes of Mortgage Borrower for the periods covered thereby, each subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26. Solvency. Neither Mortgage Borrower nor Borrower (a) has entered into the transaction or any Loan Document or Mortgage Loan Document, as applicable, with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents, or Mortgage Loan Documents, as applicable. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan on the date hereof, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Mortgage Borrower or any Constituent Member of Borrower or Mortgage Borrower, and none of Mortgage Borrower, Borrower or any Constituent Member of Borrower or Mortgage Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.

3.1.27.  Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28. Organizational Chart. The organizational chart attached as Schedule III hereto, relating to Borrower, Mortgage Borrower and certain Affiliates and other parties, is true, complete and correct in all material respects on and as of the date hereof.

3.1.29.  Bank Holding Company. Neither Mortgage Borrower nor Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.30. Investment Company Act. Neither Mortgage Borrower nor Borrower is (1) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.31.  No Bankruptcy Filing. Neither Mortgage Borrower nor Borrower is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it or Mortgage Borrower.

3.1.32.  Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower or Mortgage Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower or Mortgage Borrower which has not been disclosed to Agent which is reasonably likely to have a Material Adverse Effect.

3.1.33.  Foreign Person. Neither Mortgage Borrower nor Borrower is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.34.  No Change in Facts or Circumstances; Disclosure. There has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has, or is reasonably likely to have, a Material Adverse Effect.

3.1.35.  Management Agreement. The Management Agreement is in full force and effect and, to Borrower’s knowledge, (a) there is no default thereunder by Manager thereunder and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default by Manager thereunder and (b) there is no default thereunder by Mortgage Borrower and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default by Mortgage Borrower thereunder. Other than the Management Agreement, there exist no other agreements between Mortgage Borrower and Manager currently in effect concerning Manager’s management or operation of the Property. The Management Agreement was entered into on commercially reasonable terms.

3.1.36.  Reciprocal Easement Agreement. The Reciprocal Easement Agreement is in full force and effect and has not been modified, amended or supplemented except as previously disclosed to Agent in writing. Neither the Mortgage Borrower nor, to Borrower’s knowledge, any other party to the Reciprocal Easement Agreement, is in default under any of the provisions thereof, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default of any of the material provisions thereof. To Borrower’s knowledge, all sums due and payable under the Reciprocal Easement Agreement have been paid in full and no party to any Reciprocal Easement Agreement has commenced any action or given or received any notice for the purpose of terminating any Reciprocal Easement Agreement, and the representations made in any estoppel or similar document delivered with respect to any Reciprocal Easement Agreement in connection with the Loan are true, complete and correct in all material respects and are hereby incorporated by reference as if fully set forth herein.

3.1.37.  Perfection of Accounts.

(a).          To Borrower’s knowledge, this Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Accounts (if any) in favor of Agent (for the ratable benefit of Lenders), which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents, Borrower has not sold or otherwise conveyed the Accounts.

(b).          The Accounts (if any) constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York.

3.1.38.  Material Agreements. (a) To Borrower’s knowledge, each Material Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) Borrower has not received any written notice of any uncured defaults under any Material Agreement by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a material default under any Material Agreement, (c) to Borrower’s knowledge, all payments and other sums due and payable by Borrower or Mortgage Borrower under the Material Agreements have been paid in full, and (d) no party to any Material Agreement has commenced any action to which Borrower or Mortgage Borrower is a party, and both Mortgage Borrower and Borrower have neither given nor received any written notice, for the purpose of terminating any Material Agreement.

3.1.39.  Illegal Activity/Forfeiture. (a). No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity by or on behalf of Mortgage Borrower, Borrower, Guarantor or any Affiliate of Mortgage Borrower, Borrower and Guarantor and, to the best of Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.

(b).          There has not been and shall never be committed by Borrower or Mortgage Borrower, and Borrower shall use commercially reasonable efforts to prevent any other person in occupancy of or involved with the operation or use of the Property or the Collateral from committing, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Pledge Agreement, or the other Loan Documents. Borrower hereby covenants and agrees not to, and not to permit Mortgage Borrower to commit, permit to the extent within Borrower’s reasonable control or suffer to exist any act or omission affording such right of forfeiture.

3.1.40.  Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Mortgage Borrower, Borrower, Sponsor or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals List maintained by OFAC) with the result that the investment in Mortgage Borrower, Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Legal Requirements or the Loan made by Lenders is in violation of Legal Requirements (“Embargoed Person”); (b) unless expressly waived in writing by Agent, no Embargoed Person has any interest of any nature whatsoever in Mortgage Borrower, Borrower, Sponsor or Guarantor, as applicable, with the result that the investment in Mortgage Borrower, Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Legal Requirements or the Loan is in violation of Legal Requirements; and (c) to the best knowledge of Borrower, none of the funds of Mortgage Borrower, Borrower, Sponsor or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Mortgage Borrower, Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Legal Requirements or the Loan is in violation of Legal Requirements. Borrower covenants and agrees that in the event Borrower receives any written notice that Mortgage Borrower, Borrower, Sponsor or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property or the Collateral is designated as an Embargoed Person, Borrower shall immediately notify Agent in writing. At Agent’s option, it shall be an Event of Default hereunder if Mortgage Borrower, Borrower, Guarantor, Sponsor or any other party to the Loan affiliated with Borrower, Guarantor and/or Sponsor is designated as an Embargoed Person. The representations and covenants contained in this Section 3.1.40 shall not apply to (i) any Person that owns a direct or indirect interest in any Publicly Registered Restricted Party or Publicly Traded Restricted Party or (ii) any Non-Dividend Limited Partner.

3.1.41.  Patriot Act. (a). All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section. Borrower hereby represents and warrants that Mortgage Borrower, Borrower, Sponsor and Guarantor and each and every Person affiliated with Mortgage Borrower, Borrower, Sponsor and/or Guarantor or that. to Borrower’s knowledge, has an economic interest in Borrower, or, to Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in the Collateral or the Property or will participate, in any manner whatsoever, in the Loan (excluding any Lender Indemnitee or any other assignee or participant, Lender or Agent not affiliated with Borrower, Mortgage Borrower or Guarantor), is: (i) in full compliance with all applicable requirements of the Patriot Act and any regulations issued thereunder; (ii) operated under policies, procedures and practices, if applicable, that are in compliance with the Patriot Act and available to Agent for their review and inspection during normal business hours and upon reasonable prior notice; (iii) not in receipt of any written notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iv) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (v) not owned or controlled by or now acting and or will in the future act for or on behalf of any Person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any written notice that Mortgage Borrower, Borrower, Sponsor or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Collateral or the Property is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Agent. At Agent’s option, it shall be an Event of Default hereunder if Mortgage Borrower, Borrower, Guarantor, Sponsor or any other party to the Loan affiliated with Mortgage Borrower, Borrower, Guarantor and/or Sponsor is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering. The representations and covenants contained in this Section 3.1.41 shall not apply to (i) any Person that owns a direct or indirect interest in any Publicly Registered Restricted Party or Publicly Traded Restricted Party or (ii) any Non-Dividend Limited Partner.

(b)       The Patriot Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Agent may from time-to-time request, and Borrower shall provide to Agent, Mortgage Borrower’s and Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Agent or Lender(s) to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit and/or other financial services product.

3.1.42.  Recycled Entity Representations. Borrower hereby represents that from the date of their formation to the date hereof, each of Mortgage Borrower and General Partner, which is the general partner of Mortgage Borrower:

(a).          is and always has been duly formed, validly existing, and in good standing in the state of its organization and in all other jurisdictions where it is qualified to do business;

(b).          has no judgments or liens of any nature against it except for tax liens not yet due;

(c).          is in compliance in all material respects with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;

(d).          is not involved in any dispute with any taxing authority (other than any tax contests and tax reassessment requests effectuated in the ordinary course of business);

(e).          has paid all taxes which it owes and have become due;

(f).          has never owned any real property (or, with respect to General Partner, any property) other than, (i) in the case of Mortgage Borrower, the Property and personal property necessary or incidental to its ownership or operation of the Property and has never engaged in any business other than the ownership and operation of the Property and (ii) in the case of the General Partner, its general partnership interest in Mortgage Borrower and has never engaged in any business other than the ownership and management of Mortgage Borrower;

(g).          is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;

(h).         has provided Agent with complete financial statements that reflect a fair and accurate view of the entity’s financial condition in all material respects;

(i).           has no material contingent or actual obligations not related to the Property; and

(j).           each amendment and restatement of Mortgage Borrower’s and General Partner’s organizational documents has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to its amendment or restatement from time to time.

3.1.43.  Interest Rate Protection Agreement. Borrower is an “Eligible Contract Participant”, as such term is defined under the Commodity Exchange Act, and that it has otherwise satisfied all requirements under the Dodd Frank Wall Street Reform and Consumer Protection Act in connection with entering into the Interest Rate Protection Agreement.

3.1.44.  Ground Lease. Borrower hereby represents and warrants to Agent and Lenders the following with respect to the Ground Lease:

(a).          Recording; Modification. A memorandum of the Ground Lease has been duly recorded. The Ground Lease permits the interest of Mortgage Borrower to be encumbered by a mortgage. There have not been amendments or modifications to the terms of the Ground Lease since its recordation, with the exception of written instruments which have been recorded.

(b).          No Liens. Except for the Permitted Encumbrances, Mortgage Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the related Mortgage other than the ground lessor’s related fee interest. To Borrower’s knowledge, there is no Lien encumbering the ground lessor’s fee interest, and the Ground Lease shall remain prior to any Lien upon the related fee interest that may hereafter be granted.

(c).          Ground Lease Assignable. Mortgage Borrower’s interest and Borrower’s interest (if any) in the Ground Lease is assignable to Agent and the Lenders upon notice to, but without the consent of, the ground lessor (or, if any such consent is required, it has been obtained prior to the Closing Date). The Ground Lease is further assignable by Agent or the Lenders, its successors and assigns without the consent of the ground lessor. The Ground Lease permits the interest of the lessee thereunder to be encumbered by a leasehold mortgage and contains no restrictions on the identity of a leasehold mortgagee.

(d).         Default. As of the date hereof, the Ground Lease is in full force and effect and no default has occurred and is continuing under the Ground Lease and, to Borrower’s knowledge, there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the Ground Lease.

(e).          Notice. The Ground Lease requires the ground lessor to give notice of any default by Mortgage Borrower to Agent. The Ground Lease, or estoppel letters received by Agent from the ground lessor, further provides that notice of termination given under the Ground Lease is not effective against Agent unless a copy of the notice has been delivered to Agent in the manner described in the Ground Lease.

(f).          Cure. Agent is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under the Ground Lease) to cure any default under the Ground Lease, which is curable after the receipt of notice of any of the default before the ground lessor thereunder may terminate the Ground Lease. If Agent gains possession of Borrower’s interest under the Ground Lease, including, without limitation, through legal proceedings, the ground lessor under the Ground Lease has agreed to waive any default under the Ground Lease that is not, by its nature, subject to cure upon Agent’s succession to ownership of Mortgage Borrower.

(g).          Term. The Ground Lease has a term, including extensions options exercisable by Agent, which extends not less than twenty (20) years beyond the Maturity Date and forty (40) years from the Closing Date.

(h).          [Intentionally Omitted].

(i).           Insurance Proceeds. Under the terms of the Ground Lease and the Mortgage, taken together, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the Property, with Mortgage Agent having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon.

(j).           Subleasing. The Ground Lease does not require ground lessor consent for any subleasing.

(k).          Possession. The Ground Lease Estoppel contains a covenant that the ground lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of Mortgage Borrower in the Property subject to the Ground Lease for any reason, or in any manner.

3.1.45.  Mortgage Loan Representations. All of the representations and warranties contained in the Mortgage Loan Documents are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by the Mortgage Lender or to whether the related Mortgage Loan Document has been repaid or otherwise terminated, unless otherwise consented to in writing by Agent.

3.1.46.  Pledged Securities. There are no Liens on the Pledged Company Interests (other than the Liens created by the Loan Documents).

3.1.47.  No Default Under Mortgage Loan. No Mortgage Loan Event of Default has occurred and, to Borrower’s knowledge, there exists no default with the giving of notice would constitute a Mortgage Loan Event of Default.

3.1.48.  [Intentionally Omitted].

3.1.49.  No Contractual Obligations. Other than any Contractual Obligations expressly permitted pursuant to the terms of this Agreement, the Loan Documents, the Borrower Organizational Documents, the General Partner Organizational Documents, and Mortgage Borrower Organizational Documents, as of the date of this Agreement, Borrower is not subject to any Contractual Obligations and has not entered into any agreement, instrument or undertaking by which it or its assets are bound, or has incurred any Indebtedness, and prior to the date of this Agreement neither Borrower nor any of its subsidiaries has entered into any Contractual Obligation, or any agreement, instrument or undertaking by which it or its assets are bound or incurred ay Indebtedness.

3.1.50.  Subsidiaries.

(a).          Effective as of the consummation of the transactions contemplated by this Agreement, the sole member of Borrower is DPF 655 Montgomery Holdings Limited Partnership, a Delaware limited partnership. A 3% interest in Borrower is indirectly owned by DPF TRS Holdings I LLC, a Delaware limited liability company and a 97% interest in Borrower is indirectly owned by DCTRT Real Estate Holdco LLC, a Delaware limited liability company. Borrower does not have any Subsidiaries except as set forth in Schedule I.

(b).          Borrower does not own any equity interests other than the related Pledged Company Interests.

Section 3.2     Survival of Representations. The representations and warranties set forth in Section 3.1 are made as of the Closing Date (or as of another date specifically set forth herein) and shall survive for so long as any amount remains payable to Lenders or Agent under this Agreement or any of the other Loan Documents.

Article 4.

BORROWER COVENANTS

Section 4.1     Borrower Affirmative Covenants. Until the indefeasible repayment in full of the Debt, Borrower hereby covenants and agrees with Agent and Lenders that:

4.1.1.      Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all reasonable things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits, trade names, and franchises, and comply in all material respects with all Legal Requirements applicable to it, the Property, the Collateral and Mortgage Borrower including, without limitation, Prescribed Laws. Borrower shall and shall cause Mortgage Borrower to continue to comply with the Patriot Act and OFAC, including without limitation, the provisions of Sections 3.1.40 and 3.1.41, throughout the term of the Loan.

4.1.2.    Taxes and Other Charges. Borrower shall cause Mortgage Borrower to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, with respect to Taxes and Other Charges that are due more than sixty (60) days after the Closing Date, during the continuance of a Cash Sweep Event Period, Mortgage Borrower shall not be obligated to directly pay and Borrower shall not be obligated to cause Borrower to directly pay Taxes so long as Mortgage Borrower complies with the terms and provisions of Section 6.2 of the Mortgage Loan Agreement. Upon Agent’s request, Borrower shall furnish to Agent receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Agent pursuant to Section 6.2 hereof. Borrower shall cause Mortgage Borrower to not permit or suffer and shall promptly discharge any lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Agent if such Taxes or Other Charges have not been paid prior to the due date, Borrower may permit Mortgage Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (a) no Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (d) Borrower shall promptly upon final determination thereof cause Mortgage Borrower to pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) if not paid prior to the due date, such proceeding shall suspend the collection of Taxes or Other Charges from the Property; and (f) Borrower shall (or shall cause Mortgage Borrower to) deposit with Agent or Borrower shall (or shall cause Mortgage Borrower to) furnish such security as may be required in the proceeding or, if not required in the proceeding (and not deposited with Mortgage Agent), cash, or other security as may be reasonably required by Agent, in an amount equal to one hundred ten percent (110%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon and any excess security so furnished shall be released to Borrower or Mortgage Borrower, as applicable, upon payment of the applicable Taxes or Other Charges. Agent may pay over any such cash or other security held by Agent to the claimant entitled thereto at any time when, in the reasonable judgment of Agent, the entitlement of such claimant is established.

4.1.3.    Litigation. Borrower shall, and shall cause Mortgage Borrower to, give prompt notice to Agent of any litigation (other than ordinary course “slip and fall” litigation that is covered by insurance) or governmental proceedings pending or threatened in writing against the Property, Collateral, Mortgage Borrower, Borrower, or any SPE Party or any Guarantor that could reasonably be expected to have a Material Adverse Effect.

4.1.4.    Access to Property. Subject to the rights of Tenants under applicable Leases, Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Agent to inspect the Property or any part thereof during regular business hours upon not less than 24 hours advance notice (other than in the case of an emergency). Agent shall use commercially reasonable efforts to avoid interference with the ongoing business operations of Tenants during any inspection of the Property.

4.1.5.    Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:

(a).          execute and deliver to Agent such reasonable documents, instruments, certificates, assignments and other writings, and do such other reasonable acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Agent may reasonably require; and

(b).          do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Agent shall reasonably require from time to time.

4.1.6.    Financial Reporting. (a). Borrower shall, and shall cause Mortgage Borrower to, keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP (or such other accounting basis selected by Borrower and reasonably acceptable to Agent), reflecting the financial affairs of Borrower or Mortgage Borrower, as applicable. Agent shall have the right from time to time, but not more than one (1) time calendar year unless an Event of Default is continuing, during normal business hours upon reasonable notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Agent shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable out-of-pocket costs and expenses incurred by Agent to examine Borrower’s and/or Mortgage Borrower’s such books and records.

(b).          (i) Borrower shall furnish Agent annually, prior to the date that is ninety (90) days after the end of the calendar year, a complete copy of Borrower’s and Mortgage Borrower’s annual financial statements prepared in accordance with GAAP (or such other accounting basis selected by Borrower and reasonably acceptable to Agent) covering the Property, including statements of income and expense for Mortgage Borrower and the Property and a balance sheet for Mortgage Borrower. Such statements shall set forth Net Operating Income and the components thereof. Mortgage Borrower and Borrower’s annual financial statements shall be accompanied by a certificate executed by a duly authorized officer of Borrower or Mortgage Borrower, as applicable (or its general partner or managing member, as applicable) certifying that such annual financial statement presents fairly the financial condition and the results of operations of Borrower, Mortgage Borrower and the Property. Additionally, within ten (10) Business Days after request by Agent (such request not to be made more than once per calendar year), Borrower shall (or shall cause Mortgage Borrower to) furnish to Agent an annual summary of any and all Capital Expenditures made at the Property during the prior twelve (12) month period.

(ii)         Borrower shall, and shall cause Mortgage Borrower to, furnish Agent annually, prior to the date that is ninety (90) days after end of the calendar year (or otherwise, upon request by Agent, but no more than one time (1x) in any calendar quarter), an Officer’s Certificate certifying as to Mortgage Borrower’s continued compliance with the terms of the Cash Management Agreement.

(c).         Borrower will furnish Agent, prior to the date that is forty-five (45) days after the end of the calendar quarter, the following items:

(i).	a current balance sheet of Borrower and Mortgage Borrower and quarterly and year to date statements of income and expense prepared for such quarter with respect to the Property;

(ii).	an Officer’s Certificate from a duly authorized officer of Borrower and Mortgage Borrower, as applicable (or their general partner or managing member, as applicable), certifying: (A) that such statements referred to in clause (i) above are true, correct, accurate and complete in all material respects and fairly present the financial condition and the results of the operations of Borrower, Mortgage Borrower and the Property in accordance with GAAP as applicable, and (B) a calculation reflecting the Debt Yield;

(iii).	a current rent roll for the Property; and

(iv).	an Officer’s Certificate certifying as to Borrower’s and Mortgage Borrower’s continued compliance with the terms of Section 3.1.24 of this Agreement.

(d).          Upon request by Agent, Borrower will (and shall cause Mortgage Borrower to) furnish Agent the following items:

(i).	a current balance sheet of Borrower and Mortgage Borrower and monthly and year-to-date statements of income and expense prepared for such month(s) requested by Agent with respect to the Property, and for the corresponding month(s) of the previous year, and a statement of revenues and expenses for the year-to-date, and a statement of Net Operating Income for such month(s);

(ii).	an Officer’s Certificate certifying: (A) that such statements referred to in clause (i) above are true, correct, accurate and complete in all material respects and fairly present the financial condition and results of the operations of Borrower, Mortgage Borrower and the Property in accordance with GAAP as applicable; and (B) that as of the date of such Officer’s Certificate, to Borrower’s knowledge, no Event of Default exists under this Agreement or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or Mortgage Borrower or proposed to be taken to remedy such Event of Default; and

(iii).	a current rent roll for the Property for the month(s) requested by Agent.

(e).          Upon request by Agent or, during the continuance of a Cash Sweep Event Period, on or before the date which is thirty (30) days prior to the commencement of each Fiscal Year, Borrower shall, or shall cause Mortgage Borrower to, submit to Agent an Annual Budget in form similar to that delivered to Agent prior to the Closing Date or such form approved by Agent. Each Annual Budget submitted to Agent during any period which is not a Cash Sweep Event Period shall be for informational purposes only and Lender shall not have the right to approve same. During the continuance of a Cash Sweep Event Period, each such Annual Budget submitted for such Fiscal Year and any Annual Budget then in effect shall be subject to Agent’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed (each such Annual Budget, an “Approved Annual Budget”). In the event that Agent has the right to approve the same and Agent objects to a proposed Annual Budget submitted by Borrower and/or Mortgage Borrower, Agent shall advise Borrower or Mortgage Borrower, as applicable, of such objections within ten (10) Business Days after receipt thereof (and deliver to Borrower or Mortgage Borrower, as applicable, a reasonably detailed description of such objections) and Borrower and/or Mortgage Borrower, as applicable, shall promptly revise such Annual Budget and resubmit the same to Agent. In the event Agent shall advise Borrower or Mortgage Borrower, as applicable, of any objections to such revised Annual Budget within the ten (10) Business Day time period required hereunder, Borrower or Mortgage Borrower, as applicable, shall promptly revise the same in accordance with the process described in this subsection until the Agent approves the Annual Budget. Agent shall be deemed to have approved any Annual Budget to which Agent does not object within such ten (10) Business Day period. Until such time that Agent approves or is deemed to have approved a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect (i) any increases over the applicable Approved Annual Budget and/or additional items in the applicable proposed Annual Budget which, in each case, have been approved by Agent or are not otherwise in dispute between Agent and Borrower, (ii) any actual increases in Taxes, Insurance Premiums and Other Charges, the cost of utilities and such other Property related costs which by their nature Borrower and Mortgage Borrower cannot control, as well as increases for capital costs for Leases approved by Agent, and (iii) with respect to any items that are in dispute between Agent and Borrower and/or Mortgage Borrower in the proposed Annual Budget (other than with respect to items described in subsection (ii)), increases in such items of 3% over the actual costs incurred for such items in the immediately preceding Fiscal Year. In the event that during the continuance of a Cash Sweep Event Period, Borrower requests disbursement of funds in the Excess Cash Flow Subaccount (as defined in the Cash Management Agreement) to pay an extraordinary operating expense or capital expense incurred by Mortgage Borrower which is not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower or Mortgage Borrower shall promptly deliver to Agent a reasonably detailed explanation of such proposed Extraordinary Expense for Agent’s approval (such approval not to be unreasonably withheld or delayed). Notwithstanding the foregoing or anything herein to the contrary, Borrower and Mortgage Borrower shall only be required to obtain Agent’s consent in the event the amount Mortgage Borrower pays with respect to any line-item in the Approved Annual Budget exceeds (in the aggregate annually) the lesser of (x) 10% of the amount of such line-item set forth in the Approved Annual Budget and (y) $10,000.

(f).           Borrower shall and shall cause Mortgage Borrower to, furnish to Agent, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower and Mortgage Borrower as may be reasonably requested by Agent, including, without limitation, during the continuance of a Cash Sweep Event Period, a comparison of the budgeted income and expenses and the actual income and expenses for a quarter and year to date for the Property, together with a detailed explanation of any variances that are both more than ten percent (10%) and $10,000 between budgeted and actual amounts for such period and year to date.

4.1.7.    Title to the Collateral. Borrower will warrant and defend the validity and priority of Lender’s security interest in the Collateral, subject only to Permitted Encumbrances.

4.1.8.    Estoppel Statement. (a). After written request by Agent, Borrower shall within ten (10) Business Days furnish Agent with a statement, certifying (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) to Borrower’s knowledge, any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b).         After written request by Borrower, provided no Event of Default exists, Agent shall within ten (10) Business Days furnish Borrower with a statement certifying (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) whether or not Agent has sent any notice of default under the Loan Documents which remains uncured in the opinion of Agent, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(c).          Borrower shall, or cause Mortgage Borrower to, use commercially reasonable efforts to obtain and deliver to Agent, upon request, an estoppel certificate from each Tenant under any Lease; provided that such certificate may be in the form required under such Lease; provided, further, that Borrower shall not be required to request or deliver such certificates more frequently than one (1) time in any twelve (12) month period (other than in connection with an Event of Default or a Securitization). Failure to deliver an estoppel certificate pursuant to this Section 4.1.8(c) shall not constitute a Default or Event of Default under this Agreement so long as Borrower has used commercially reasonable efforts in order obtain such estoppel certificate.

(d).          Borrower shall, or cause Mortgage Borrower to, use commercially reasonable efforts to obtain and deliver to Agent, upon request, an estoppel certificate from each counterparty under the Reciprocal Easement Agreement; provided that such certificate may be in the form required under the Reciprocal Easement Agreement; provided, further, that Borrower and Mortgage Borrower shall not be required to request or deliver such certificates more frequently than one (1) time in any twelve (12) month period (other than in connection with an Event of Default or a Securitization). Failure to deliver an estoppel certificate pursuant to this Section 4.1.8(d) shall not constitute a Default or Event of Default under this Agreement so long as Borrower has used commercially reasonable efforts in order obtain such estoppel certificate.

(e).          Borrower shall, or cause Mortgage Borrower to, use its commercially reasonable efforts to deliver to Agent, upon request, an estoppel certificate from Ground Lessor under the Ground Lease; provided that such certificate may be in the form required under the Ground Lease; provided, further, that Borrower and Mortgage Borrower shall not be required to request or deliver such certificate more frequently than one (1) time in any twelve (12) month period (other than in connection with an Event of Default or a Securitization). Failure to deliver an estoppel certificate pursuant to this Section 4.1.8(e) shall not constitute a Default or Event of Default under this Agreement so long as Borrower has used commercially reasonable efforts in order obtain such estoppel certificate.

4.1.9.     Leases. (a). Borrower shall cause Mortgage Borrower to cause all Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms, (iii) provide that such Lease is subordinate to the Mortgage and that the lessee will attorn to the mortgagee and any purchaser at a foreclosure sale, (iv) not contain any terms which would materially adversely affect Agent’s or Lenders’ rights under the Loan Documents, (v) be written substantially in accordance with the standard form of Lease which shall have been approved by Agent (subject to any commercially-reasonable changes made in the course of negotiations with the applicable Tenant) or, if a renewal or extension of an existing Lease that was originally entered into on a form other than the standard form of Lease, substantially in accordance with such previously existing form, (vi) not be to an Affiliate of Borrower or Guarantor, and (vii) not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of a substantial portion of the Property). All Major Leases and all renewals, amendments, modifications, extensions, assignments and subleases thereof executed after the date hereof shall be subject to Agent’s prior approval, which approval shall not be unreasonably withheld or delayed.

(b).          Borrower (i) shall cause Mortgage Borrower to observe and perform all material obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall cause Mortgage Borrower to enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; provided, however, Borrower shall not permit Mortgage Borrower to terminate or accept a surrender of a Major Lease without Agent’s prior approval (not to be unreasonably withheld, conditioned or delayed); (iii) shall not permit Mortgage Borrower to collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not permit Mortgage Borrower to execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Mortgage Loan Documents); (v) shall not permit Mortgage Borrower to alter, modify or change any Lease so as to decrease the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the lessee or increase the obligations of lessor in a manner materially adverse to Mortgage Borrower, Borrower and/or Agent or Lenders; (vi) shall cause Mortgage Borrower to hold all security deposits under all Leases in accordance with Legal Requirements; and (vii) shall not permit or consent or cause Mortgage Borrower to permit or consent to any assignment or sublease of any Major Lease without Agent’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of Mortgage Borrower). Upon request, Borrower shall or shall cause Mortgage Borrower to furnish Agent with executed copies of all Leases and amendments thereto.

(c).          [Intentionally Omitted].

(d).         Within ten (10) Business Days after written request by Borrower, Agent shall deliver a subordination, non-disturbance and attornment agreement on Agent’s form (with such modifications thereto requested by the Tenant and as may be reasonably acceptable to Agent) to any Tenants under any Major Lease, provided Borrower shall reimburse Agent any out-of-pocket expenses incurred by Agent in connection with the same.

(e).          Borrower shall give Agent prompt written notice (containing a reasonably detailed description) in the event of the cancellation or termination of a Major Lease in violation of the terms and provisions of such Major Lease (or Mortgage Borrower’s or Borrower’s receipt of written notice from a Tenant under a Major Lease of its intent to cancel or terminate such Major Lease prior to the scheduled expiration date in violation of the terms and provisions of such Major Lease).

(f).           Borrower shall or shall cause Mortgage Borrower to notify Mortgage Agent in writing, within five (5) Business Days following receipt or Mortgage Borrower’s receipt thereof, of Borrower’s or Mortgage Borrower’s receipt of any Lease Termination Fee paid by any Tenant under any Lease, and Borrower further covenants and agrees that Borrower shall cause Mortgage Borrower to deposit such Lease Termination Fee with Mortgage Agent in accordance with Section 6.6 of the Mortgage Loan Agreement.

4.1.10.  Alterations. Agent’s prior approval (not to be unreasonably withheld, conditioned or delayed), shall be required in connection with any alterations to any Improvements (except Tenant Improvements under any Lease in effect as of the Closing Date or any Lease approved or deemed approved by Agent), (a) that would reasonably be expected to have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement), together with all other ongoing alterations, is reasonably anticipated to exceed the Alteration Threshold or (c) that are structural in nature. If the total unpaid amounts incurred and reasonably anticipated to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold (and such amounts are not otherwise intended to be funded through Future Advances), Borrower shall promptly deliver to Agent as security for the payment of such amounts, and as additional security for Borrower’s obligations under the Loan Documents, any of the following: (i) cash, (ii) letters of credit acceptable to Agent, or (iii) a guaranty reasonably acceptable to Agent. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases or anticipated to be funded through Future Advances) over the Alteration Threshold. Upon completion of any alteration permitted hereunder, (x) the Property shall continue to comply with all Legal Requirements and Permitted Encumbrances, and (y) any excess additional security delivered by Borrower with respect to the completion thereof shall be released to Borrower. For the avoidance of doubt, prior to the date hereof, Agent has approved all alterations required to be made pursuant to the WeWork Lease.

4.1.11.  Reciprocal Easement Agreement. (a). Borrower shall cause Mortgage Borrower to (i) promptly and faithfully observe, perform and comply with all the material terms, covenants and provisions of the Reciprocal Easement Agreement on its part to be observed, performed and complied with, at the times set forth therein, and to do all things reasonably necessary to preserve unimpaired its rights thereunder; (ii) not do, permit, suffer or refrain from doing anything that reasonably would be expected to cause a material default under any of the terms thereof beyond the giving of any required notice and the expiration of any applicable cure period; (iii) not cancel, surrender, modify, amend or in any way alter or permit the alteration of any of the material terms thereof and not to release any party thereto other than Mortgage Borrower from any material obligation imposed upon it thereby; and (iv) give Agent prompt written notice of any material default by anyone thereunder and promptly deliver to Agent copies of each notice of default and copies of all other material notices, communications, plans, specifications and other similar instruments received or delivered by Mortgage Borrower in connection with the Reciprocal Easement Agreement. Notwithstanding anything to the contrary contained in this Section 4.1.11, provided no Event of Default shall be continuing, Mortgage Borrower shall have the right to make amendments to the Reciprocal Easement Agreement with the consent of Agent, such consent not to be unreasonably withheld or delayed.

(b).          Borrower hereby agrees that it shall not permit Mortgage Borrower to institute or prosecute (and shall use commercially reasonable efforts to prevent any other Person from instituting or prosecuting) an Action for Partition.

(c).          Borrower hereby agrees that, in the event of a casualty or condemnation, any proceeds and awards with respect to the Property (including any Joint Management Area) shall be held by Agent (if not held by Mortgage Agent); provided that, so long as no Event of Default has occurred and is continuing, and further provided that Mortgage Borrower is required to restore the Property, all such proceeds and awards shall be disbursed to Mortgage Borrower for Restoration purposes pursuant to Section 5.3.2 of the Mortgage Loan Agreement. Furthermore, to the extent that Mortgage Borrower has such right under the Reciprocal Easement Agreement, Mortgage Borrower shall require that any insurance proceeds or condemnation awards related to the Residential Project (as defined in the Reciprocal Easement Agreement) be held by (i) Agent (or Agent’s servicer) (if not held by Mortgage Agent or Mortgage Agent’s successor), or (ii) a trustee reasonably acceptable to Agent, pursuant to Section 7.2(f) of the Reciprocal Easement Agreement.

(d).          Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, subject to the rights of the Mortgage Agent, Agent may vote in place of Mortgage Borrower under the Reciprocal Easement Agreement and may exercise any and all of Mortgage Borrower’s rights thereunder. Subject to the rights of the Mortgage Agent, Mortgage Borrower hereby irrevocably appoints Agent as Mortgage Borrower’s attorney-in-fact, coupled with an interest, to vote under the Reciprocal Easement Agreement as Mortgage Borrower’s proxy and to act with respect to all of said rights so long as such Event of Default continues hereunder.

4.1.12.  Material Agreements. Except as otherwise expressly provided in this Agreement, Borrower shall cause Mortgage Borrower to (a) promptly perform and/or observe, and shall use commercially reasonable efforts to cause Manager to perform and or observe, all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all reasonable things necessary to preserve and to keep unimpaired its material rights thereunder, (b) promptly notify Agent in writing of the giving of any written notice of any default by any party under any Material Agreement of which it is aware, (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner, and (d) not amend, modify, or terminate a Material Agreement in any material respect nor enter into a new Material Agreement without the consent of Agent, which shall not be unreasonably withheld, conditioned, or delayed.

4.1.13.  Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior consent of Agent.

4.1.14.  Costs of Enforcement/Remedying Defaults. In the event (a) that the Pledge Agreement is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or mortgage prior to or subsequent to the Pledge Agreement, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Mortgage Borrower, Borrower or Guarantor or an assignment by Mortgage Borrower, Borrower or Guarantor for the benefit of its creditors, or (d) Agent or Lenders shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all reasonable costs incurred by Agent and Lenders as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable on demand, together with interest thereon from the date incurred by Agent and/or Lenders at the Default Rate, and together with all required service or use taxes.

4.1.15.  Business and Operations. Borrower shall cause Mortgage Borrower to continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership and leasing of the Property. Mortgage Borrower and Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the Property. Borrower shall cause Mortgage Borrower to at all times cause the Property to be maintained as an office property with a restaurant on the first floor and other uses ancillary to such uses.

4.1.16.  [Intentionally Omitted].

4.1.17.  Maintenance of Property. Borrower shall cause Mortgage Borrower to cause the Property to be maintained in good and safe working order and repair, reasonable wear and tear excepted, and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Borrower shall not and shall not permit Mortgage Borrower to use, maintain or operate the Property in any manner that constitutes a public or private nuisance or that makes void, voidable, or cancelable, or materially increases the premium of, any insurance then in force with respect thereto. Borrower shall and shall cause Mortgage Borrower to from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements to the Property. Borrower shall not and shall not permit Mortgage Borrower to make any change in the use of the Property that would materially increase the risk of fire or other hazard arising out of the operation of the Property, or do or permit to be done thereon anything that may in any way impair the value of the Property in any material respect or the Lien of the Mortgage. Borrower shall not, and shall not permit Mortgage Borrower to, without the prior written consent of Agent, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

4.1.18.  Interest Rate Cap. At all times during the term of the Loan (including during any Extension Term), Borrower shall maintain in effect an Interest Rate Protection Agreement with an initial notional amount equal to the original principal amount of the Loan and with a Counterparty reasonably acceptable to Agent having a Minimum Counterparty Rating. For the avoidance of doubt, as of the date hereof, Borrower shall only be obligated to maintain in effect an Interest Rate Protection Agreement covering the first two (2) years of the Loan term. Prior to the commencement of the third (3rd) year of the Loan term, Borrower shall extend the term of the original Interest Rate Protection Agreement or obtain an additional or replacement Interest Rate Protection Agreement covering the third (3rd) year of the Loan term. As a condition to Borrower exercising its right to extend the term of the Loan for any Extension Term, on or prior to the then applicable Maturity Date, Borrower shall (a) extend the term of the Interest Rate Protection Agreement delivered in connection with the closing of the Loan or (b) purchase a new Interest Rate Protection Agreement having a term ending not earlier than the extended Maturity Date and having a strike price equal to the then required Capped LIBOR Rate. In the event of any withdrawal of the rating of such Counterparty by any Rating Agency or downgrade of the rating of such Counterparty by any Rating Agency below the Minimum Counterparty Rating, Borrower shall replace the Interest Rate Protection Agreement not later than ten (10) Business Days following receipt of notice of such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance reasonably satisfactory to Agent (and meeting the requirements set forth in this Section 4.1.18) from a Counterparty reasonably acceptable to Agent having a Minimum Counterparty Rating; provided, however, that if any Rating Agency withdraws or downgrades the credit rating of the Counterparty below the Minimum Counterparty Rating, Borrower shall not be required to replace the Counterparty under the Interest Rate Protection Agreement provided that within ten (10) Business Days following notice to Borrower of such downgrade or withdrawal, (y) such Counterparty or an Affiliate thereof posts additional collateral reasonably acceptable to Agent from time to time securing its obligations under the Interest Rate Protection Agreement and shall enter into an ISDA Credit Support Annex (CSA) governed by the law of the State of New York with respect to such additional collateral or (z) an Affiliate of such Counterparty with a Minimum Counterparty Rating delivers a guaranty acceptable to Agent guaranteeing such Counterparty’s obligations under the Interest Rate Protection Agreement and shall enter into an ISDA Credit Support Annex (CSA) governed by the law of the State of New York with respect to such guaranty. Notwithstanding the foregoing, if S&P withdraws or downgrades the long-term credit rating of such Counterparty below “BBB”, or Moody’s withdraws or downgrades the long term credit rating of such Counterparty below “Baa2”, Borrower shall replace the Interest Rate Protection Agreement not later than ten (10) Business Days following receipt of notice of such downgrade, or withdrawal with an Interest Rate Protection Agreement in form and substance reasonably satisfactory to Agent (and meeting the requirements set forth in this Section 4.1.18) from a Counterparty having a Minimum Counterparty Rating. Any new or replacement Interest Rate Protection Agreement required to be delivered by Borrower to Agent hereunder shall be in form and substance substantially similar to the Interest Rate Protection Agreement in effect as of the date hereof and Borrower shall provide Agent with a new Assignment of Rate Protection Agreement with respect thereto in substantially the form of Assignment of Rate Protection Agreement, together with an opinion of counsel with respect thereto reasonably acceptable to Agent. At the time Borrower enters into any Interest Rate Protection Agreement, the Counterparty and Borrower shall each be an “Eligible Contract Participant”, as such term is defined under the Commodity Exchange Act, and shall otherwise satisfy all requirements under the Dodd Frank Wall Street Reform and Consumer Protection Act in connection with entering into the Interest Rate Protection Agreement.

4.1.19.  Updated Appraisal. Agent shall have the right to order new appraisals of the Property from time to time, and Borrower agrees to promptly cooperate and to cause Mortgage Borrower to promptly cooperate with Agent in obtaining such appraisals. Borrower hereby agrees, upon demand, to pay to Agent the cost and expense for such appraisals and a fee for Agent’s review of each appraisal (such fee not to exceed $1,500 per appraisal); provided, however, that Borrower’s obligation to pay such costs and expenses shall only be applicable if such appraisal (a) is ordered in connection with a Secondary Market Transaction or during the continuance of an Event of Default or (b) is required by any Legal Requirement (including, without limitation, any bank or lender policy promulgated to comply therewith).

4.1.20.  Ground Lease. (a). Borrower shall cause Mortgage Borrower to (i) pay all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the Ground Lease (for the avoidance of doubt, Borrower hereby covenants and agrees that it shall cause Mortgage Borrower to pay 100% of all rents, additional rents and other sums due and payable under the Ground Lease notwithstanding the existence or obligations of any co-tenant thereunder (if any)), (ii) diligently perform and observe, in all material respects, all of the terms, covenants and conditions of the Ground Lease on the part of Mortgage Borrower, as tenant thereunder, to be performed and observed, and (iii) promptly notify Agent of the receipt of any written notice given by the landlord under the Ground Lease to Borrower or Mortgage Borrower with respect to the Ground Lease Put or the Ground Lease ROFR and any notice of any default by Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of the Ground Lease on the part of Mortgage Borrower, as tenant thereunder, to be performed or observed, and deliver to Agent a true copy of each such notice within three (3) Business Days of receipt and (iv) promptly notify Agent of any bankruptcy, reorganization or insolvency of the landlord under the Ground Lease or of any notice thereof, and deliver to Agent a true copy of such notice within three (3) Business Days of Borrower’s or Mortgage Borrower’s receipt. Borrower shall not, and shall not permit Mortgage Borrower to, without the prior consent of Agent (not to be unreasonably withheld, conditioned or delayed), surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, either orally or in writing. Subject to the rights of Mortgage Agent, Borrower hereby assigns to Agent, as further security for the payment and performance of the obligations and for the performance and observance of the terms, covenants and conditions of the Pledge Agreement, this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of Mortgage Borrower, as tenant under the Ground Lease, to surrender the leasehold estate created by the Ground Lease or to terminate, cancel, modify, change, supplement, alter or amend the Ground Lease in any respect, and any such surrender of the leasehold estate created by the Ground Lease or termination, cancellation, modification, change, supplement, alteration or amendment of the Ground Lease in any respect without the prior consent of Agent (not to be unreasonably withheld, conditioned or delayed) shall be void and of no force and effect. Furthermore, Borrower shall not permit to Mortgage Borrower to elect not to restore the Property pursuant to the terms of the Ground Lease without Agent’s consent. If Mortgage Borrower shall default in the performance or observance of any material term, covenant or condition of the Ground Lease on the part of Mortgage Borrower, as tenant thereunder (including, without limitation, any obligations under the Ground Lease or the Agreement Concerning Interests with respect to the Ground Lease Put and the Ground Lease ROFR), and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, then, without limiting the generality of the other provisions of the Pledge Agreement, this Agreement and the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder, Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Borrower to be performed or observed on behalf of Mortgage Borrower, to the end that the rights of Mortgage Borrower in, to and under the Ground Lease shall be kept unimpaired and free from default. Notwithstanding the foregoing or anything herein or in the Ground Lease or the Agreement Concerning Interests to the contrary, Borrower shall cause Mortgage Borrower to perform as required by the Ground Lease with respect to the Ground Lease Put on or before the date that is ten (10) days prior to the date the Association (as defined in the Agreement Concerning Interests) may compel Mortgage Borrower to perform under the Ground Lease Put on the Association’s behalf under the Agreement Concerning Interests. If the landlord under the Ground Lease shall deliver to Agent a copy of any notice of default under the Ground Lease, such notice shall constitute full protection to Agent for any reasonable action taken or omitted to be taken by Agent, in good faith, in reliance thereon. Borrower shall, or shall cause Mortgage Borrower to, exercise each individual option, if any, to extend or renew the term of the Ground Lease upon demand by Agent made at any time within one (1) year prior to the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of Mortgage Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Borrower will not subordinate or consent and shall not permit Mortgage Borrower to subordinate or consent to the subordination of the Ground Lease to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of the Property, unless, in each such case, the written consent (not to be unreasonably withheld, conditioned or delayed) of Agent shall have been first had and obtained.

(b).          Notwithstanding anything contained in the Ground Lease to the contrary, Borrower shall not and shall not permit Mortgage Borrower to further sublet any portion of the Property (other than as permitted pursuant to Section 4.1.9 hereof) without prior written consent (not to be unreasonably withheld, conditioned or delayed) of Agent. Each such sublease hereafter made shall provide that (i) in the event of the termination of the Ground Lease, the sublease shall not terminate or be terminable by the lessee thereunder; (ii) in the event of any action for the foreclosure of the Mortgage, the sublease shall not terminate or be terminable by the lessee thereunder by reason of the termination of the Ground Lease unless such lessee is specifically named and joined in any such action and unless a judgment is obtained therein against such lessee; and (iii) in the event that the Ground Lease is terminated as aforesaid, the lessee under the sublease shall attorn to the ground lessor under the Ground Lease or to the purchaser at the sale of the Property on such foreclosure, as the case may be. In the event that any portion of the Property shall be sublet pursuant to the terms of this subsection, such sublease shall be deemed to be included in the Property.

(c).          Borrower hereby agrees that if the Ground Lease is for any reason whatsoever terminated prior to the natural expiration of its term, and if, pursuant to any provisions of the Ground Lease or otherwise, subject to the right of Mortgage Agent, Agent or its designee shall acquire from the ground lessor thereunder another lease of the Property, Borrower and Mortgage Borrower shall have no right, title or interest in or to such other lease or the leasehold estate created thereby.

(d).          Borrower may permit the Mortgage Borrower to acquire the Ground Lease Parcel Fee Interest in connection with the Ground Lease Put or the Ground Lease ROFR (the “Ground Lease Parcel Fee Interest Acquisition”) in accordance with the terms of the Ground Lease and the Agreement Concerning Interests; provided that, in connection therewith, each of the following conditions are satisfied: (i) Borrower or Mortgage Borrower shall provide Agent with prior written notice of the Ground Lease Parcel Fee Interest Acquisition, (ii) Borrower or Mortgage Borrower shall provide Agent documentation evidencing that the Ground Lease Parcel Fee Interest Acquisition (including, without limitation, the closing costs thereof and any transfer or similar taxes payable in connection therewith) has been paid in full, (iii) [intentionally omitted], (iv) Borrower shall cause Mortgage Borrower to and, if required by Agent, Guarantor shall, enter into such amendments or other modifications to the Loan Documents as may be reasonably required by Agent (which such amendments or modifications shall be limited to such amendments or modifications as may be reasonably required to add the Ground Lease Parcel Fee Interest to the definition of “Property” thereunder and otherwise collateralize the same unless a specific fact or circumstance related to the Ground Lease Parcel Fee Interest, Borrower, Mortgage Borrower, Guarantor, the seller of the Ground Lease Parcel Fee Interest and/or the Property shall exist and shall reasonably necessitate additional amendments or modifications to the Loan Documents as reasonably determined by Agent), (v) Borrower shall cause Mortgage Borrower to provide Agent a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances, (vi) Borrower or Mortgage Borrower shall provide Agent with copies of the documents and/or instruments entered into in connection with the Ground Lease Parcel Fee Interest Acquisition and deliver such legal opinions, in each case, as may be reasonably required by Agent (which such opinions shall be limited to the due authorization, execution, delivery and enforceability of any Loan Document amendments entered into in connection with this Section 4.1.20(h) unless a specific fact or circumstance related to the Ground Lease Parcel Fee Interest, Borrower, Mortgage Borrower, Guarantor, the seller of the Ground Lease Parcel Fee Interest and/or the Property shall exist that would have a Material Adverse Effect and shall reasonably necessitate additional opinions as reasonably determined by Agent), (vii) [intentionally omitted], (viii) Borrower and Mortgage Borrower shall pay all of its own costs and expenses (including, without limitation, the sums required to consummate the Ground Lease Parcel Fee Interest Acquisition) and shall pay all of Agent’s (and any Lender’s) reasonable, out-of-pocket costs and expenses incurred in connection therewith (including, without limitation, reasonable attorneys’ fees, mortgage or similar taxes and recording fees), and (ix) Borrower or Mortgage Borrower shall provide Agent an Officer’s Certificate certifying that, as of the consummation of the Ground Lease Parcel Fee Interest Acquisition, the terms and conditions of this Section 4.1.20(h) have been satisfied. Notwithstanding anything to the contrary contained herein or in any other Loan Document, after the consummation of the Ground Lease Parcel Fee Interest Acquisition in accordance with the terms and conditions hereof, (x) the defined term “Property” hereunder and under the other Loan Documents shall be deemed to include the Ground Lease Parcel Fee Interest and (y) Borrower shall have the right, with the prior consent of Agent, which consent shall not be unreasonably withheld, to terminate the Ground Lease.

4.1.21.  Special Distributions. On each date on which amounts are required to be disbursed to an account designated by Mortgage Agent pursuant to the terms of the Cash Management Agreement or are required to be paid to Agent and/or any Lender under any of the Loan Documents, and have not otherwise been paid (or required to have been paid under the Cash Management Agreement by the Mortgage Agent), and there is sufficient cash flow available to be disbursed from the Property after all required payments under the Mortgage Loan Documents, Borrower shall exercise its rights under the applicable organizational document to cause Mortgage Borrower to make to Borrower a distribution in an aggregate amount such that Agent shall receive the amount required to be paid to Agent and/or such Lender on such date, provided that, the lack of sufficiency of funds shall not impact Borrower’s obligations to repay the Loan in accordance with this Agreement.

4.1.22.  Notices. Borrower shall give notice, or cause notice to be given, to Agent promptly upon the occurrence of:

(a).          any Event of Default or Mortgage Loan Event of Default;

(b).         any event of default under any Contractual Obligation of Borrower, or to the knowledge of Borrower, Mortgage Borrower or Guarantor that could reasonably be expected to have a Material Adverse Effect on Borrower, the ability of Borrower to perform under the Loan Documents or the rights and remedies of Agent and/or Lenders under the Loan Documents;

(c).          any litigation or proceeding affecting Borrower, or, to the knowledge of Borrower, affecting any of Mortgage Borrower or Guarantor which is reasonably likely to have a Material Adverse Effect; and

(d).         a change in the business, operations, property or financial or other condition or prospects of Borrower, or, to the knowledge of Borrower, Mortgage Borrower or Guarantor which could reasonably be expected to have a Material Adverse Effect on Borrower, the ability of Borrower to perform under the Loan Documents or the rights and remedies of Lender under the Loan Documents.

4.1.23.  Mortgage Borrower Covenants. Borrower shall cause Mortgage Borrower to comply with all obligations with which Mortgage Borrower has covenanted to comply under the Mortgage Loan Agreement and all other Mortgage Loan Documents (including, without limitation, those certain affirmative and negative covenants set forth in Article IV of the Mortgage Loan Agreement) whether the related Mortgage Loan Document has been repaid or otherwise terminated, unless otherwise consented to in writing by Agent.

4.1.24.  Curing. Agent shall have the right, but shall not have the obligation, to exercise Borrower’s rights under the Mortgage Borrower Organizational Documents (a) to cure a Mortgage Loan Default or Mortgage Loan Event of Default and (b) to satisfy any Liens, claims or judgments against the Property (except for Liens permitted by the Mortgage Loan Documents), in the case of either (a) or (b), unless Borrower or Mortgage Borrower shall be diligently pursuing remedies to cure to Agent’s reasonable satisfaction. Borrower shall reimburse Agent on demand for any and all out-of-pocket costs incurred by Agent in connection with curing any such Mortgage Loan Default or Mortgage Loan Event of Default or satisfying any Liens, claims or judgments against the Property.

Section 4.2     Borrower Negative Covenants. Until the indefeasible repayment of the Debt in full, Borrower hereby covenants and agrees with Agent and Lenders that:

4.2.1.    Due on Sale and Encumbrance; Transfers of Interests. (a). Except as provided in Article VIII hereof, without the prior written consent of Agent, none of Mortgage Borrower, Borrower or any other Person having a direct or indirect ownership or beneficial interest in Borrower or Mortgage Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, hypothecate, assign or transfer any interest, direct or indirect, in a Restricted Party, the Property (or any part thereof) or the Collateral (or any part thereof), whether voluntarily or involuntarily (collectively, “Prohibited Transfer”).

(b).         A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower causes Mortgage Borrower to agree to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Mortgage Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests (provided, that, for the avoidance of doubt, pledges of Borrower or Mortgage Borrower distributions by indirect owners of Borrower or Mortgage Borrower shall not be prohibited hereby, provided such distributions are not made by Borrower or Mortgage Borrower during the continuance of a Cash Sweep Event Period) or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest (provided, that, for the avoidance of doubt, pledges of Borrower or Mortgage Borrower distributions by indirect owners of Borrower or Mortgage Borrower shall not be prohibited hereby, provided such distributions are not made by Borrower or Mortgage Borrower during the continuance of a Cash Sweep Event Period); (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of Manager (excluding an Affiliated Manager) other than in accordance with Section 7.3; and (viii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or Mortgage Borrower or by any other person or entity, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law) (an “Action For Partition”).

4.2.2.   Liens. Borrower shall not and shall not permit Mortgage Borrower to create, incur, assume or suffer to exist any Lien on any portion of the Property except for Permitted Encumbrances; provided, however, after prior written notice to Agent, Borrower, at its own expense, may, or may permit Mortgage Borrower to, contest by appropriate legal proceedings, promptly initiated and conducted in good faith and with due diligence, the amount or validity, in whole or in part, of any mechanic’s or materialman’s liens, provided that (a) no Event of Default has occurred and is continuing, (b) such proceeding shall suspend the collection of the mechanic’s or materialman’s liens from Mortgage Borrower and from the Property or Borrower shall have cause Mortgage Borrower to pay all of the mechanic’s or materialman’s liens under protest, (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower and/or Mortgage Borrower is subject and shall not constitute a default thereunder, (d) neither the Property nor any part thereof or interest therein will be in reasonable danger of being sold, forfeited, terminated, cancelled or lost, and (e) either (i) such lien shall be fully bonded, provided that Agent shall have approved such bond as to the form and issuer of same, in its reasonable discretion, or (ii) to the extent not deposited with Mortgage Agent, Borrower shall have caused Mortgage Borrower to deposit with Agent cash or other security as may be reasonably approved by Agent in an amount equal to one hundred ten percent (110%) of the amount of the Lien amount being contested in accordance with this Section 4.2.2 to insure the payment of the amounts relating to any such Lien, together with all interest and penalties thereon as determined by Agent in its reasonable discretion. Agent may pay over any such cash or other security held by Agent to the claimant entitled thereto at any time when, in the reasonable judgment of Agent, the entitlement of such claimant is established. Upon the payment in full of any Lien being contested in accordance with this Section 4.2.2, any excess additional security delivered by Borrower to Agent with respect thereto shall be released promptly to Borrower. Additionally, Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Collateral.

4.2.3.    Dissolution. Borrower shall not and shall not permit Mortgage Borrower to (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) in the case of Borrower, engage in any business activity not related to the ownership of an equity interest in Mortgage Borrower, (c) in the case of Mortgage Borrower, engage in any business activity not related to the ownership and operation of the Property, (d) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (e) cause, permit or suffer any SPE Party to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPE Party would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation, partnership or bylaws of such SPE Party, in each case without obtaining the prior consent of Agent.

4.2.4.    Change in Business. Borrower shall not enter into any line of business other than the ownership of Mortgage Borrower. Borrower shall not permit Mortgage Borrower to enter into any line of business other than the ownership and operation of the Property and personal property related thereto.

4.2.5.    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business. Borrower shall not permit Mortgage Borrower to cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance with the Mortgage Loan Documents) owed to Mortgage Borrower by any person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s business.

4.2.6.    Distributions. Borrower agrees that there shall be no distributions to any of its direct or indirect owners (legal or beneficial) until Borrower and Mortgage Borrower each satisfy all of their respective then current due and payable obligations hereunder and under the other Loan Documents and the Mortgage Loan Documents, including without limitation, Borrower’s and Mortgage Borrower’s obligation to pay Debt Service and Mortgage Loan Debt Service, deposits into Reserve Funds and Mortgage Reserve Funds, repair and maintenance costs, Tenant Improvement costs, Leasing Commissions, Capital Expenditures costs and Operating Expenses.

4.2.7.    Zoning. Borrower shall not, and shall not permit Mortgage Borrower to, initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Agent (not to be unreasonably withheld, conditioned or delayed).

4.2.8.    No Indebtedness. Borrower and Mortgage Borrower shall not have any Indebtedness other than that which is permitted pursuant to Section 3.1.24(d) of this Agreement.

4.2.9.    No Joint Assessment. Borrower shall not, and shall not permit Mortgage Borrower to, suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

4.2.10.  Principal Place of Business. Borrower shall not (a) change its principal place of business or name from the address and name set forth in the introductory paragraph hereof without, in each instance, (i) without first giving Agent thirty (30) days’ prior notice and (ii) taking all action reasonably required by Agent for the purpose of perfecting or protecting the Lien and security interest of Agent (for the ratable benefit of Lenders) created pursuant to this Agreement and the other Loan Documents or (b) except as may be permitted in connection with a Permitted Transfer, change or permit Mortgage Borrower to change its organizational structure, type of entity, or jurisdiction of organization or incorporation without (i) obtaining the prior written consent of Agent, not to be unreasonably withheld, conditioned or delayed, and (ii) taking all action reasonably required by Agent for the purpose of perfecting or protecting the Lien and security interest of Agent created pursuant to this Agreement and the other Loan Documents. At the request of Agent, Borrower shall execute a certificate in form reasonably satisfactory to Agent listing the trade names under which Borrower and/or Mortgage Borrower intends to operate the Property, and representing and warranting that neither Mortgage Borrower nor Borrower does business under any other trade name with respect to the Property.

4.2.11.  ERISA. (a). Assuming that no portion of the Loan is funded with “plan assets” within the meaning of Section 3(42) of ERISA and Section 4975 of the Code, Borrower shall not, and shall not permit Mortgage Borrower to, engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent or Lenders of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b).          Borrower shall, or shall cause Mortgage Borrower to, deliver to Agent such certifications or other evidence from time to time throughout the term of the Loan, as requested by Agent in its sole discretion, that (i) Borrower and Mortgage Borrower are not and does not maintain an Employee Benefit Plan which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower and Mortgage Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A)       Equity interests in Borrower and Mortgage Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B)       Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower and Mortgage Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2) as modified by Section 3(42) of ERISA;

(C)       Borrower and Mortgage Borrower each qualify as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e); or

(D)       The assets of Borrower and Mortgage Borrower are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

4.2.12.  Limitation on Securities Issuances. None of Borrower or any of its Subsidiaries shall issue any membership interests or other securities other than those that have been issued as of the date hereof.

4.2.13.  Limitations on Distributions. Following the occurrence and during the continuance of an Event of Default, (i) Borrower shall not make any distributions to its members except as expressly permitted hereunder, under the other Loan Documents and the Cash Management Agreement and (ii) other than to Borrower, Agent and/or Lenders, Mortgage Borrower shall not make any distributions to its members and/or partners.

4.2.14.  Other Limitations. Prior to the payment in full of the Debt, neither Borrower nor any of its Subsidiaries shall, without the prior written consent of Agent (which may be furnished or withheld at its reasonable discretion), give its consent or approval to any of the following actions or items:

(a).          except as permitted by Agent herein (i) any refinance of the Mortgage Loan, (ii) any voluntary prepayment in full of the Mortgage Loan, (iii) any transfer of the Property or any portion thereof, or (iv) any action in connection with or in furtherance of the foregoing (including, but not limited to, any defeasance of the Mortgage Loan);

(b).         creating, incurring, assuming or suffering to exist any additional Liens on any portion of the Property except for Permitted Encumbrances (other than Liens being contested in accordance with the terms of this Agreement);

(c).          except where Mortgage Borrower is expressly obligated to amend the Mortgage Loan Documents pursuant to the terms of the Mortgage Loan Agreement, any modification, amendment, consolidation, spread, restatement, waiver or termination of any of the Mortgage Loan Documents;

(d).          [intentionally omitted];

(e).          the distribution to the partners, members or shareholders of Mortgage Borrower of property other than cash;

(f).          except as set forth in an Approved Annual Budget or as permitted under the Mortgage Loan Documents, any (i) improvement, renovation or refurbishment of all or any part of the Property to a materially higher standard or level than that of comparable properties in the same market segment and in the same geographical area as the Property, (ii) removal, demolition or material alteration of the improvements or equipment on the Property or (iii) material increase in the square footage or gross leasable area of the improvements on the Property if a material portion of any of the expenses in connection therewith are paid or incurred by Mortgage Borrower;

(g).         any material change in the method of conduct of the business of Borrower or any of its Subsidiaries (including the entering into of an operating lease with respect to any hotel), such consent to be given in the reasonable discretion of Agent;

(h).         the settlement of any claim against Borrower or any of its Subsidiaries, other than a fully insured third party claim, in any amount greater than $250,000.00 (in the case of Borrower) or $500,000.00 (in the case of Mortgage Borrower), such consent to be given in the reasonable discretion of Agent; or

(i).          except as expressly permitted or required by the Mortgage Loan Documents, any determination to restore the Property after a casualty or condemnation.

4.2.15.  Contractual Obligations. Other than the Loan Documents and/or Contractual Obligations permitted thereunder, the Borrower Organizational Documents (and the initial membership interests in Borrower issued pursuant thereto), the General Partner Organizational Documents, if any, and the Mortgage Borrower Organizational Documents, neither Borrower nor any of its assets shall be subject to any Contractual Obligations, and Borrower shall not enter into any agreement, instrument or undertaking by which it or its assets are bound, except for such liabilities, not material in the aggregate, that are incidental to its activities as a limited partner or regular member, as applicable, of Mortgage Borrower, or member of General Partner.

Article 5.

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1     Insurance.

5.1.1.    Insurance Policies. (a). Borrower shall cause Mortgage Borrower to obtain and maintain, or cause to be obtained and maintained, insurance for Mortgage Borrower and the Property required under Article V of the Mortgage Loan Agreement, including, without limitation, meeting all insurer requirements thereunder. In addition, Borrower shall cause Agent to be named as an additional insured on the liability portion of the Policies and as loss payee for all property insurance, as applicable, under each of the Policies described in Article V of the Mortgage Loan Agreement, subject in all respects to the interests of Mortgage Agent and Mortgage Lender. Borrower shall provide Agent with evidence of all such insurance required hereunder on or before the date on which Mortgage Borrower is required to provide such evidence to the Mortgage Agent and/or the Mortgage Lenders. Borrower shall not permit Mortgage Borrower to amend or modify the provisions of Article V of the Mortgage Loan Agreement, as the same exist on the date hereof, without the prior written consent of Agent. In furtherance of the foregoing, it is agreed that if the requirement for Mortgage Borrower to provide or maintain any of the Policies or types of coverage set forth in Article V of the Mortgage Loan Agreement is waived under the Mortgage Loan, such waiver shall not be binding on Agent and Agent shall have the right to demand, and Borrower shall cause Mortgage Borrower to provide and maintain all of the Policies or types of coverage set forth in Article V of the Mortgage Loan Agreement, as the same exist on the date hereof, notwithstanding such waiver under the Mortgage Loan.

(b).          Borrower shall provide, or cause Mortgage Borrower to provide, simultaneously with delivery to Mortgage Lenders, certificates of insurance with respect to the Policies together with evidence satisfactory to Agent of payment of the Insurance Premiums, and any other notices or information required or permitted to be provided to Mortgage Agent and Mortgage Lenders pursuant to Article V of the Mortgage Loan Agreement.

(c).          If at any time Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Agent shall have the right, upon one (1) Business Days’ written notice to Borrower, to take such action as Agent reasonably deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Agent in its reasonable discretion deems appropriate and all premiums incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Agent upon demand and until paid shall be secured by the Pledge Agreement and shall bear interest at the Default Rate.

(d).          Subject to applicable law and the prior rights of Mortgage Agent and Mortgage Lenders under the Mortgage Loan, Borrower shall cause Agent and Lenders to (i) receive such protections and benefits afforded Mortgage Agent and Mortgage Lenders under the applicable terms and conditions of the Mortgage Loan Agreement relating to the Policies as may be designated by Agent and (ii) be entitled to such notice and consent rights afforded Mortgage Agent and Mortgage Lenders under the applicable terms and conditions of the Mortgage Loan Agreement relating to the Policies as may be designated by Agent.

(e).          Notwithstanding the foregoing, all rights of Agent under this Article V are subject and subordinate to the rights of Mortgage Agent and Mortgage Lenders under Article V of the Mortgage Loan Agreement. If the Mortgage Loan is satisfied or if any obligations of Mortgage Borrower to deliver any Policy pursuant to Article V of the Mortgage Loan Agreement is waived under the Mortgage Loan, Borrower agrees to amend this Agreement to include provisions substantially similar to Article V of the Mortgage Loan Agreement.

Section 5.2     Casualty and Condemnation.

5.2.1.    Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Agent and Borrower shall promptly cause Mortgage Borrower to promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty in accordance with the terms of the Mortgage Loan Documents (a “Restoration”) and otherwise in accordance with Section 5.3 of the Mortgage Loan Agreement, it being understood, however, that Mortgage Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal quality and of substantially the same character as prior to the Casualty. Borrower shall pay or cause to be paid all costs of such Restoration whether or not such costs are covered by insurance. Agent may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed the Restoration Threshold as reasonably determined by Agent, Borrower may, or cause Mortgage Borrower to, settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold as reasonably determined by Agent or if an Event of Default then exists, Borrower may, or cause Mortgage Borrower to, settle and adjust such claim only with the consent of Agent (which consent shall not be unreasonably withheld or delayed) and Agent shall have the opportunity to participate, at Borrower’s cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

5.2.2.    Condemnation. Borrower shall give Agent prompt notice of any actual or threatened (in writing) Condemnation by any Governmental Authority of all or any part of the Property and shall cause Mortgage Borrower to deliver to Agent a copy of any and all papers served in connection with such proceedings. Subject to the rights of Mortgage Agent, and Mortgage Lenders under the Mortgage Loan Agreement, provided no Event of Default has occurred and is continuing and in the event of a Condemnation where the value of the taking does not exceed the Restoration Threshold as reasonably determined by Agent, Borrower may, or cause Mortgage Borrower to, settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event a Condemnation where the value of the taking exceeds the Restoration Threshold, in Agent’s reasonable determination, or if an Event of Default then exists, subject to the rights of Mortgage Agent, and Mortgage Lenders under the Mortgage Loan Agreement, Borrower may, or cause Mortgage Borrower to, settle and compromise the Condemnation only with the consent of Agent (which consent shall not be unreasonably withheld or delayed) and Agent shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Agent all instruments reasonably requested by Agent to permit such participation. Borrower shall cause Mortgage Borrower to, at its expense, diligently prosecute any such proceedings, and shall consult with Agent, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Subject to the rights of Mortgage Agent, and Mortgage Lenders under the Mortgage Loan Agreement, Agent and Lenders shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3. Subject to the rights of Mortgage Agent and Mortgage Lenders under the Mortgage Loan Documents, if the Property is sold, through foreclosure or otherwise, prior to the receipt by Agent of the Award, Agent and Lenders, as applicable, shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

5.2.3.    Plans. Borrower shall, or shall cause Mortgage Borrower to, deliver to Agent all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 5.3.2 of the Mortgage Loan Agreement in connection with a restoration of the Property after a Casualty or Condemnation, and Agent and Lenders shall have the same rights (including, without limitation, all approval rights), but subject to the rights of Mortgage Agent and/or Mortgage Lender under the Mortgage Loan Documents, as Mortgage Agent and Mortgage Lenders have pursuant to Section 5.3.2 of the Mortgage Loan Agreement in connection with a restoration of the Property after a Casualty or Condemnation. For the avoidance of doubt, for so long as the Mortgage Loan remains outstanding, Agent and Lenders shall have consultation rights with respect to the matters covered in this Section 5.2.3 and the decisions of Mortgage Agent and/or Mortgage Lenders regarding the same shall control.

Article 6.

RESERVE FUNDS AND CASH MANAGEMENT

Section 6.1     Reserve Funds.

6.1.1.    Borrower shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Reserve Funds as required under the Mortgage Loan Documents and to perform and comply with all the terms and provisions relating thereto. If requested by Agent, Borrower will promptly provide evidence reasonably acceptable to Agent of compliance with the foregoing. Borrower grants to Agent, for the benefit of Lenders, a first-priority security interest in Borrower’s interest, if any, in each of the Mortgage Reserve Funds, if any, subject to the prior rights of Mortgage Agent and Mortgage Lenders, and any and all monies now or hereafter deposited in the Mortgage Reserve Funds as additional security for payment of the Debt to the extent Borrower has an interest in same. Subject to the qualifications regarding Agent’s interest in the Mortgage Reserve Funds, for the benefit of Lenders, if any, until expended or applied in accordance with the Mortgage Loan Documents or the Loan Documents, Borrower’s interest in the Mortgage Reserve Funds on behalf of Agent, for the benefit of Lenders, if any, and subject in all respects to the rights of Mortgage Agent and Mortgage Lenders under the Mortgage Loan Documents, shall constitute additional security for the Debt and upon the occurrence and during the continuance of an Event of Default, Agent may, subject to the terms and conditions of the Mortgage Loan Documents and in addition to any and all other remedies available to Agent and Lenders, apply any sums then present in any or all of the Mortgage Reserve Funds to the payment of the Debt in any order in its sole discretion.

6.1.2.    Notwithstanding anything to the contrary contained in this Agreement, if at any time and for any reason (including, without limitation, the satisfaction of the Mortgage Loan) the Mortgage Reserve Funds are no longer being maintained by Mortgage Borrower in accordance with the terms of the Mortgage Loan Documents and/or are reduced, waived or modified in any material respect (in each case, including, without limitation, due to any waiver, amendment or refinance) (such Mortgage Reserve Funds, the “Waived Reserve Funds”), Borrower shall promptly (i) notify Agent of the same and, at the written request of Agent, establish and maintain with Agent, for the benefit of any Lenders, reserves in replacement and substitution thereof (the “Substitute Reserves”), which Substitute Reserves shall be subject to all of the same terms and conditions applicable under the Mortgage Loan Documents with respect to the Mortgage Reserve Funds being replaced, (ii) execute any amendments to this Agreement and/or the other Loan Documents relating to the Substitute Reserves reasonably required by Agent and shall cause Mortgage Borrower to acknowledge and agree to the same, (iii) remit to the applicable Substitute Reserves (and shall cause Mortgage Borrower to remit to the applicable Substitute Reserves) any Mortgage Reserve Funds remaining in the Waived Reserve Funds and (iv) upon request by Agent, make a True Up Payment into the Substitute Reserves (provided, that, such True Up Payment shall in no event exceed the amount of Waived Reserve Funds required to have been on deposit with Mortgage Agent under the Mortgage Loan Documents as of the applicable date of determination less any amounts remitted into the Substitute Reserve Funds corresponding to such Waived Reserve Funds pursuant to the terms hereof).

6.1.3.    Any transfer of Mortgage Borrower’s funds from any source, including, without limitation, the Mortgage Reserve Funds, to or for the benefit of Agent and/or Lenders or the Borrower pursuant to the Mortgage Loan Agreement or any of the other Mortgage Loan Documents, is intended by the parties to constitute, and shall constitute, a distribution from the Mortgage Borrower to the Borrower and shall be treated as such on the books and records of each party. No provision of any Mortgage Loan Document is intended to nor shall create a debtor-creditor relationship between Mortgage Borrower and Agent and/or Lenders.

Section 6.2     Security Interest in Reserve Funds and Interest on Reserve Funds.

6.2.1.    Grant of Security Interest. Borrower shall be the owner of the Reserve Funds. Borrower hereby pledges, assigns and grants a security interest to Agent for the ratable benefit of Lenders, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Reserve Funds. The Reserve Funds shall be under the sole dominion and control of Agent.

6.2.2.    Interest on Reserve Funds. Interest accrued, if any, on the Reserve Funds shall become part of the applicable Reserve Fund and shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Reserve Fund.

6.2.3.    Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Reserve Funds.

6.2.4.    Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Agent, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC 1 Financing Statements, except those naming Agent as the secured party, to be filed with respect thereto.

6.2.5.    Reserve Fund Indemnification. Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all Losses arising from or in any way connected with the Reserve Funds, the sums deposited therein or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Agent, its agents or employees. Borrower shall assign to Agent all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Agent may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

6.2.6.    Reserve Fund Fees and Expenses. Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Agent or Servicer for all actual, out-of-pocket fees, charges, costs and expenses in connection with the Reserve Funds, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Agent, Servicer or Cash Management Bank in connection with maintaining the Reserve Funds and the reasonable fees and expenses of legal counsel to Agent and Servicer as needed to enforce, protect or preserve the rights and remedies of Agent, Lenders and/or Servicer under this Agreement.

Section 6.3     Cash Management.

6.3.1.    Borrower shall cause Mortgage Borrower to comply with the Mortgage Cash Management Provisions and not, without Agent’s prior consent, to amend, restate, replace and/or otherwise modify the same. If requested by Agent, Borrower will promptly provide evidence reasonably acceptable to Agent of compliance with the foregoing. Borrower grants to Agent, for the benefit of Lenders, a first-priority security interest in Borrower’s interest, if any, in each of the Deposit Account and the Cash Management Account, if any, subject to the prior rights of Mortgage Agent and Mortgage Lenders, and any and all monies now or hereafter deposited in the Deposit Account and/or the Cash Management Account as additional security for payment of the Debt to the extent Borrower has an interest in same, subject to the prior rights of Mortgage Agent. Subject to the qualifications regarding Mortgage Agent and Mortgage Lender’s interest in the Mortgage Cash Management Accounts, if any, and subject in all respects to the rights of Mortgage Agent and Mortgage Lenders under the Mortgage Loan Documents, until expended or applied in accordance with the Mortgage Loan Documents or the Loan Documents, Borrower’s interest in the Mortgage Cash Management Accounts, if any, shall constitute additional security for the Debt and upon the occurrence and during the continuance of an Event of Default, Agent may, in addition to any and all other remedies available to Agent, apply any sums then present in any or all of the Mortgage Cash Management Accounts to the payment of the Debt in any order in its sole discretion.

6.3.2.    Notwithstanding anything to the contrary contained in this Agreement, if at any time and for any reason the Mortgage Cash Management Accounts are no longer being maintained or cease to exist or are reduced, waived or modified in any material respect (in each case, including, without limitation, due to any waiver, defeasance, amendment or refinance) (such accounts, the “Waived Cash Management Accounts” and such provisions, the “Waived Cash Management Provisions”), to the extent permitted to do so pursuant to the Mortgage Loan Documents, Borrower shall promptly (i) notify Agent of the same and, at the written request of Agent, establish and maintain with Agent, for the benefit of Lenders, in replacement and substitution thereof substitute accounts (the “Substitute Cash Management Accounts”), which Substitute Cash Management Accounts shall be subject to all of the same terms and conditions applicable under the Mortgage Loan Documents, (ii) execute any amendments to this Agreement and/or the Loan Documents implementing the Waived Cash Management Provisions as may be reasonably required by Agent and shall cause Mortgage Borrower to acknowledge and agree to the same and (iii) to the extent applicable, remit to the applicable Substitute Cash Management Accounts (and shall cause Mortgage Borrower to remit to the applicable Substitute Cash Management Accounts) any funds remaining in the Waived Cash Management Accounts.

Article 7.

PROPERTY MANAGEMENT AND LEASING AGREEMENTS

Section 7.1     The Management Agreement. Borrower shall cause Mortgage Borrower to use commercially reasonable efforts to cause Manager to manage the Property in accordance with the Management Agreement. Borrower shall cause Mortgage Borrower to (a) diligently perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of Mortgage Borrower to be performed and observed, (b) promptly notify Agent of any notice to Borrower, Mortgage Borrower or Manager of any default by Mortgage Borrower in the performance or observance of any material terms, covenants or conditions of the Management Agreement on the part of Mortgage Borrower to be performed and observed, and (c) promptly deliver to Agent a copy of all material notices received by it (including, without limitation, any notices relating to the Ground Lease, the Reciprocal Easement and any Joint Manager (as defined in the Reciprocal Easement Agreement) and, upon request by Agent, any other financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement (but excluding any immaterial general correspondence and internal discussion drafts of any such plans, reports or estimates); and (iv) promptly cause Mortgage Borrower to enforce the performance and observance of all of the material covenants required to be performed and observed by Manager under the Management Agreement. If Mortgage Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Mortgage Borrower to be performed or observed, then, subject to any actions of the Mortgage Lenders or Mortgage Agent on behalf of Mortgage Lenders with respect to its rights under the Mortgage Loan Agreement, without limiting Agent’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

Section 7.2    Prohibition Against Termination or Modification of Management Agreement. Except as may be required pursuant to the Mortgage Loan Documents, Borrower shall not permit Mortgage Borrower to surrender, terminate, cancel, modify, renew or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, or waive or release any of its material rights and remedies under the Management Agreement, in each case without the express consent of Agent, which consent shall not be unreasonably withheld or delayed; provided, however, that, as long as no Event of Default has occurred and is continuing, Borrower shall have the right, without Agent’s prior written consent, to cause Mortgage Borrower to replace the Manager with a Qualified Manager provided that (a) Mortgage Borrower enters into a replacement Management Agreement with such Qualified Manager that is on an arms’-length basis and under which the fees payable thereunder shall not exceed three percent (3%) of Operating Income, (b) if such Qualified Manager is an Affiliate of Mortgage Borrower or Borrower, Borrower and Mortgage Borrower deliver a New Non-Consolidation Opinion in accordance with Rating Agency Criteria and reasonably acceptable to Agent, with respect to such Affiliated Manager, and (c) such Qualified Manager, Mortgage Borrower and Borrower shall execute a subordination of management agreement in substantially the same form as the Subordination of Management Agreement or otherwise reasonably acceptable to Agent.

Section 7.3     Replacement of Manager. Agent shall have the right to require Borrower to cause Mortgage Borrower to replace the Manager with a Person which is not an Affiliate of, but is chosen by, Borrower or Mortgage Borrower and approved by Agent (such approval not to be unreasonably withheld, conditioned or delayed) upon the occurrence of any one or more of the following events: (a) at any time following the occurrence and during the continuance of an Event of Default, (b) if Manager shall be insolvent or a debtor in a bankruptcy proceeding, (c) if Manager shall be in material default under the Management Agreement beyond any applicable notice and cure period or (d) if at any time the Manager has engaged in gross negligence, fraud or willful misconduct.

Article 8.

PERMITTED TRANSFERS

Section 8.1    Permitted Transfers of Equity Interests. (I) Notwithstanding the restrictions contained in Section 4.2.1 hereof, in Article 5 of the Pledge Agreement or in any other provision of the Loan Documents, the following transfers (but in no event pledges except as expressly permitted herein) shall be permitted transfers without the consent of Agent or any Lender or the payment of any transfer fee or other charges (but subject to Borrower’s or the applicable transferee’s payment of Lender’s reasonable, out-of-pocket costs and expenses actually incurred in connection with such transfer), and the same shall not trigger an Event of Default or acceleration of the Debt, provided that, all applicable conditions specified below are complied with by Borrower (each a “Permitted Transfer”):

(a).         transfers (but not pledges) in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in any Restricted Party (whether to current holders of such interests or to Persons who are not holders of such interests as of the date hereof);

(b).         subject to clause (II) below, the transfer (but not an encumbrance or pledge) of 100% of the indirect interests in Borrower or Mortgage Borrower to a public or private REIT (each, a “Permitted REIT Transferee”) provided that the shares of any public REIT are listed on the New York Stock Exchange or another nationally recognized stock exchange (a “Permitted REIT Transfer”);

(c).         any Permitted Pledge;

(d).         any transfer by operation of law resulting from merger, consolidation, or non-bankruptcy reorganization, of Black Creek Fund and/or Black Creek Operating Partnership;

(e).         the direct or indirect transfer, issuance, conversion and/or redemption of partnership interests in Black Creek Operating Partnership;

(f).          transfers by devise or descent or by operation of law upon the death of a natural person;

(g).         transfers (but not pledges other than any Permitted Pledge) of direct or indirect interests in Borrower for estate planning purposes to the spouse, any lineal descendant, sibling or parent of such transferor, (including any of the foregoing by adoption), or to a trust for the benefit of any one or more of such Persons; or

(h).         any transfer (including a pledge), sale, or issuance of shares of preferred or common stock in any Restricted Party that is a publicly traded entity, provided such shares of preferred or common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange (a “Publicly Traded Restricted Party”);

(i).          any transfer (including a pledge), sale, or issuance of shares of preferred or common stock in any Restricted Party that is a publicly registered non-listed real estate investment trust to third party investors through licensed U.S. broker-dealers in accordance with applicable law (a “Publicly Registered Restricted Party”);

(j).          transfers (including a pledge) of the stock, partnership interests or membership interests (as the case may be) in any Person that owns a direct or indirect interest in any Publicly Traded Restricted Party and/or Publicly Registered Restricted Party; provided that, clauses (h), (i) and (j) shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters));

provided, further, that, with respect to the transfers listed in clauses (a), (c), (d), (e), (f) and (g) above, (i) no Event of Default shall have occurred and be continuing (provided that, this clause (i) shall not apply to (x) the transfers referred to in clause (e) above by any Non-Dividend Limited Partner or any direct or indirect interests in any Non-Dividend Limited Partner (including, without limitation, any redemptions of interest in Black Creek Operating Partnership to any such Non-Dividend Limited Partner) or (y) the transfer, sale and/or pledge of any direct or indirect interest in any Restricted Party that is a publicly registered non-listed real estate investment trust by any Person that (1) owns less than a 10% indirect interest in Borrower, (2) is not an Affiliate of Borrower and (3) does not Control Borrower or any SPE Party), (ii) Agent shall receive not less than thirty (30) days’ prior written notice of such transfer (provided that, Borrower shall not be obligated to give Agent notice of any transfer of less than a 10% direct or indirect interest in Borrower (including, without limitation, any redemptions of interest in Black Creek Operating Partnership that are less than a 10% direct or indirect interest in Borrower) unless such interest is a Controlling interest and Borrower shall not be obligated to give prior notice of any transfer if such prior notice would violate applicable law (in which case, Borrower shall give notice within five (5) days of such transfer)), (iii) no such transfer shall result in a change of Control in Guarantor, (iv) after giving effect to such transfers, Black Creek Fund shall (x) own at least a 51% direct or indirect equity ownership interest in each of Borrower and any SPE Party; (y) Control Borrower and any SPE Party; and (z) control the day-to-day operation of the Property, (v) in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Party, such transfers shall be conditioned upon continued compliance with the provisions of Section 3.1.24 hereof, (vi) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question, (A) remake the representations contained herein relating to ERISA matters and the Patriot Act, OFAC and matters concerning Embargoed Persons (and, upon Agent’s request, Borrower shall deliver to Agent (x) an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer, and (y) lien, bankruptcy, Patriot Act and litigation searches acceptable to Agent for any entity or individual owning, directly or indirectly, ten percent (10%) or more of the interests in Borrower as a result of such transfer), (B) certify to Agent that each Person owning directly or indirectly ten percent (10%) of the interests in the Borrower as a result of such transfer is an Acceptable Person, and (C) comply with the covenants contained herein relating to ERISA matters and Prescribed Laws, it being agreed that if such transfer will trigger Agent’s right to request searches or certifications, Borrower shall deliver prior notice of such transfer to Agent and such transfer shall not be deemed permitted hereunder until such search results and certifications are received and approved by Agent, (vii) prior to any transfer which, after giving effect to such transfer, results in more than forty-nine (49%) of the direct or indirect interests in Borrower being transferred to a Person not owning at least forty-nine (49%) of the direct or indirect interests in Borrower prior to such transfer, Borrower shall deliver to Agent a New Non-Consolidation Opinion with respect to the proposed transfer, which New Non-Consolidation Opinion shall be reasonably acceptable to Agent and, if required by Agent, the Rating Agencies, and (viii) such transfer shall not trigger any right of first refusal, option to purchase or default under the Reciprocal Easement Agreement or the Ground Lease that has not expired or been waived in writing prior to the consummation of such transfer, any default under the Ground Lease or Management Agreement which has not been waived in writing by the ground lessor or Manager, as applicable, prior to the consummation of such transfer. Borrower shall pay all reasonable third-party out-of-pocket costs and expenses of Agent incurred in connection with Agent’s review of any transfer or proposed transfer, including, without limitation, reasonable attorneys’ fees and expenses.

(II)       Notwithstanding the foregoing or anything herein to the contrary, a Permitted REIT Transfer shall only be permitted, provided that the conditions set forth in Sections 8.1(I)(i) through (viii) above have been satisfied and, provided further, that the following conditions are met: (A) such Permitted REIT Transferee shall be externally advised during the term of the Loan by Black Creek Fund, (B) on the date of the Permitted REIT Transfer, Permitted REIT Guarantor (I) shall have a minimum Net Worth (as defined in the Guaranty) of not less than $100,000,000.00 (excluding the Property) and (II) shall have a Liquidity (as defined in the Guaranty) of not less than $15,000,000.00 (excluding the Property), (D) the Permitted REIT Transferee or its operating partnership (the “Permitted REIT Guarantor”) shall provide Lender with a recourse guaranty and environmental indemnity in form and substance substantially the same as the Guaranty and the Environmental Indemnity Agreement, and (E) such Permitted REIT Guarantor shall (x) own at least a 51% direct or indirect equity ownership interest in each of Borrower and any SPE Party; (y) Control Borrower and any SPE Party; and (z) control the day-to-day operation of the Property. Notwithstanding the foregoing or anything contained herein or in any of the other Loan Documents to the contrary, following a Permitted REIT Transfer, Black Creek Fund shall not be released from the Guaranty or the Environmental Indemnity Agreement until such time as Permitted REIT Guarantor (I) shall have a minimum Net Worth of not less than $100,000,000.00(excluding the Property) and (II) shall have a Liquidity of not less than $15,000,000.00 excluding the Property).

Article 9.

SALE OF LOAN OR COMPONENTS

Section 9.1     Sale of Loan or Components.

(a).         Subject to the terms and provisions of Section 11.27, each Lender shall have the right (i) to sell or otherwise transfer its Note or any portion thereof or (ii) to sell participation interests in its Note (each, a “Secondary Market Transaction”).

(b).         If requested by any Lender, Borrower shall use commercially reasonable efforts to cooperate with such Lender in satisfying the market standards to which such Lender customarily adheres or which may be reasonably required in the marketplace in connection with any Secondary Market Transactions, including, without limitation, to:

(i).	(A) provide, or cause Mortgage Borrower to provide updated financial and other information with respect to the Property, the business operated at the Property, the Collateral, Borrower, Mortgage Borrower, Guarantor, Sponsor, and the Manager, (B) provide updated budgets relating to the Property and (C) provide updated appraisals ordered by Agent, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Lender;

(ii).	provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, matters of Delaware and federal bankruptcy law relating to single-member limited liability companies, or any other opinion that is reasonably requested by Agent and customary in similar Secondary Market Transactions with respect to the Property, the Collateral, Mortgage Borrower and Borrower and Affiliates, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender;

(iii).	provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents;

(iv).	execute such amendments to the Loan Documents and Borrower, Mortgage Borrower or any SPE Party’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect the Securitization; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (a) change the weighted average of the Applicable Interest Rate among such components or notes (except in connection with (i) a prepayment pursuant to the terms and provisions of Section 2.4.2 or (ii) an Event of Default), (b) change the aggregate principal balance of the Loan, the stated maturity or the amortization of principal as set forth herein or in the Note, (c) modify or amend the exculpation provisions contained in Section 11.22 hereof, (d) increase, except to a de minimis extent, Borrower’s obligations under the Loan Documents, or (e) decrease, except to a de minimis extent, Borrower’s rights under the Loan Documents;

(v).	at any time prior to a Secondary Market Transaction, execute such amendments to the Loan Documents as requested by Lender, in its discretion, to extend the Maturity Date to a Monthly Payment Date no more than three (3) months beyond the initial Maturity Date set forth herein (the “Extended Maturity Date”). In connection with such amendment, the defined term “Maturity Date” shall then be replaced with the term “Extended Maturity Date,” together with such corresponding changes to other defined terms herein as reasonably requested by Agent; and

(vi).	without limiting Section 2.1.5, execute such amendments to the Loan Documents and Mortgage Borrower’s or Borrower’s organizational documents as may be reasonably requested by Lender in connection with a bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure (any of the foregoing, a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (a) change the weighted average of the Applicable Interest Rate among such components or notes except in connection with (i) a prepayment pursuant to the terms and provisions of Section 2.4.2 or (ii) an Event of Default), (b) change the aggregate principal balance of the Loan, the stated maturity or the amortization of principal as set forth herein or in the Note, (c) modify or amend the exculpation provisions contained in Section 11.22 hereof, (d) increase, except to a de minimis extent, Borrower’s obligations under the Loan Documents, or (e) decrease, except to a de minimis extent, Borrower’s rights under the Loan Documents.

Section 9.2     Cooperation Costs and Expenses. Borrower shall comply with its obligations under this Article IX at no expense to Borrower, but at Lender’s expense (including, without limitation, Borrower’s reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses).

Section 9.3     Servicing Expenses. At the option of Agent, the Loan may be serviced by a servicer (the “Servicer”) selected by Agent and Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Agent and Servicer. Borrower shall not be responsible for any set-up fees or any other costs relating to or arising under the Servicing Agreement, including the monthly servicing fee due to the Servicer under the Servicing Agreement; provided however, Borrower shall be required to pay any special servicing fees and other fees as more particularly set forth in Section 11.13 hereof incurred as a result of an Event of Default by Borrower or after written notice from Borrower or its Affiliate that an Event of Default is imminently likely to occur.

Section 9.4     Mezzanine Option. Without limiting Agent’s or Lenders’ rights to implement a Loan Bifurcation, Agent and Lenders shall have the right at any time to divide the loan into one or more mezzanine loan(s), provided, that (i) the total loan amounts for such mezzanine loan(s) shall equal the then outstanding principal amount of the Loan immediately prior to Agent’s or Lenders’ exercise of its rights pursuant to this Section 9.4, and (ii) the weighted average interest rate of such mezzanine loan(s) immediately after Agent’s or Lenders’ exercise of its rights pursuant to the terms and provisions of this Section 9.4 shall equal the Applicable Interest Rate, and (iii) so long as an Event of Default shall not be continuing, all prepayments shall be made pro rata to the Loan(s). Borrower shall cooperate with Agent and Lender in Agent’s or Lenders’ exercise of the its rights under this Section 9.4 in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower, Mortgage Borrower or any SPE Party’s Organizational Documents as may be reasonably requested by Agent; provided, however, that, except as otherwise described in this Section 9.4, in no event shall the creation of an additional mezzanine loan(s) (y) increase, except to a de minimis extent, Borrower’s obligations or (z) decrease, except to a de minimis extent, Borrower’s rights, under the Loan Documents; provided, however, Borrower acknowledges and agrees that each mezzanine loan shall have its own consent and approval rights independent of the Loan and neither of these features of a mezzanine loan shall constitute an increase in Borrower’s obligations or a decrease in Borrower’s rights under the Loan Documents; (ii) creating one or more single purpose, bankruptcy remote entities satisfying the requirements of Section 3.1.24 hereof and meeting Rating Agency Criteria (a “Mezzanine Borrower”), which such mezzanine borrowers shall (A) own, directly or indirectly, one hundred percent (100%) of the equity ownership interests in Borrower (the “Mezzanine Equity Collateral”), and (B) together with such constituent equity owners of such Mezzanine Borrower as may be designated by Agent or Lender, execute such agreements, instruments and other documents as may be required by Agent or Lender in connection with the mezzanine loan(s) (including, without limitation, a promissory note evidencing each mezzanine loan (a “Mezzanine Loan”) and a pledge and security agreement pledging the Mezzanine Equity Collateral to Agent for the ratable benefit of Lenders as security for a Mezzanine Loan); and (iii) delivering such opinions, title endorsements, UCC insurance policies, mezzanine endorsements to owner’s policies and other materials as may be required by Agent, Lender and Rating Agency Criteria. Notwithstanding anything to the contrary contained herein or in any other Loan Document, and subject to the rights of the Mortgage Lenders under the Mortgage Loan Documents, Borrower hereby acknowledges and agrees that (1) Agent’s and/or Lenders’ may, at their discretion, (x) deem the Loan junior and subordinate to the Mezzanine Loan and (y) without limitation of the foregoing, cause the Mezzanine Equity Collateral to be of a more direct interest in Borrower and any SPE Party than the Pledged Company Interest, (2) Agent, in its capacity as Agent for the benefit of Lenders under the Mezzanine Loan shall be a party to the intercreditor agreement relating to the Mezzanine Loan, and (3) Borrower shall cooperate (and shall (x) cause Mortgage Borrower to cooperate and (y) use commercially reasonable efforts to cause Mortgage Agent to cooperate) in connection with the foregoing (which such cooperation shall include, to the extent required, executing such amendments to the Loan Documents, Mortgage Loan Documents and the organizational documents of such direct or indirect owners of Borrower, in each case, as may be reasonably required by Agent or required by the Rating Agencies in connection therewith).

Article 10.

DEFAULTS

Section 10.1    Event of Default.

(a).           Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i).	if (A) the payment due on the Maturity Date is not paid when due, (B) any monthly installment of principal and/or interest due under the Note or any amount required to be deposited into the Reserve Funds is not paid when due, or (C) any other portion of the Debt is not paid when due and such failure to pay continues for five (5) Business Days following written notice thereof from Agent;

(ii).	if any of the Taxes or Other Charges are not paid when due (unless, with respect to Taxes, sufficient Tax Funds are on deposit with Agent or Mortgage Agent, as applicable, and Agent’s or Mortgage Agent’s, as applicable, access to such funds has not been restricted or constrained in any manner by applicable Legal Requirements, injunction or other court order (not due to the actions of Agent or Mortgage Agent, as applicable), or as a result of any action, inaction or omission by any Borrower Party;

(iii).	if the Policies are not kept in full force and effect;

(iv).	if Borrower breaches or permits or suffers a breach of Sections 4.2.1 or 4.2.2 hereof, or Section 5(b) of the Pledge Agreement;

(v).	if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Agent shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi).	if Borrower, Mortgage Borrower, any SPE Party or Guarantor shall make an assignment for the benefit of creditors;

(vii).	if a receiver, liquidator or trustee shall be appointed for Borrower, Mortgage Borrower, any SPE Party or Guarantor or if Borrower, Mortgage Borrower, any SPE Party or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Mortgage Borrower, any SPE Party or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Mortgage Borrower, any SPE Party or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Mortgage Borrower, any SPE Party or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii).	[intentionally omitted]

(ix).	if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x).	if any of the factual assumptions contained in the Non-Consolidation Opinion (other than those relating to Agent or Lender), or in any New Non-Consolidation Opinion delivered to Agent in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, were not true and correct in any material respect as of the date of such Non-Consolidation Opinion or New Non-Consolidation Opinion, as applicable; provided, that no Event of Default shall be deemed to have occurred (A) if such untruth was inadvertent or immaterial, (B) if such untruth is curable, Borrower shall promptly commence to cures same within ten (10) Business Days of notice from Agent and (C) if reasonably requested by Agent, within fifteen (15) Business Days of request by Agent, Borrower delivers to Agent a New Non-Consolidation Opinion to the effect that such breach shall not in any material respect impair, negate or amend the opinions rendered in the Non-Consolidation Opinion or the New Non-Consolidation Opinion most recently delivered to Agent, which opinion shall be acceptable to Agent in its reasonable discretion;

(xi).	Borrower, Mortgage Borrower or any SPE Party (if any) breaches any representation, warranty or covenant contained in Section 3.1.24 hereof; provided, that such breach shall not constitute an Event of Default if (A) such breach was inadvertent or immaterial, (B) if such breach is curable, Borrower shall (or, if applicable, cause Mortgage Borrower to) promptly commence to cure such breach within ten (10) days of notice from Agent, (C) such breach is cured within thirty (30) days, as the same may be extended for such time as is reasonably necessary for Borrower (or, if applicable, Mortgage Borrower) in the exercise of due diligence to cure such default, and (D) if requested by Agent, within fifteen (15) Business Days of request by Agent, Borrower delivers to Agent a New Non-Consolidation Opinion to the effect that such breach shall not in any material respect impair, negate or amend the opinions rendered in the Non-Consolidation Opinion or the New Non-Consolidation Opinion most recently delivered to Agent, which opinion shall be acceptable to Agent in its reasonable discretion;

(xii).	if Borrower, Mortgage Borrower or Guarantor fails to comply with the covenants as to the Patriot Act and OFAC as set forth in Sections 3.1.40, 3.1.41 and 4.1.1;

(xiii).	if Borrower breaches any of the negative covenants contained in Section 4.2.11;

(xiv).	if Guarantor breaches in any material respect any covenant, warranty or representation contained in the Guaranty;

(xv).	if Borrower shall fail to obtain and/or maintain the Interest Rate Protection Agreement or replacement Interest Rate Protection Agreement, as applicable, as required pursuant to Section 4.1.18 hereof;

(xvi).	if (A) Mortgage Borrower shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by the Ground Lease as and when such rent or other charge is payable (unless waived by the ground lessor), (B) there shall occur any default, beyond all applicable notice and cure periods, by Mortgage Borrower, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Mortgage Borrower, to be observed or performed (unless waived by the ground lessor), (C) if any one or more of the events referred to in the Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by the ground lessor under the Ground Lease or which would entitle the ground lessor to terminate the Ground Lease and the term thereof by giving notice to Mortgage Borrower, as tenant thereunder (unless waived by the ground lessor) without any further time to cure, (D) if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever or (E) if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Agent;

(xvii).	if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in clauses (i) to (xvi) above, for ten (10) days after notice to Borrower from Agent, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Agent in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xviii).	if Borrower shall fail to cause Mortgage Borrower to perform as required by the Ground Lease with respect to the Ground Lease Put on or before the date that is ten (10) days prior to the date the Association (as defined in the Agreement Concerning Interests) may compel Mortgage Borrower to perform under the Ground Lease Put on the Association’s behalf under the Agreement Concerning Interests;

(xix).	if there shall be default or breach under any of the other Loan Documents beyond any applicable notice and/or cure periods contained in such Loan Documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Agent to accelerate the maturity of all or any portion of the Debt; and

(xx).	a Mortgage Loan Event of Default shall occur.

(b).          Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above with respect to the Borrower and/or SPE Party only) and at any time thereafter Agent may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Agent deems advisable to protect and enforce its rights against Borrower and in and to the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Agent may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above with respect to Borrower and/or SPE Party only, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2     Remedies.

(a).           Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Agent against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Agent, for the benefit of Lenders, at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. Any such actions taken by Agent and/or Lenders shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Agent and/or Lenders, as applicable, may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Agent and Lenders permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) neither Agent nor Lenders are subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Agent and Lenders shall remain in full force and effect until Agent has exhausted all of its remedies (including any remedies of a Secured Party under the Uniform Commercial Code, as adopted by the State or States where any of the Collateral is located) against the Collateral and the Pledge Agreement have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b).           Agent shall have the right from time to time to partially foreclose upon the Collateral in any manner and for any amounts secured by the Pledge Agreement then due and payable as reasonably determined by Agent in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Agent may foreclose upon the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loan, Agent may foreclose upon the Collateral to recover so much of the principal balance of the Loan as Agent may accelerate and such other sums secured by the Collateral as Agent may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement and the other Loan Documents to secure payment of sums secured by the Loan Documents and not previously recovered.

(c).           Agent shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Agent from time to time, promptly after the request of Agent, a severance agreement and such other documents as Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Agent. Borrower hereby absolutely and irrevocably appoints Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Agent shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Agent of Agent’s intent to exercise its rights under such power. Except during the continuance of an Event of Default or as may be required pursuant to Article IX or Section 2.1.5 hereof, Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d).           Any amounts recovered from the Collateral after an Event of Default may be applied by Agent toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Agent in its sole discretion shall determine.

Section 10.3    Right to Cure Defaults. Agent may, but without any obligation to do so and without notice to or demand on Borrower (except as otherwise expressly provided in the Loan Documents and/or required by applicable Legal Requirements) and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Agent may deem necessary. Agent is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Agent upon demand. All such costs and expenses incurred by Agent in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Agent. All such costs and expenses incurred by Agent together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Agent under the Loan Documents and shall be immediately due and payable upon demand by Agent therefor.

Section 10.4    Remedies Cumulative. The rights, powers and remedies of Agent on behalf of Lenders under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Agent may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Agent’s rights, powers and remedies on behalf of Lender may be pursued singly, concurrently or otherwise, at such time and in such order as Agent may determine in Agent’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 10.5     Power of Attorney. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted in this Article X upon and after the occurrence of an Event of Default hereunder, Borrower hereby irrevocably constitutes and appoints Agent its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do an perform any acts such as are referred to in this Article X in the name and on behalf of Borrower. This power of attorney is a power coupled with an interest and cannot be revoked.

Article 11.

MISCELLANEOUS

Section 11.1     Successors and Assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, Lenders and Agent, as applicable, shall inure to the benefit of the respective legal representatives, successors and assigns of Agent, Lenders and Borrower, as applicable.

Section 11.2     Lender’s Discretion. Whenever pursuant to this Agreement Agent and/or a Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Agent and/or any Lender, the decision of Agent and/or any Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Agent and/or such Lender and shall be final and conclusive absent manifest error. Whenever pursuant to this Agreement Agent’s right to approve or disapprove is to be reasonably exercised, or any arrangement or term is to be reasonably satisfactory to Agent, Agent’s approval shall not be unreasonably withheld, condition or delayed.

Section 11.3     Governing Law.

THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK BY BORROWER AND AGENT, THE LOAN WAS MADE BY LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, AGENT, EACH LENDER AND BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY AGENT, EACH LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND AGENT, EACH LENDER AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND AGENT, EACH LENDER AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM

111 EIGHTH AVENUE

NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4     Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by Agent, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5     Delay Not a Waiver. Neither any failure nor any delay on the part of Agent and/or Lenders in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, neither Agent nor Lenders shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Agent and/or Lenders shall have the right to waive or reduce any time periods that Agent and/or Lenders is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is so mailed, (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Agent:                         Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway, 25th Floor
New York, New York 10036
Attention: Daniel C. Ho
crelamfinreport@morganstanley.com

with a copy to:                    Alston & Bird, LLP
90 Park Avenue
New York, NY 10016
Attention: Ellen M. Goodwin, Esq.

If to Lenders:                      At their respective Applicable Lending Office set forth opposite their signatures hereto.

If to Borrower:                   DPF 655 Montgomery LP
c/o Black Creek Diversified Property Fund Inc.
518 17th Street, 17th Floor
Denver, CO 80202
Attention: Lainie Minnick

with a copy to:                   DPF 655 Montgomery LP
c/o Black Creek Diversified Property Fund Inc.

518 17th Street, 17th Floor
Denver, CO 80202
Attention: General Counsel

and to:                                 Hogan Lovells US LLP
1999 Avenue of the Stars, Suite 1400
Los Angeles, CA 90067
Attention: Al Stemp, Esq.

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 11.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Agent may also be given by Servicer and Agent hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Agent.

Section 11.7     Trial by Jury. BORROWER, AGENT AND EACH LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AGENT AND EACH LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8     Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10  Preferences. Agent and each Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Agent and/or any Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Agent or such Lender.

Section 11.11   Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Agent or Lenders except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Agent and/or Lenders to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Agent and/or any Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Agent and/or such Lender to Borrower.

Section 11.12  Remedies of Borrower. In the event that a claim or adjudication is made that Agent or any Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Agent or such Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Agent nor such Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Agent or a Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13   Expenses; General Indemnity; Transfer Tax Indemnity; ERISA Indemnity.

(a).           Borrower shall pay or, if Borrower fails to pay, reimburse Agent within ten (10) Business Days following receipt of notice (which shall include invoices or such other reasonable documentation evidencing the amounts for which reimbursement is sought) from Agent, for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Agent in connection with (i) the ongoing performance of and compliance with agreements and covenants of Borrower and Guarantor contained in this Agreement and the other Loan Documents, including, without limitation, confirming compliance with environmental and insurance requirements (but excluding monthly servicing fees due to the Servicer under the Servicing Agreement); (ii) Agent’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (but excluding monthly servicing fees due to the Servicer under the Servicing Agreement); (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Agent all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Agent and/or Lenders pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Collateral, or any other security given for the Loan; (vi) enforcing any obligations of or collecting any payments due from Borrower and Guarantor under this Agreement, the other Loan Documents or with respect to the Collateral; (vii) the cost of any appraisal ordered by Agent as contemplated by this Agreement; (viii) following the transfer of the Loan to “special servicing” after an Event of Default or written notice from Borrower or its Affiliate that an Event of Default is imminently likely to occur, any “special servicing” fees; and (ix) any cost or expense relating to a restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings (including, without limitation, loan servicing or special servicing fees, loan advances, and “work-out” and/or liquidation fees); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Agent. Any costs due and payable to Agent may be paid to Agent pursuant to the Cash Management Agreement.

(b).          Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender Indemnitees (defined below) from and against any and all Losses (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto), actually imposed upon, incurred by, or asserted against any Lender Indemnitees and directly or indirectly arising out of or in any way relating to any one or more of the following: (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan; (iii) ownership of the Loan, the Pledge Agreement, the Collateral or any interest therein or receipt thereof; (iv) any amendment to, or restructuring of, the Debt, the Note, this Agreement, the Pledge Agreement, or any other Loan Documents; (v) any and all lawful action that may be taken by Agent or Lender in connection with the enforcement of the provisions of this Agreement, the Pledge Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower, Mortgage Borrower, any guarantor or any indemnitor and/or any partner, joint venturer or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding; (vi) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (viii) any failure on the part of Borrower to perform or be in compliance with any of the terms of the Pledge Agreement or the other Loan Documents; (ix) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (x) the failure of any person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with the Mortgage, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the Loan; (xi) any failure of the Property to be in compliance with any Legal Requirements; (xii) the enforcement by any Lender Indemnitee of the provisions of this Section 11.13; (xiii) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (xiv) the payment of any commission, charge or brokerage fee to anyone claiming through Borrower which may be payable in connection with the funding of the Loan; or (xv) any misrepresentation made by Borrower in this Agreement, the Pledge Agreement or any other Loan Document; provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Losses arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Losses incurred by the Lender Indemnitees. Any amounts payable to Lender by reason of the application of this Section 11.13 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid.

For purposes of this Section 11.13, the term “Lender Indemnitees” shall mean Agent, Lenders and any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Pledge Agreement is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Loan, as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Agent’s or Lender’s assets and business).

(c).           Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each Lender Indemnitee from and against any and all Losses imposed upon or incurred by or asserted against any Lender Indemnitee and directly or indirectly arising out of or in any way relating to (i) any tax on the making and/or recording (if applicable) of the Pledge Agreement, the Note or any of the other Loan Documents, or (ii) any transfer taxes incurred in connection with the exercise of remedies hereunder or under the Pledge Agreement by Agent or its designee and any subsequent transfer of the Property by Agent or its designee.

(d).           Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each Lender Indemnitee from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Agent’s sole discretion) that Agent or any Lender may incur, directly or indirectly, as a result of a default under Sections 3.1.8 and/or 4.2.11 of this Agreement and assuming that no portion of the Loan is funded with “plan assets” within the meaning of Section 3(42) of ERISA and Section 4975 of the Code.

(e).           Upon written request by any Lender Indemnitee, Borrower shall defend such Lender Indemnitee (if requested by any Lender Indemnitee, in the name of the Lender Indemnitee) by attorneys and other professionals reasonably approved by the Lender Indemnitee. Notwithstanding the foregoing, if the defendants in any such claim or proceeding include both Borrower and any Lender Indemnitee and Borrower and such Lender Indemnitee shall have reasonably concluded that there are any legal defenses available to it and/or other Lender Indemnitees that are different from or additional to those available to Borrower, such Lender Indemnitee shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Lender Indemnitee, provided that no compromise or settlement shall be entered without Borrower’s consent, which consent shall not be unreasonably withheld. Upon demand, Borrower shall pay or, in the sole and absolute discretion of the Lender Indemnitee, reimburse, the Lender Indemnitees for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

(f).            The indemnification obligations of Borrower under this Section 11.13 shall survive the repayment of the Debt for two (2) years.

Section 11.14   Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15   Offsets, Counterclaims and Defenses. Any assignee of Agent’s or any Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16    No Joint Venture or Partnership; No Third Party Beneficiaries.

(a).           Borrower, Agent and Lenders intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Agent or Lenders nor to grant Agent or Lender any interest in the Collateral other than that of pledgee, beneficiary or lender.

(b).          This Agreement and the other Loan Documents are solely for the benefit of Borrower, Agent and Lenders and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Borrower, Agent and Lenders any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lenders to make the Loan hereunder are imposed solely and exclusively for the benefit of Agent and Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Agent on behalf of Lenders if, in Agent’s sole discretion, Agent deems it advisable or desirable to do so.

Section 11.17    Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan, the Loan Documents or the financing evidenced by the Loan Documents, to Agent, Lender, Morgan Stanley Bank, N.A. or any of their Affiliates shall be subject to the prior approval of Agent, not to be unreasonably withheld, provided that, any news releases, publicity or advertising required by applicable law or in any judicial or administrative proceeding, shall not require the prior written approval of Agent. All news releases, publicity or advertising by Morgan Stanley Bank, N.A., any Lender, Agent or any of their respective Affiliates or agents through any media intended to reach the general public which refers to the Loan Documents or the financing evidencing by the Loan Documents, to Borrower or Guarantor or any of their Affiliates and/or to the Property shall be subject to the prior written approval of Borrower, provided that, any news releases, publicity or advertising required by applicable law or in any judicial or administrative proceeding, shall not require the prior written approval of Borrower.

Section 11.18   Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners and others with interests in Borrower, and of the Collateral, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lenders to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever.

Section 11.19    Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Agent or Lenders or their agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Agent or Lenders to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20   Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Agent or any Lender or any parent, subsidiary or Affiliate of Agent or such Lender. Agent shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Agent or such Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Agent’s exercise of any such rights or remedies. Borrower acknowledges that Agent and each Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21    Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender Indemnitees harmless from and against any and all claims, liabilities, costs and expenses of any kind (including any Lender Indemnitee’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22   Exculpation. (I) Subject to the qualifications below, neither Agent nor Lenders shall enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or affiliate of Borrower (but specifically excluding Guarantor) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Agent and Lenders to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral, or any other collateral given to Agent and/or Lenders pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Agent, and Lenders and Agent, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties, in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Agent or Lenders to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (c) affect the validity or enforceability of any indemnity, guaranty, or similar instrument made in connection with the Loan or any of the rights and remedies of Agent or Lenders thereunder; (d) impair the right of Agent or Lenders to obtain the appointment of a receiver; (e) [intentionally omitted]; (f) impair the right of Agent or Lenders to enforce the provisions of the Guaranty or the Environmental Indemnity; (g) constitute a prohibition against Agent or Lenders to seek a deficiency judgment against Borrower in order to fully realize on any security given by Borrower in connection with the Loan or to commence any other appropriate action or proceeding in order for Agent or Lenders to exercise its remedies against such security; or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual Losses incurred by Agent and Lenders (including out-of-pocket attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (“Loss Liability”):

(i).	fraud or intentional misrepresentation by Mortgage Borrower, Borrower, Guarantor or any Borrower Party in connection with the Loan;

(ii).	the gross negligence or willful misconduct of Mortgage Borrower, Borrower, Guarantor or any Borrower Party in connection with the Loan;

(iii).	the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in any other Loan Document concerning environmental laws, hazardous substances and asbestos and any indemnification of Agent and Lenders with respect thereto in any such document;

(iv).	material physical waste to the Property caused by intentional acts or intentional omissions of Mortgage Borrower, Borrower, Guarantor or any Borrower Party, other than waste (or alleged waste) to the Property resulting from the insufficiency of cash flow from the Property to prevent such waste and such insufficiency is not a result of misappropriation of Rents by Mortgage Borrower, Borrower, Guarantor or any Borrower Party or the removal of any material portion of the Property other than in the ordinary course of business or the Collateral after an Event of Default;

(v).	subject to Mortgage Borrower’s and Borrower’s right to contest the same as expressly set forth herein, (A) failure to pay Taxes, (B) charges for labor or materials, or other charges that can create Liens, including, without limitation, mechanics’ or materialmens’ liens, on any portion of the Property (provided that the foregoing shall not apply to any charges or liens caused by work done by any Tenant at the Property provided that Borrower is causing Mortgage Borrower to use all commercially reasonable efforts under the applicable Lease to cause such Tenant to pay such amounts expeditiously) and/or (C) the failure to pay Insurance Premiums in accordance with the terms hereof; provided that clauses (A) and (C) shall not apply at any time that (x) there is not sufficient cash flow to pay the same and such insufficiency is not due to misappropriation of the same, or (y) there are sufficient amounts on reserve hereunder or under the Mortgage Loan Documents to pay such amounts and Agent or Mortgage Agent, as applicable, shall not have made such amounts available to pay the same;

(vi).	the misapplication, misappropriation or conversion by Borrower, or any Borrower Parties in contravention of the Loan Documents of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property or Net Liquidation Proceeds After Debt Service, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents paid during the continuance of an Event of Default, (D) any Rents collected more than one (1) month in advance of the date the same were due, (E) Rents not applied in accordance with the requirements of the Loan Documents, (F) any amounts disbursed from Reserve Funds, or (G) any proceeds of any Future Advance;

(vii).	any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Agent upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits, advance deposits or other deposits were applied in accordance with the terms and conditions of any of the Leases;

(viii).	the breach of any representation, warranty or covenant of Borrower with respect to itself, Mortgage Borrower or any SPE Party set forth in Section 3.1.24 or Section 3.1.42 hereof (unless such breach is de minimis and promptly cured);

(ix).	(A) any litigation or other legal proceeding related to the Loan filed by Mortgage Borrower, Borrower, Guarantor or any Borrower Party or any Affiliate of Guarantor that is determined by final, non-appealable judgment of a court of competent jurisdiction to have been undertaken in bad faith for the sole purpose of delaying, opposing, impeding, obstructing, hindering, enjoining or otherwise interfering with or frustrating the efforts of Agent and/or Lenders to exercise any rights and remedies available to Agent and/or Lenders or (B) if, after the occurrence of an Event of Default, Agent shall send a notification of Proposal to Accept Collateral pursuant to Section 9-620 or 9-621 of the UCC (or any successor or parallel provision), and Borrower shall object to such acceptance of collateral, unless such objection was to assert a defense of payment or the absence of an Event of Default (provided, that, such obligation shall only be deemed a recourse event hereunder to the extent that the aforesaid “Proposal to Accept Collateral” would, if consummated, be made in full satisfaction of the Debt);

(x).	Borrower’s failure to cause Mortgage Borrower to pay rent, additional rent or any other amounts due and payable under the Ground Lease to the extent that the revenue from the Property is sufficient to pay such amounts in the order and priority required by the Loan Documents;

(xi).	Borrower’s failure to maintain an Interest Rate Protection Agreement in a notional amount equal to the principal amount of the Loan then advanced and outstanding;

(xii).	Borrower failing to obtain Agent’s prior written consent to any transfer as required by the Loan Documents except a transfer meeting the criteria set forth in clause II(v) below;

(xiii).	if any of the terms, covenants or conditions of the Reciprocal Easement Agreement shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Agent;

(xiv).	Borrower failing to cause Mortgage Borrower to pay any amounts payable pursuant to the Ground Lease and/or the Agreement Concerning Interests in connection with the Ground Lease Put or Ground Lease ROFR;

(xv).	the Ground Lease or the Reciprocal Easement Agreement is terminated for any reason, including, without limitation, as a result of a rejection of the Ground Lease (by any Person) in a bankruptcy proceeding (relating to any Person);

(xvi).	there is an Action For Partition brought by any Person;

(xvii).	any distribution or other payments made in connection with any part of the Collateral in contravention of the terms hereof (including, without limitation, with respect to any Net Liquidation Proceeds After Debt Service);

(xviii).	any amendment or modification of any of the Organizational Documents of Borrower or any subsidiary of Borrower whereby Borrower or any subsidiary of Borrower “opts out” of Article 8 of the UCC;

(xix).	any liabilities and obligations of Borrower or any subsidiary of Borrower:

(1)       accrued or accruing on or prior to any acquisition of title to the Collateral pursuant to a UCC foreclosure sale, a UCC strict foreclosure, an assignment in lieu of foreclosure or other enforcement action under the Loan Documents (collectively, an “Equity Collateral Enforcement Action”; and the date on which an Equity Collateral Enforcement Action is consummated, an “Equity Collateral Transfer Date”) with respect to (A) indemnification obligations accrued or accruing against Borrower, any subsidiary of Borrower or any Affiliate of any of the foregoing (individually and collectively, a “Borrower Control Party”) under any organizational documents of any Borrower Control Party or any other agreement and/or (B) any agreement between any Borrower Control Party, on the one hand, and any Person not Affiliated with any Borrower Control Party, on the other hand (a “Third Party Agreement”), whether or not entered into with Lender’s consent;

(2)       accrued or accruing prior to, on or after the Equity Collateral Transfer Date to pay legal fees to legal counsel engaged by any Borrower Control Party prior to the Equity Collateral Transfer Date; or

(3)       accrued or accruing prior to, on or after the Equity Collateral Transfer Date (A) under any agreement with an Affiliate entered into prior to the Equity Collateral Transfer Date (unless such agreement has been assumed in writing by the Person acquiring the Collateral on or after the Equity Collateral Transfer Date) or (B) under any Third Party Agreement that has been entered into prior to the Equity Collateral Transfer Date without the prior written approval of Agent to the extent such prior written approval was required under the Loan Documents (unless such Third Party Agreement has been assumed in writing by the Person acquiring the Collateral on or after the Equity Collateral Transfer Date).

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) neither Agent nor Lender shall not be deemed to have waived any right which Agent and/or Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Agent and Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that (“Full Recourse Liability”): (1) (x) Borrower or Mortgage Borrower fails to obtain Agents’ prior consent, to the extent such consent is expressly required hereunder or under any other Loan Document, to any voluntary transfer or conveyance of the Property or Collateral, as applicable, or (y) a transfer of more than 49% of direct or indirect equity interests in Borrower or Mortgage Borrower or that results in a change of Control in contravention of the terms hereof or the Guaranty or the Pledge Agreement; (2) Borrower, or any Affiliate thereof files, or joins in the filing of, a petition against Borrower or Mortgage Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited (or otherwise colludes with) petitioning creditors for any involuntary petition against Borrower, Mortgage Borrower or any SPE Party from any Person; (3) Borrower, Mortgage Borrower or any SPE Party or any Affiliate thereof files an answer consenting to, or otherwise acquiesces in writing or joins or otherwise colludes in any involuntary petition filed against Borrower, Mortgage Borrower or any SPE Party, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (4) excluding any proceeding commenced by or on behalf of Agent, Borrower, Mortgage Borrower or any SPE Party consents to or acquiesces in writing or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Mortgage Borrower or any SPE Party or any portion of the Property (other than at the request of Agent and/or any Lender); (5) excluding any proceeding commenced by or on behalf of Agent, Borrower, Mortgage Borrower or any SPE Party makes an assignment for the benefit of creditors, or admits, in writing in any legal proceeding, its insolvency or its inability to pay its debts as they become due (unless failure to make such admission would be a violation of applicable law); (6) there is a breach of any representation, warranty or covenant of Borrower with respect to itself or any SPE Party set forth in Section 3.1.24 or Section 3.1.42 hereof that results in a substantive consolidation of Borrower or Mortgage Borrower with any other Person; (7) Borrower or Mortgage Borrower fails to obtain Agent’s prior written consent to any additional indebtedness or voluntary Lien encumbering the Property or the Collateral and not otherwise expressly permitted by the Loan Documents; (8) the Reciprocal Easement Agreement is terminated for any reason due to the action or inaction of any Borrower Party or any Affiliate of any Borrower Party, including, without limitation, as a result of a rejection of the Ground Lease in a bankruptcy proceeding (relating to any Person); (9) there is any Action For Partition brought by any Borrower Party or any Affiliate of any Borrower Party; (10)(x) the Reciprocal Easement Agreement is terminated for any reason and/or there is an Action For Partition brought by any Person and (y) Borrower does not, within six (6) months of the date of the termination of the Reciprocal Easement Agreement or the commencement of the Action For Partition, cause Mortgage Borrower to (i) enter into a new reciprocal easement agreement or other similar easement agreement governing the ownership, operation and maintenance of the Property and the Residential Project (as defined in the Reciprocal Easement Agreement) (or any successor to the Residential Project) with respect to the land and the building as an architectural whole reasonably acceptable to Lender or (ii) otherwise restructure and/or establish management of the ownership, operation and maintenance of the Property and Residential Project (or any successor thereto) with respect to the land and the building as an architectural whole in a manner reasonably acceptable to Lender.

(II) Notwithstanding the foregoing but subject to the immediately following paragraph below, there shall be no Loss Liability under clauses (iv), (v), (viii), (xi), or (xii) above, or Full Recourse Liability under clause (6) above, in any such case where the circumstance, event or condition that could otherwise give rise thereto is attributable to one or more of the following: (i) insufficient revenue from the Property, unless the insufficiency of revenue is due to the misappropriation or conversion of revenue by any Borrower Party in contravention of the Loan Documents; (ii) Borrower’s or Mortgage Borrower’s lack of access to revenue from the Property as a result of Agent’s or Mortgage Agent’s exercise of their respective remedies with respect to Property cash flow or otherwise; (iii) the payment of Mortgage Borrower’s or Borrower’s debts and obligations as they become due and payable from sources other than revenues from the Property, provided that, the insufficiency of revenue from the Property to pay such obligations is not due to the misappropriation or conversion of revenue by any Borrower Party in contravention of the Loan Documents and provided, further, that any such payment from sources other than revenues from the Property is not the basis of the substantive consolidation of the assets and liabilities of Mortgage Borrower or Borrower with the assets and liabilities of any other Person; (iv) failure to pay the Loan or other permitted obligations or debts of the Borrower as a result of clauses (i) or (ii) above; (v) a transfer with respect to which Borrower or any other Person has failed to provide notice to Agent or the opportunity to review any documentation in connection with such transfer, or copies of the documentation relating to such transfer, for which such transfer would otherwise constitute a permitted transfer hereunder if Borrower had provided such requisite notice and/or provided such documentation to Agent (but this provision shall not negate the existence of any Event of Default arising therefrom). Notwithstanding the foregoing or anything herein to the contrary, Guarantor shall have Full Recourse Liability under clause (6) above if the bankruptcy proceedings in respect of which there is a substantive consolidation is a voluntary or collusive involuntary bankruptcy filing of any Borrower Party.

Section 11.23   Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24    [Intentionally Omitted].

Section 11.25   Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower”, the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 11.26   Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Pledge Agreement or any of the other Loan Documents, each Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Pledge Agreement and any other Loan Document (including, without limitation, the advances owing to it) in favor of (i) any Federal Reserve Bank, any Federal Home Loan Bank or the central reserve bank or similar authority of any other country to secure any obligation of such Lender to such bank or similar authority (a “Central Bank Pledge”) or (ii) the trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgage bonds issued by a German mortgage bank, or any other Person permitted to issue covered mortgage bonds, under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, on any substitute or successor legislation (a “Pfandbrief Pledge”). In the event that the interest of a Lender that is assigned in connection with a Central Bank Pledge is foreclosed upon and transferred to the pledge thereof, such Lender shall have no further liability hereunder with respect to the interest that was the subject of such transfer and the assignee shall be Lender with respect to such interest. Lender shall not be required to notify Borrower of any Central Bank Pledge or Pfandbrief Pledge. Borrower agrees to execute, within fifteen (15) Business Days after request therefor is made by Agent, any reasonable documents or any amendments, amendments and restatements, and/or modifications to any Loan Documents and/or additional documents (including, without limitation, amended, amended and restated, modified and/or additional promissory notes) and/or estoppel certificates reasonably requested by Agent in order to make the Loan Documents eligible under German Pfandbrief legislation; provided, however, that Borrower shall not be required to enter into any such documents and amendments which would increase Borrower’s affirmative obligations or decrease Borrower’s rights under the Loan Documents or adversely affect the economic or other material terms of the Loan other than to a de minimis extent.

Section 11.27  Assignments and Participations. (a). Without limiting Lender’s rights pursuant to Section 9.1, no Lender shall assign, transfer, sell, pledge or hypothecate all or any portion of its rights or obligations in and to the Loan to any other Person: (i) without the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be required if the Assignee is an Eligible Assignee; (ii) such transaction shall be an assignment of a constant and not a varying Ratable Share of such Lender’s interest in the Loan; (iii) [intentionally omitted]; (iv) [intentionally omitted]; (v) in no event shall the transferee be the Borrower, Guarantor, any mezzanine lender or any Affiliate of the foregoing; and (vi) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the Agent’s register, Agent’s form of Assignment and Acceptance Agreement (each, an “Assignment and Acceptance”), together with a processing and registration fee of $2,500, which fee shall cover Agent’s cost in connection with the assignments under this Agreement. In addition, the assigning Lender (other than the initial Lender named herein) shall pay Agent’s counsel’s fees and expenses in connection with such assignment.

(b).          Each of the Lenders may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement without the consent of any Person; provided, however, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations, (iii) such Lender shall remain the holder of its Note for all purposes of this Agreement, (iv) Agent and the other Lenders shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Agreement and the other Loan Documents and (v) in no event may any Lender sell a participation in the Loan to Borrower, Guarantor or an Affiliate of Borrower or Guarantor.

(c).          Agent and Lenders may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27, disclose to the assignee or Participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Agent or Lenders by or on behalf of Borrower or any of its Affiliates.

(d).          Subject to acceptance and recording thereof pursuant to clause (e) of this Section 11.27, upon such assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment, have the rights and obligations of a Lender under this Agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.27 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (b) of this Section 11.27.

(e).          Upon Agent’s request, any assignment or participation pursuant to this Section 11.27, at the request of Agent or any Lender, Borrower shall (i) appoint, as its agent, a registrar and transfer agent (the “Agent’s Register”) reasonably acceptable to Agent which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the Code, and (ii) otherwise cooperate with Agent in order to cause the Note to be in registered form pursuant to Section 163(f) of the Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligation of the Agent’s Register shall be subject to the reasonable approval of Agent. Borrower may revoke the appointment of any particular person as Agent’s Register, effective upon the effectiveness of the appointment of a replacement Agent Register, reasonably acceptable to Agent. The Agent’s Register shall not be entitled to any fee from Borrower, Lender or Agent or any other lender in respect of transfers of the Note and other Loan Documents.

(f).          Borrower authorizes Agent and each Lender to disclose to any Assignee or Participant of such Lender any prospective assignee or participant of a Lender’s interest in the Loan, any Affiliate of such Lender, any derivative counterparty or any Rating Agency any and all financial or other information in such Lender’s possession concerning Borrower and its Affiliates which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or which has been delivered to Agent or such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower and its Affiliates prior to becoming a party to this Agreement.

(g).          Borrower agrees that (i) Borrower shall execute and deliver to Lender any reasonable amendment and/or other document that may be reasonably necessary to effectuate such an assignment but in no event shall Borrower be required to sign any documents which would either (y) increase, except to a de minimis extent, its obligations or (z) decrease, except to a de minimis extent, its rights, under the Loan Documents and (ii) after the effective date under such Assignment and Acceptance, upon the request by Agent, Borrower shall execute and deliver to such Lender one or more substitute notes of Borrower evidencing such Lender’s Ratable Share of the Loan, with appropriate insertions as to payee and principal amount; each such substitute note shall be dated as of the date hereof.

(h).         Borrower shall comply with its obligations under this Section 11.27 at no expense to Borrower, but at Lender’s expense (including, without limitation, Borrower’s reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses).

Section 11.28    [Intentionally Omitted].

Section 11.29    Set-Off. In addition to any rights and remedies of Agent and Lender provided by this Agreement and by law, the Agent and Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Agent or Lender or any Affiliate thereof to or for the credit or the account of Borrower. Agent agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.30   Acknowledgment and Consent to Bail-In of EEA Financial ..Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a).          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b).          the effects of any Bail-in Action on any such liability, including, if applicable:

(i).	a reduction in full or in part or cancellation of any such liability;

(ii).	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii).	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Article 12.

AGENT

Section 12.1      Appointment and Authorization of Agent; Removal and Resignation of Agent.

(a).          Each of Borrower and Lender hereby acknowledges and agrees that Agent has been appointed the administrative agent for the Loan, and each Lender hereby irrevocably authorizes and directs Agent to act as agent for and in the best interest of the Lenders and to take such actions as the Lenders are obligated or entitled to take under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. This Agreement is not intended to be, and shall not be construed to be, the formation of a partnership or joint venture between Agent and any Lender. In performing its functions and duties under the Loan Documents, Agent shall act solely as agent of the Lenders and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for Borrower.

(b).          Subject to the other provisions of this Section 12.1, unless and to the extent prohibited from doing so by any applicable law, MSMCH (or one of its Affiliates, including, without limitation, MSBNA) shall at all times remain Agent hereunder. Lenders and Borrower hereby agree that MSMCH may assign its role as Agent hereunder to MSBNA or any Affiliate of MSMCH or MSBNA upon notice to Lenders and Borrower but without the requirement for obtaining any prior written consent of any Lenders or Borrower. The provisions of this subsection (b) shall not apply from and after the occurrence of an Event of Default.

(c).          Notwithstanding anything contained in Section 12.1(b) to the contrary, if MSMCH and its Affiliates are no longer regularly engaged in the business of originating, or acting as administrative agent for, commercial real estate mortgage loans, Agent may resign from the performance of all of its functions and duties hereunder at any time, by giving at least sixty (60) days’ prior written notice to the Lenders and Borrower.

(d).         Notwithstanding anything contained in Section 12.1(b) to the contrary, if Agent (i) is grossly negligent or commits intentional misconduct with respect to the performance of its duties under this Agreement, the other Loan Documents or the Co-Lender Agreement, (ii) or its Affiliates is a Defaulting Lender, (iii) is the subject of a Bankruptcy Event, or (iv) and its Affiliates, as applicable, no longer hold any ownership interest in the Loan following a transfer in accordance with this Agreement, Borrower acknowledges that the Applicable Lenders may remove Agent from its role as administrative agent for Lenders, without affecting Agent’s rights or obligations as a Lender, and appoint a successor Agent in accordance with the Co-Lender Agreement.

Section 12.2     Reliance on Agent. Each Lender acknowledges and agrees for the benefit of Agent that Agent shall be, and Borrower shall be entitled to deal with Agent as, the exclusive representative of the Lenders on all matters relating to the Loan, the Loan Agreement and each of the other Loan Documents, and, subject to the terms hereof and the terms of the Co-Lender Agreement, each Lender shall be bound by the acts of Agent with respect to the Loan.

Section 12.3      Intentionally Omitted.

Section 12.4      Agent as a Lender. The agency created pursuant hereto and the Loan Agreement shall in no way impair or affect any of the rights and powers of, or impose any additional duties or obligations upon, any Lender that becomes Agent in accordance with the provisions of this Agreement in its individual capacity as a Lender. With respect to its interest in the Loan, except as specifically provided in this Agreement, Agent shall have the same rights and powers hereunder as a Lender and may exercise the same as though it were not performing the duties and functions delegated to it, as Agent, hereunder. The term “Lenders” or “Lender” or any similar term shall, unless the context clearly otherwise indicates, include any Lender that becomes Agent in accordance with the provisions of this Agreement in its individual capacity as a Lender and not as Agent. Agent, Lenders and each of their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates (in each case not related to the Loan) as if it were not performing its duties as Agent or Lender (as applicable) specified herein, and may accept fees and other consideration from Borrower or its Affiliates for services in connection therewith and otherwise without having to account for the same to Agent or the other Lenders, as applicable.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company

By:	/s/ Cynthia Eckes
Name: Cynthia Eckes
Title: Authorized Signatory

Applicable Lending Office:

1585 Broadway, 25th Floor
New York, NY 10036

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

AGENT:

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company

By:	/s/ Cynthia Eckes
Name: Cynthia Eckes
Title: Authorized Signatory

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

BORROWER:

DPF 655 MONTGOMERY MEZZ LLC, a Delaware limited liability company

By:	DPF 655 Montgomery Holdings Limited Partnership, a Delaware limited partnership, its sole member

	By:	DPF TRS Holdings I LLC, a Delaware limited liability company, its general partner

		By:	BCD TRS Corp., a Delaware corporation, its sole member

			By:	Black Creek Diversified Property Operating Partnership LP, a Delaware limited partnership, its sole shareholder

				By:	Black Creek Diversified Property Fund Inc., a Maryland corporation, its general partner

					By:	/s/Lainie P. Minnick
Name: Lainie P. Minnick
Title: Managing Director